UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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First Midwest Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2021 ANNUAL MEETING PROXY STATEMENT | FIRST MIDWEST BANCORP, INC.

Certain Terms

Certain terms that we use in the accompanying Proxy Statement have particular meanings, as set forth below.

Term	Meaning
401(k) Plan	First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, as amended
Annual Meeting	2021 Annual Meeting of Stockholders of First Midwest Bancorp, Inc.
Board of Directors or Board	Board of Directors of First Midwest Bancorp, Inc.
By-Laws	Amended and Restated By-Laws of First Midwest Bancorp, Inc.
Certificate of Incorporation	Restated Certificate of Incorporation of First Midwest Bancorp, Inc., as amended
common stock	Common Stock, $0.01 par value per share, of First Midwest Bancorp, Inc.
Company, First Midwest, we, us or our	First Midwest Bancorp, Inc.
CRATCE	Core Return on Average Tangible Common Equity, which excludes certain items, such as securities gains and losses, acquisition and integration expenses and balance sheet and retail optimization costs
Deferred Compensation Plan	First Midwest Bancorp, Inc. Nonqualified Retirement Plan, as amended
Exchange Act	Securities Exchange Act of 1934, as amended
FASB ASC 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718
First Midwest Bank or Bank	First Midwest Bank, which is a wholly-owned subsidiary of First Midwest Bancorp, Inc.
Form 10-K	First Midwest Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020
Gain Deferral Plan	First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan, as amended
Internal Revenue Code	Internal Revenue Code of 1986, as amended
^KRX Index	KBW Nasdaq Regional Banking Index (First Midwest Bancorp, Inc. is included in this index)
M&A	Mergers and acquisitions
Named executive officers or NEOs	Executive officers named in the Summary Compensation Table contained in this Proxy Statement
Non-Employee Directors Stock Plan	First Midwest Bancorp, Inc. Amended and Restated Non-Employee Directors Stock Plan, as amended
Notice	The Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement
Paycheck Protection Program or PPP	The U.S. Small Business Administration’s Paycheck Protection Program
Pension Plan	First Midwest Bancorp, Inc. Consolidated Pension Plan, as amended
preferred stock	Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and Series C, of First Midwest Bancorp, Inc.
Proxy Card	The form of proxy card or voting instruction form that accompanies this proxy statement
Proxy Statement	This proxy statement
Record Date	March 26, 2021
SEC	United States Securities and Exchange Commission
Stock and Incentive Plan	First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan
TSR	Total Stockholder Return

Welcome to the First Midwest Bancorp, Inc.
Annual Meeting of Stockholders

April 13, 2021

Dear Fellow Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of First Midwest Bancorp, Inc., which will be held on Wednesday, May 19, 2021 at 9:00 a.m., Central time, in a virtual meeting format only. As part of our continued precautions regarding the COVID-19 pandemic and in light of the priority we place on the health, safety and well-being of our stockholders and colleagues, the Annual Meeting will be held solely by means of remote communication. Stockholders will be able to listen, vote and submit questions from any remote location with Internet connectivity. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m. Central time, and you should allow ample time for the check-in procedures. For additional information on how to attend the Annual Meeting, please see Other Matters – Voting Your Shares.

The matters to be acted on at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of our 2020 Annual Report. Please review these materials carefully before voting.

We are pleased to offer multiple options for voting your shares. As detailed in the Proxy Summary section of the attached Proxy Statement, you may vote your shares via the Internet, by telephone or by mail. Voting in any of these ways will not prevent you from attending the virtual Annual Meeting. You may also vote during the virtual Annual Meeting.

Your vote is very important to us. Whether or not you plan to attend the virtual Annual Meeting, your shares should be represented and voted.

On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in First Midwest. I hope you will be able to attend the virtual Annual Meeting.

Sincerely,

Michael L. Scudder
Chairman and Chief Executive Officer

First Midwest Bancorp, Inc.

Notice of Annual Meeting of Stockholders

Wednesday, May 19, 2021 9:00 a.m., Central time	First Midwest Bancorp, Inc. 8750 West Bryn Mawr Avenue Suite 1300 Chicago, Illinois 60631

Virtual Meeting: The Annual Meeting will be held in a virtual meeting format only.

As part of our continued precautions regarding the COVID-19 pandemic and in light of the priority we place on the health, safety and well-being of our stockholders and colleagues, the Annual Meeting will be held solely by means of remote communication. In order to attend the Annual Meeting via remote communication, you must access the virtual meeting at www.virtualshareholdermeeting.com/FMBI2021. You also will need a control number, which is the 16-digit number on your Proxy Card. Once admitted to the Annual Meeting, you will be able to vote your shares in accordance with the instructions provided on the meeting website.

Items of Business:

◆ To elect as directors the eleven nominees identified in the attached Proxy Statement, each to serve for a one-year term.
◆ To approve the Amendment and Restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan.
◆ To approve an advisory (non-binding) resolution regarding the compensation paid in 2020 to the Company’s named executive officers.
◆ To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
◆ To transact such other business as may properly come before the Annual Meeting.

Record Date: March 26, 2021

You are entitled to vote at the Annual Meeting only if you owned shares of First Midwest Bancorp, Inc. common stock at the close of business on the Record Date for the Annual Meeting.

Proxy Voting:

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares via the Internet, by telephone or by mail. Voting in any of these ways will not prevent you from attending or voting your shares during the Annual Meeting. Instructions on how to vote your shares can be found below and in the Proxy Summary section of the attached Proxy Statement.

Internet	Telephone	Mail	Virtually

Visit the website noted on your Proxy Card to vote online.	Use the toll-free telephone number noted on your Proxy Card to vote by telephone.	Sign, date and return your Proxy Card in the postage pre-paid envelope provided to vote by mail.	Cast your vote during the Annual Meeting.

By Order of the Board of Directors,

Nicholas J. Chulos
Executive Vice President, General Counsel		April 13, 2021
and Corporate Secretary

TABLE OF CONTENTS, CONT.

PROXY STATEMENT

PROXY SUMMARY

We are furnishing this Proxy Statement in connection with a solicitation of proxies by the Board of Directors of First Midwest Bancorp, Inc., a Delaware corporation, for use at our 2021 Annual Meeting of Stockholders. The approximate date on which this Proxy Statement, the accompanying Proxy Card and our 2020 Annual Report are first being sent or otherwise made available to stockholders is April 13, 2021. The following is a summary of the items to be voted upon at the Annual Meeting.

Date, Time and Place of the Annual Meeting

Date and Time May 19, 2021 9:00 a.m., Central time	Virtual Meeting The Annual Meeting will be held in a virtual format only. Stockholders may attend by accessing www.virtualshareholdermeeting.com/FMBI2021.	Record Date March 26, 2021

Matters to be Considered at the Annual Meeting

Items of Business	Voting Recommendation of Our Board of Directors

Election of Directors	FOR

Approval of the Amendment and Restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan	FOR

Approval of an Advisory (Non-Binding) Resolution Regarding the Compensation Paid in 2020 to the Company’s Named Executive Officers	FOR

Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm	FOR

2021 Proxy Statement	1

Proxy Summary

Election of Directors

The first item of business at the Annual Meeting will be the election of eleven directors of the Company. The nominees are set forth in the table below. Each nominee is currently a director of the Company. Our Board recommends that you vote FOR the election of each of the nominees below. See Item 1  Election of Directors.

2021 Director Nominees for Election

Barbara A. Boigegrain	Kathryn J. Hayley	Ellen A. Rudnick	Michael J. Small
CEO and General Secretary of Wespath Benefits and Investments	CEO of Rosewood Advisory Services, LLC Former Executive Vice President of UnitedHealthcare	Lead Independent Director Senior Advisor and Adjunct Professor of Entrepreneurship at University of Chicago Booth School of Business	Founder and CEO of K4 Mobility LLC Former President and CEO of Gogo, Inc.

Thomas L. Brown	Peter J. Henseler	Mark G. Sander	Stephen C. Van Arsdell
Former Senior Vice President and CFO of RLI Corp	President of TOMY International	President and COO of the Company	Former Senior Partner, Chairman and CEO of Deloitte & Touche LLP

Phupinder S. Gill	Frank B. Modruson	Michael L. Scudder
Former CEO of CME Group, Inc.	President of Modruson & Associates, LLC Former Partner and CIO of Accenture plc	Chairman and CEO of the Company

Amendment and Restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan

We are asking our stockholders to approve the Amendment and Restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan, including the issuance of additional shares of common stock authorized thereunder. See Item 2  Approval of the Amendment and Restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan.

Advisory Vote on Executive Compensation

We are asking our stockholders to approve, on an advisory (non-binding) basis, a resolution regarding the compensation paid in 2020 to our named executive officers as disclosed in this Proxy Statement.  See Item 3  Approval of an Advisory (Non-Binding) Resolution Regarding the Compensation Paid in 2020 to the Company’s Named Executive Officers.

Ratification of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify, on an advisory (non-binding) basis, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021. See Item 4  Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm.

2	First Midwest Bancorp, Inc.

Proxy Summary

How to Vote

Even if you plan to attend our virtual Annual Meeting, please cast your vote as soon as possible.

Internet	Telephone	Mail

The web address for Internet voting can be found on your Proxy Card. Internet voting is available 24 hours a day. To be valid, your vote by Internet must be received by the deadline specified on the Proxy Card.

The number for telephone voting can be found on your Proxy Card. Telephone voting is available 24 hours a day. To be valid, your vote by telephone must be received by the deadline specified on the Proxy Card.

Request a paper copy of the Proxy Card if you have not received one, and mark your Proxy Card, sign and date it, and return it in the postage pre-paid envelope provided. To be valid, your vote by mail must be received by the deadline specified on the Proxy Card.

If you choose not to vote early, you can vote your shares during the Annual Meeting. Stockholders of record as of the close of business on March 26, 2021, the Record Date for the Annual Meeting, may attend the meeting at www.virtualshareholdermeeting.com/FMBI2021 by logging in and entering the control number found on the Proxy Card. Once admitted to the Annual Meeting, stockholders should follow the instructions on the website. You will need the control number included on your Proxy Card in order to participate.

Important Notice Regarding the Availability of Proxy Materials

A copy of our Annual Report for the year ended December 31, 2020 accompanies this Proxy Statement. The Notice, this Proxy Statement and our Annual Report are available at https://investor.firstmidwest.com/sec-filings/documents/. If you would like to receive, without charge, an additional paper copy of our Annual Report, please contact our Corporate Secretary at First Midwest Bancorp, Inc., 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631.

Certain Financial Information Presented on an Adjusted Basis

This Proxy Statement contains references to certain financial information on a core or adjusted basis. This information excludes certain items, such as acquisition and integration related expenses, securities gains and losses, and balance sheet and retail optimization costs. We believe that presenting certain financial information in this manner assists stockholders in understanding our core financial performance and in assessing the Company’s underlying operational performance since these items do not pertain to our core business operations. Exclusion of these items facilitates better comparability between periods and enhances comparability for peer comparison purposes. For a reconciliation of the non-GAAP financial measures discussed in this Proxy Statement, which include core net income and core return on average tangible common equity, in each case as adjusted to exclude certain items, to the nearest comparable GAAP financial measures, see our Form 10-K filed with the SEC on March 1, 2021.

2021 Proxy Statement	3

ABOUT FIRST MIDWEST

First Midwest Today

First Midwest Bancorp, Inc. is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $21 billion of assets and an additional $14 billion of assets under management. The Company’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services. The primary footprint for our branch network and other locations is in metropolitan Chicago, southeast Wisconsin, northwest Indiana, central and western Illinois, and eastern Iowa.

Our Response to the COVID-19 Pandemic and Maintaining Our Strength and Stability in 2020

Despite the challenging environment created by the COVID-19 pandemic, we remained focused throughout 2020 on executing on our business priorities of continuing to build an empowered, engaged and diverse team, growing and diversifying our revenues and investing in our future. We executed on our continued strategic expansion into Milwaukee by successfully completing our acquisition and integration of Park Bank in 2020, which added an additional $1.2 billion of assets, $1.0 billion of deposits and approximately $688 million of loans. We also increased our total assets in 2020 to nearly $21 billion (an increase of 17% over 2019), up from $18 billion in 2019, and grew our total deposits to $16 billion (an increase of 21% over 2019) and our total loans, excluding Paycheck Protection Program loans, to $14 billion (an increase of 9% over 2019), up from $13 billion for each of deposits and loans in 2019.

We maintained our top 10 deposit share in the greater metropolitan Chicago market (top 2 in south metro and top 3 in northwest Indiana) and gained a top 10 deposit market share in Milwaukee through our Park Bank acquisition. We increased our ratio of core deposits to total deposits to 87% in 2020, up from 77% in 2019, thereby maintaining our low-cost core deposit advantage. This diverse mix of deposits includes the benefits of PPP loan funds, as well other government stimulus programs and deposits assumed in our Park Bank acquisition.

In addition, despite the severe economic conditions in 2020, we had a record year of mortgage banking and wealth management income, proactively raised $230 million of additional capital and maintained a stable credit portfolio. Moreover, the challenges of 2020 did not deter us from continuing to take steps to advance our technology plan, increasing our technology spend by more than one-third from 2019, and enhancing our digital capabilities. The pandemic accelerated our already growing trend of increased online, mobile and digital offerings.

We achieved numerous successes in 2020 that fell outside of the ordinary course of business, as we shifted our energy and focus to the health, safety and well-being of our clients, colleagues and communities as they faced their own challenges brought on by the COVID-19 pandemic. We pivoted and adapted our platforms as well as our

4	First Midwest Bancorp, Inc.

About First Midwest

distribution and operating models to respond to the needs of our colleagues and clients, and assisted with the stress on individual, business and local needs.

For our clients, we continued to keep much of our branch network open and operating during the height of the pandemic (with appropriate health and safety protocols) so that clients encountered no interruption in accessing financial services. We offered aid and support to help ease the financial burden for business and individual clients through payment deferral and fee assistance programs. In a matter of a few weeks, we also supported our clients and the economy generally by participating in the federally-sponsored Paycheck Protection Program. To do this, we quickly enhanced our infrastructure and mobilized a team of colleagues to accept, process and fund these loans.

For our colleagues, we established heightened health and safety protocols for those who were required to work at one of our branches or other locations in order to continue to serve our clients, implemented a remote working plan for over 1,000 colleagues, expanded our health benefits and support programs, provided special bonuses and pay premiums to essential front-line employees, made interest-free hardship and emergency relief loans to over 500 colleagues and enhanced benefits and paid time-off programs.

We strengthened our dedication to our communities as the First Midwest Charitable Foundation committed $2.5 million to support local organizations and COVID-19 relief efforts. We also took several steps to encourage philanthropic giving across First Midwest, including enhancing our matching gift program and encouraging contributions to nonprofit organizations that support civil rights, anti-racism and social justice causes.

Throughout 2020, we also furthered our long-standing commitment to diversity, equity and inclusion by continuing to build on our learning curriculum relating to inclusive leadership and cultural competency skills as well as offering opportunities for our colleagues to engage in open and honest conversations about race and equality to minimize unconscious bias. This commitment is embraced by all of our colleagues and is facilitated by our Head of Corporate Social Responsibility and Diversity, Equity and Inclusion and her team.

2021 Proxy Statement	5

About First Midwest

Our organizational accomplishments in 2020 are more fully described below. As noted above under Proxy Summary—Certain Financial Information Presented on an Adjusted Basis, we discuss our performance in this proxy statement both on a reported GAAP basis and on an adjusted basis. The adjusted information primarily excludes acquisition and integration expenses, securities gains and losses, and balance sheet and retail optimization costs, which allows us to properly assess our performance on a core basis and relative to peers.

Total Assets	Total Deposits	Loans

$21 billion	⇧ 21%	⇧ 9%

Increased total assets to $21 billion at December 31, 2020, up 17% from the end of 2019 and 34% from the end of 2018.	Grew total deposits to $16 billion at December 31, 2020, an increase of 21% from 2019.	Grew total loans to nearly $14 billion, excluding PPP loans, at December 31, 2020, an increase of 9% from December 31, 2019. Including PPP loans, total loans grew to $15 billion.

Capital and Allowance for Loan Losses	PPP Loan Assistance	Strategic Expansion

	$1.2 billion	Park Bank

Added 118 basis points of total capital by December 31, 2020, ending the year at 14.14% of risk-weighted assets, maintaining our financial strength and stability. Also doubled our allowance for loan losses as we implemented CECL in 2020 and prudently prepared for the possibility of increased credit losses given our limited visibility into the long-term effects of the pandemic at its outset.

	Provided $1.2 billion of PPP loans, assisting over 6,700 clients and positively impacting nearly 150,000 small business employees and their families.	Closed our acquisition and completed the systems conversion of Park Bank in 2020, successfully expanding our footprint into the Milwaukee and southeast Wisconsin markets.

Board Diversity	CSR and DE&I	Industry Leadership and Recognition

Four of our continuing directors are diverse on the basis of gender or race, resulting in over 36% diversity on our Board. We were recognized by Women on Boards for having 25% female board membership.

In 2020, we continued our focus on corporate social responsibility, diversity, equity and inclusion, environmental impact and uncompromised integrity. We are planning to release our inaugural Corporate Social Responsibility and Diversity, Equity and Inclusion Report in mid-2021, where we will discuss our progress in greater detail.

In 2020, we were again recognized as a Chicago Tribune Top Place to Work (we were the highest rated commercial bank in Chicago) and on the Forbes Best-in-State Banks list. Two of our bankers were honored on Crain’s Chicago Notable Minorities List and one of our colleagues was named a “Corporate Woman of Achievement” by the National Association of Women Business Owners.

Colleague Support	Client and Community Support	Dividends

We enhanced our health and retirement benefits and provided greater flexibility and hardship time-off for our colleagues. We also expanded our interest-free emergency medical and hardship loans and enhanced our matching gift program.

We helped nearly 9,000 clients through payment deferrals and other accommodations in response to the COVID-19 pandemic. We committed $2.5 million from our First Midwest Charitable Foundation to support COVID-19 relief efforts.

We paid our 152nd consecutive quarterly cash dividend on our common stock in 2020, resulting in cash dividends of $0.56 per share in 2020, up from $0.54 total cash dividends in 2019.

6	First Midwest Bancorp, Inc.

About First Midwest

Our Vision, Mission and Values

VISION	MISSION	VALUES
To be the partner of choice for financial services in the markets we serve, and one of the nation’s top performing financial institutions.	To help our clients achieve financial success.	To serve our clients with integrity, excellence, responsibility and passion.

During 2020, we remained focused on our vision, mission and values, which drive our culture that is centered on client needs, rooted in service excellence, dedicated to bettering our communities and focused on attracting top industry talent. Our path to success is through our relationships with clients and our commitment to providing a superior client experience. These factors provide significant momentum for future earnings growth and enhance our position as a premier Midwest-based commercial bank committed to helping our clients achieve financial success. This commitment is at the core of all that we do.

Business Priorities

In building our platform for continued profitable growth, we focus on the following priorities in order to position the Company for future success.

2021 Proxy Statement	7

CORPORATE SOCIAL RESPONSIBILITY AND DIVERSITY, EQUITY AND INCLUSION – OUR COMMITMENT

Our commitment to corporate social responsibility and diversity, equity and inclusion is ingrained in our corporate fabric. Throughout our history, First Midwest Bank has committed to treating all of our clients, regardless of stature or wealth, with respect and a focus on their financial needs. This commitment was inherited from our predecessors, runs 150 years deep and is currently overseen by our Head of Corporate Social Responsibility and Diversity, Equity and Inclusion and her team, with the full support of our Board of Directors, our Chief Executive Officer, our executive leadership team and our colleagues.

Anchored in our vision, mission and values, we drive business performance and accelerate economic and social momentum by investing in our colleagues, clients and the communities we serve. Diversity, equity and inclusion are at the core of our culture, which enables us to best meet the evolving needs of our colleagues, clients, communities, stockholders and other stakeholders. We are planning to release our inaugural Corporate Social Responsibility and Diversity, Equity and Inclusion Report in mid-2021. The framework for our approach to corporate social responsibility and diversity, equity and inclusion, which will be more fully discussed in our inaugural report, is outlined below.

Talent Acquisition & Mobility Recruit, retain and develop diverse talent at all levels of the enterprise to drive high performing, productive and innovative teams	Workplace Culture Foster a diverse culture of inclusion, belonging and trust where everyone feels valued and encouraged to express authenticity and uniqueness in the workplace

Community Investment & Visibility Accelerate inclusive economic momentum for individuals and businesses in the communities we serve through strategic philanthropy, partnerships, lending and investments	Colleague Engagement Deepen colleague engagement and drive social impact through enterprise-wide volunteerism and giving platforms

Sustainability/Environmental Excellence Advance economic impact through socially responsible policies and sustainable environmental practices	Corporate Governance Bolster confidence of our stockholders, regulators and clients through prudent and transparent governance, risk, ethical and compliance practices

We are proud of our commitment to corporate social responsibility and diversity, equity and inclusion. Even with the pandemic-related challenges experienced in 2020, we have continued to develop and execute an integrated corporate social responsibility and diversity, equity and inclusion strategy that is aligned with our growth agenda as well as our ability to create long-term stockholder value. Our Board of Directors plays an integral role in overseeing our progress. Below is a brief description of some of our achievements in 2020.

Talent Acquisition & Mobility
◆
Our current colleague base is comprised of 69% women and 34% racial minorities. In 2020, of our overall jobs filled, approximately 62% were women and 46% were racial minorities. Of our hires into senior roles, 50% were either female or racial minorities.
◆
We attract top talent through our rotational development program for recent college graduates interested in careers in commercial banking and wealth management. In 2020, 50% of participants were diverse on the basis of gender or race.
◆
We created a 5-year strategic partnership with DePaul University to build diverse talent in early career programs through outreach, scholarship support and internship placements.
◆
Anchored in Chicago, our client base reflects a broad spectrum of diversity. We believe that we can best serve our clients and communities when our colleague base displays the same diversity of those whom we serve, and we are committed to replicating that diversity across our organization.

8	First Midwest Bancorp, Inc.

Corporate Social Responsibility

Workplace Culture
◆
In 2020, our CEO, Michael L. Scudder, reinforced our commitment to diversity, equity and inclusion by signing the CEO Action for Diversity and Inclusion Pledge, one of the largest CEO-driven business commitments to act on and advance diversity, equity and inclusion in the workplace.
◆
Two of our bankers were honored on Crain’s Chicago Notable Minorities List and one of our colleagues was named a “Corporate Woman of Achievement” by the National Association of Women Business Owners.
◆
We have continued to build upon our leadership development and learning curriculum to inspire high performing teams through the implementation of inclusive leadership processes, unconscious bias mitigation techniques and the development of cultural competency skills.
◆
We maintain an ongoing diversity, equity and inclusion curriculum for our leaders, and our CEO held a series of listening sessions with our Black and Latinx colleagues.
◆
Civic leadership and skills-based volunteering through board service is highly encouraged and modeled at the top levels of the Company. Our CEO, members of our executive leadership team and many of our colleagues are active on civic and non-profit boards.

Community Investment & Visibility
◆
For almost 25 years, the Company has been rated Outstanding by the Federal Reserve under the Community Reinvestment Act, while growing in asset size and expanding our geographic footprint.
◆
We maintain branch locations that we believe are conducive and responsive to the needs of the communities we serve, including low- and moderate-income areas in our geographic footprint.
◆
In 2020, we extended approximately $264 million of community development loans, including loans related to our participation in the Paycheck Protection Program.
◆
We continued our long history of supporting our communities with a $2.5 million philanthropic commitment – our largest commitment to date – from our First Midwest Charitable Foundation to support organizations providing COVID-19 relief efforts and financial stability to individuals and families.
◆
We collaborated with various community groups to provide more than 80 financial education events – the majority of which were held virtually in 2020 due to the pandemic – that focused on saving, budgeting, homeownership and other topics that enhance the financial literacy of low- and moderate-income community members. We offer flexible banking products designed to build financial capabilities, including credit-building consumer products, down payment and closing cost assistance programs, affordable check cashing services, and no-fee checking accounts.

Colleague Engagement
◆
In 2020, we were again recognized as one of the Chicago Tribune Top Places to Work and we were the highest ranked commercial bank among large companies. We were also named one of Forbes’ Best-in-State Banks.
◆
In an effort to inform and communicate with our colleagues, our CEO held 15 virtual all-colleague town hall meetings throughout 2020. We maintained a dedicated pandemic portal with real-time updates and distributed 3 colleague engagement surveys.
◆
To support our colleagues during the pandemic, we provided bonuses and pay premiums to colleagues who continued to serve our clients from one of our locations, interest-free hardship and emergency medical loans for over 500 colleagues and we enhanced our benefits and paid time off programs.
◆
For many years, we have partnered with United Way in order to maximize our social impact. In 2020, we doubled our matching gift program to provide a 2:1 match for colleague contributions to non-profit organizations that support civil rights, anti-racism and social justice causes. Colleague participation in the program tripled from 2019.

2021 Proxy Statement	9

Corporate Social Responsibility

Sustainability/ Environmental Excellence
◆
We have initiated sustainability programs that impact our natural resource preservation, energy conservation and responsible waste management. Over the past 5 years, we have been aggressively replacing the existing lighting at our properties with more efficient and environmentally sustainable LED lighting, with 96% of our exterior lighting at our in-service properties and 50% of our interior lighting converted to LED. We have also implemented an enhanced shredding and recycling program at our branches and other locations.
◆
We have installed HVAC controls throughout our properties allowing us to better monitor, implement and control our energy saving techniques.
◆
In 2020, through our partners, we recycled approximately 465 tons of material, translating to nearly 8,000 saved trees, 3.2 million gallons in saved water, almost 28,000 pounds of pollutants kept from the atmosphere and 1.9 million kilowatts of energy saved.
◆
Over the last several years we have increased hoteling stations for colleagues with flexible work schedules, resulting in fewer vehicles on the roads and a reduction in carbon emissions.
◆
The COVID-19 pandemic accelerated our ongoing efforts to digitize our business, both for our clients, through the launch of our new website, enhanced online and mobile offerings and a push towards paperless transactions and statements, and for our colleagues, through new collaboration tools and a commitment to continuing to upgrade many manual processes to new digital and automated processes.
◆
We have begun to consider the effects of climate risk on our loan portfolio and other aspects of our business.

Corporate Governance
◆
We maintain a strong commitment to governance and ethics practices from our Board of Directors to our executive leadership and to all of our colleagues.
◆
Our colleagues adhere to a comprehensive Code of Ethics and Standards of Business Conduct that they are required to certify that they have reviewed each year.
◆
In addition to our regularly scheduled Board meetings, in response to the COVID-19 pandemic and in furtherance of maintaining business continuity, our Board met six additional times and received additional regular management updates throughout 2020.
◆
Stewardship of the Company’s corporate social responsibility resides with the Nominating and Corporate Governance Committee of our Board of Directors. The Committee receives regular updates on strategy, target metrics and results.
◆
We were recently recognized by Women on Boards for having 25% gender diversity on our Board of Directors. Currently, 36% of our Board is gender or racially diverse.
◆
We maintain strong enterprise risk management, including cyber risk management, processes.
◆
We maintain an active stockholder engagement program.

For a fulsome discussion of our corporate governance practices, see Corporate Governance at First Midwest.

10	First Midwest Bancorp, Inc.

ITEM 1  ELECTION OF DIRECTORS

Nominees for Election

Our Board of Directors currently consists of twelve directors but will be reduced to eleven members as described below. Each director is elected for a one-year term. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors unanimously nominated Barbara A. Boigegrain, Thomas L. Brown, Phupinder S. Gill, Kathryn J. Hayley, Peter J. Henseler, Frank B. Modruson, Ellen A. Rudnick, Mark G. Sander, Michael L. Scudder, Michael J. Small, and Stephen C. Van Arsdell to stand for election at this year’s Annual Meeting, all of whom are currently serving as directors of the Company.

Each of the nominees, other than Mr. Scudder, our Chairman and Chief Executive Officer, and Mr. Sander, our President and Chief Operating Officer, meets the standards of independence under our Corporate Governance Guidelines and the rules of the NASDAQ Stock Market.

J. Stephen Vanderwoude also currently serves as a director and his term expires at this Annual Meeting. As previously announced, Mr. Vanderwoude, who has served as one of our directors since 1991, has advised us that he will retire from the Board upon the conclusion of his current term. Mr. Vanderwoude has been a valuable member of our Board during his tenure as a director, and we have benefited greatly from his important contributions, strategic insight and other public company board experience. Mr. Vanderwoude also served as our first Lead Independent Director and helped establish the duties, responsibilities and expectations for this role.

Prior to the Annual Meeting, the Board will reduce the number of directors to eleven members. As such, at and following the Annual Meeting, our Board of Directors will consist of eleven members until such time as the Board may determine to change the number of directors.

Directors of the Company are elected by a majority of the votes cast at the Annual Meeting. If a continuing director fails to receive the required majority vote for election, the director is required to tender his or her resignation in accordance with our By-Laws and Corporate Governance Guidelines, and the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, will determine whether it is in the best interests of the Company to accept or reject any tendered resignation, or whether other action should be taken. The Board of Directors will publicly disclose its decision and the rationale behind it within 90 days from the date election results are certified.

Each nominee has informed us that he or she is willing to serve as a director if elected. Should any nominee become unable or refuse to serve as a director upon election, it is intended that the persons named as proxies on the Proxy Card will vote for the election of such other person as the Board of Directors may recommend.

Board Composition and Experience

Our eleven continuing directors have significant and varied operational, financial, risk, technology, corporate governance, merger and acquisition, leadership and other experience, and possess diversity of skills, thought, gender and race. Our Nominating and Corporate Governance Committee monitors the composition of our Board of Directors and we periodically seek to add new directors to the Board where additional skills or experience are determined to be advisable and in an effort to enhance the industry and Company-specific knowledge of our Board with fresh perspectives brought by new directors. We believe that our directors are active and engaged and have the skills necessary to guide the Company as it grows, as our business strategy and the banking industry around us continue to evolve and as the financial services sector becomes ever more competitive.

2021 Proxy Statement	11

Item 1  Election of Directors

Below are certain demographic and operational highlights of our Board of Directors, including the varying tenure, diversity, qualifications and experience of our continuing directors.

8.8 years	36%	63 years

Average Independent Director Tenure	Racial and Gender Diversity*	Average Age

82%	Annual Elections	Engaged Board

Independent	Directors elected each year for one-year terms	All directors attended 100% of 2020 meetings

Director Education	91%	Diverse Leadership

Comprehensive director education provided throughout the year	Directors possess other public company experience	One of our female directors serves as our Lead Independent Director and two female directors chair Board Committees

*	Three of our directors are diverse on the basis of gender and one of our directors is diverse on the basis of race.

Each of our eleven continuing directors has extensive professional experience that contributes to a diversity of skills, perspectives and leadership qualities on our Board of Directors, as summarized below.

12	First Midwest Bancorp, Inc.

Item 1 Election of Directors

Nomination Process

In identifying, evaluating and recommending nominees for the Board of Directors, our Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines.

We do not set specific minimum qualifications that nominees must meet in order to be recommended to the Board of Directors. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of our Board. The Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail, and we sometimes engage outside consultants to help identify potential candidates.

When making recommendations for nominees to the Board, the Nominating and Corporate Governance Committee attempts to include directors who, when taken together with the other nominees and continuing directors, will create a group that offers a range of professional experience, background, gender or minority status, perspectives and skills. The Nominating and Corporate Governance Committee will consider and evaluate director candidates recommended by stockholders in the same manner as other candidates identified by the Committee. A stockholder who desires to formally nominate a candidate must do so by following the procedures described in the Company’s Certificate of Incorporation and By-Laws.

2021 Proxy Statement	13

Item 1  Election of Directors

Set forth below is the name of each director nominee, along with his or her age, principal occupation for at least the previous five years and other professional experience.

Nominees Standing for Election at the Annual Meeting

Barbara A. Boigegrain

Current Position: Chief Executive Officer and General Secretary, Wespath Benefits and Investments

Committee(s): Compensation Committee (Chair), Nominating and Corporate Governance Committee, Advisory Committee

Independent Director

Age: 63

Director Since: 2008

Thomas L. Brown

Current Position: Former Senior Vice President and Chief Financial Officer, RLI Corp. (NASDAQ)

Committee(s): Audit Committee, Enterprise Risk Committee (Chair), Advisory Committee

Independent Director

Age: 64

Director Since: 2017

EXPERIENCE AND QUALIFICATIONS

Ms. Boigegrain has served as the Chief Executive Officer and General Secretary of Wespath Benefits and Investments (formerly the General Board of Pension and Health Benefits of The United Methodist Church) since 1994. Wespath is a pension, health and welfare benefit trustee and administrator and an institutional investment manager that is one of the largest faith-based pension funds in the United States, with $25 billion of assets under management. Wespath is a global leader in environmental, social and governance (ESG) investing, and is a founding member of the Transition Pathway Initiative, a global asset-owned led initiative that assesses companies’ preparedness for the transition to a low carbon economy.

Prior to 1994, Ms. Boigegrain spent eleven years as a consultant with Towers Perrin and four years with KPMG LLP and Dart Industries as a manager and analyst.

Ms. Boigegrain is a member of the boards of directors of Church Benefits Association and the Church Alliance, and a former member of the board of trustees of Emory & Henry College. Ms. Boigegrain was recognized as one of Crain’s Chicago 2020 Notable Women Executives Over 50.

As the CEO and General Secretary of Wespath, Ms. Boigegrain has overseen its restructuring, significantly improved its performance and services and increased its assets under management. In her experience as a benefits consultant, she established the San Diego office of Towers Perrin.

Ms. Boigegrain earned a Bachelor of Arts degree in Biology and Psychology from Trinity University in 1979.

REASONS FOR NOMINATION

Through her extensive employee benefits, compensation, executive and corporate governance experience, Ms. Boigegrain brings significant leadership, business development, operations and management skills to our Board of Directors.

She also provides valuable knowledge of compensation, financial markets, strategic growth, and ESG and sustainability investing.

EXPERIENCE AND QUALIFICATIONS

Mr. Brown served as the Senior Vice President and Chief Financial Officer of RLI Corp., a specialty insurer serving diverse niche property, casualty and surety markets from 2017 until his retirement on December 31, 2019. From 2011 to 2017, he served as RLI Corp.’s Vice President and Chief Financial Officer.

Previously, Mr. Brown was a partner of PricewaterhouseCoopers LLP, where he served for ten years as its Midwest Regional Financial Services Director and led teams responsible for the banking, insurance, capital markets and investment management business sectors.

Mr. Brown currently serves on the board of directors of the Chicago Shakespeare Theater. In 2020, Mr. Brown joined the board of directors of Easter Seals DuPage & Fox Valley, and he previously served on the board of Easter Seals Central Illinois. From 2004 through 2017, Mr. Brown served on the board of trustees of Illinois Wesleyan University.

Mr. Brown earned a Bachelor of Science degree in Accounting from Illinois Wesleyan University in 1979. He is a certified public accountant.

REASONS FOR NOMINATION

With his extensive finance, accounting, risk management and financial services background, combined with the insights of the executive management team of a public company, Mr. Brown brings valuable finance, accounting, strategic planning, risk and senior management skills and experience to our Board of Directors.

14	First Midwest Bancorp, Inc.

Item 1 Election of Directors

Phupinder S. Gill Current Position: Former Chief Executive Officer, CME Group, Inc. (NYSE) Committee(s): Audit Committee, Enterprise Risk Committee Independent Director Age: 60 Director Since: 2010	Kathryn J. Hayley Current Position: Chief Executive Officer, Rosewood Advisory Services, LLC Committee(s): Audit Committee, Compensation Committee Independent Director Age: 62 Director Since: 2016

EXPERIENCE AND QUALIFICATIONS

Mr. Gill served as the Chief Executive Officer of CME Group Inc., a global derivatives marketplace and exchange, from 2012 until his retirement on December 31, 2016. Prior thereto, he served as President from 2007 until 2012, and he previously served as President and Chief Operating Officer of CME Holdings and of CME from 2004 until 2007. From 2000 to 2003, he served as Managing Director and President of CME Clearing. Mr. Gill was also the President of GFX Corp., a wholly-owned subsidiary of CME Group that provides liquidity in foreign exchange futures, from 1998 until 2012.

Mr. Gill currently serves on the board of directors of The Alexander Maxwell Grant Foundation. From 2012 until his retirement on December 31, 2016, he served on the boards of CME Group and the World Federation of Exchanges. He also previously served on the boards of CME Clearing Europe (CME Group’s UK Clearing House), Bursa Malaysia Derivatives Berhad, Bolsa Mexicana de Valores, S.A.B. de C.V., CME Group Foundation and CME Group Community Foundation. Mr. Gill is a past member of CME Group’s Competitive Markets Advisory Council.

Mr. Gill earned a Bachelor of Science degree in Finance in 1985 and a Master of Business Administration with a concentration in Finance in 1987 from Washington State University.

REASONS FOR NOMINATION

Through his board and executive management experience, Mr. Gill brings important public company, technology, risk management, operating and executive experience to our Board of Directors, as well as experience with M&A and global affairs.

He also provides the perspective of a former chief executive officer of a public company.

EXPERIENCE AND QUALIFICATIONS

Ms. Hayley has served as the Chief Executive Officer of Rosewood Advisory Services, LLC, a business advisory services firm, since 2015.

Previously, Ms. Hayley served as an Executive Vice President of UnitedHealthcare (a subsidiary of UnitedHealth Group, Inc. (NYSE)), a position in which she served from 2012 to 2015, overseeing a number of strategic initiatives at this global healthcare company. From 2006 to 2012, she served as an executive of Aon plc (NYSE), including as Chief Executive Officer of Aon Consulting Worldwide and Aon Hewitt Consulting Americas. Prior to her service at Aon, Ms. Hayley was an information technology partner at Deloitte Consulting LLP and led the U.S. financial services practice. She also served on the board of directors of Deloitte & Touche LLP U.S.

Ms. Hayley currently serves on the boards of directors of Concentrix Corporation (since December 2020; NASDAQ) and Alight Solutions, LLC (since 2018), as well as the advisory board of E.A. Renfroe & Company, Inc. (since 2016). She previously served on the board of directors of Tribridge Holdings, LLC (2015 to 2017). She also serves on the board of the Chicago Shakespeare Theater.

Ms. Hayley earned a Bachelor of Science degree in Applied Computer Science from Illinois State University in 1979 and a Master of Business Administration, with concentrations in Marketing and Finance, from the Kellogg School of Management at Northwestern University in 1984.

REASONS FOR NOMINATION

Through her extensive information technology and financial services background and her broad executive management experience, as well as her employee benefits and talent management experience, Ms. Hayley provides our Board with valuable strategic planning, leadership and human resources and benefits experience, as well as the insights of a former senior executive of several public companies.

2021 Proxy Statement	15

Item 1  Election of Directors

Peter J. Henseler Current Position: President, TOMY International Committee(s): Compensation Committee, Nominating and Corporate Governance Committee Independent Director Age: 62 Director Since: 2011	Frank B. Modruson Current Position: President, Modruson & Associates, LLC Committee(s): Audit Committee, Enterprise Risk Committee Independent Director Age: 61 Director Since: 2016

EXPERIENCE AND QUALIFICATIONS

Mr. Henseler is the President and a director of TOMY International, a wholly-owned subsidiary of TOMY Company, Ltd., a global designer and marketer of toys and infant products. He rejoined TOMY International in 2017 after serving as Vice Chairman until his retirement in 2012. Mr. Henseler previously held the position of President of TOMY International from 2011 until 2012. He was President of RC2 Corporation (NASDAQ) from 2002 to 2011, at which time TOMY Company acquired RC2. He served as RC2’s Executive Vice President of Sales and Marketing from 1999 to 2002. Mr. Henseler also previously served as a director of RC2.

Prior to joining RC2, Mr. Henseler held marketing positions at McDonald’s Corporation and Hasbro, Inc. In February 2018, he completed his tenure as Chairman of the Toy Industry Foundation and now serves as an executive advisor to the board. He also previously served on the board of directors of the American Toy Industry Association.

Mr. Henseler earned a Bachelor of Science degree in Marketing from Xavier University in 1980.

REASONS FOR NOMINATION

Mr. Henseler brings important executive management, operating and leadership skills and insights to our Board of Directors through his experience as a president of a global public company, as well as his substantial operational, brand management and marketing experience.

EXPERIENCE AND QUALIFICATIONS

Mr. Modruson has served as President of Modruson & Associates, LLC, a management consulting firm, since 2015.

Previously, Mr. Modruson spent the majority of his career at Accenture plc, a global professional services company, where he served as a client partner and as Chief Information Officer.

He currently serves on the boards of directors of Zebra Technologies Corporation (since 2014; NASDAQ) and Hy Cite Enterprises, LLC (since 2020). Previously, Mr. Modruson served on the boards of directors of Landauer Corporation (2017; NYSE) and Forsythe Technology, Inc. (2014 to 2017), both of which were acquired in 2017. He also serves on the boards of the Lyric Opera of Chicago and the Glen Ellyn Volunteer Fire Company.

Mr. Modruson earned a Bachelor of Science degree in Computer Science from Dickinson College in 1984 and a Master of Science degree in Computer Science from Pennsylvania State University in 1987.

REASONS FOR NOMINATION

With his significant technology, strategy and consulting background, as well as experience on other public company boards, Mr. Modruson brings important strategic and business insights, as well as technology, risk management and operational experience to our Board of Directors.

16	First Midwest Bancorp, Inc.

Item 1 Election of Directors

Ellen A. Rudnick

Current Position: Lead Independent Director of the Company; Senior Advisor and Adjunct Professor of Entrepreneurship, University of Chicago Booth School of Business

Committee(s): Nominating and Corporate Governance Committee (Chair), Compensation Committee, Advisory Committee

Independent Director

Age: 70

Director Since: 2005

Mark G. Sander Current Position: President and Chief Operating Officer of the Company Inside Director Age: 62 Director Since: 2014

EXPERIENCE AND QUALIFICATIONS

Ms. Rudnick was appointed as the Company’s Lead Independent Director in 2020. She has served at the University of Chicago Booth School of Business since 1999. She is currently a Senior Advisor and Adjunct Professor of Entrepreneurship, and previously served as the Executive Director of the Polsky Center for Entrepreneurship and Innovation at the University of Chicago.

Prior to joining the University of Chicago, Ms. Rudnick served as President and Chief Executive Officer of Healthcare Knowledge Resources, President of HCIA, Chairman of Pacific Biometrics and Corporate Vice President of Baxter Healthcare Corporation.

Ms. Rudnick currently serves on the boards of directors of Liberty Mutual Insurance Company (since 2001) and Patterson Companies (since 2003; NASDAQ). Ms. Rudnick previously served on the board of directors of HMS Holdings, Corp. (1997 to April 1, 2021; NASDAQ).

She has spent over thirty years in executive management and entrepreneurial activities, primarily in the health care and information services industries. She serves in various leadership positions with several civic and nonprofit organizations in the Chicago metropolitan area, including having served on the board of the Northshore University Health System for over 20 years and on the board of Hyde Park Angels, and currently is on the boards of directors of the Chicagoland Entrepreneurship Center (1871) and Matter and the advisory committee for the Ed Kaplan Family Institute for Innovation and Tech Entrepreneurship at the Illinois Institute of Technology.

Ms. Rudnick earned a Bachelor of Arts degree in Italian (with a minor in Economics) from Vassar College in 1972 and a Master of Business Administration with a concentration in Finance from the University of Chicago in 1973.

REASONS FOR NOMINATION

With her extensive business background and her public company board experience, Ms. Rudnick brings important leadership, corporate governance, business and entrepreneurial experience to our Board of Directors.

EXPERIENCE AND QUALIFICATIONS

Mr. Sander is the President and Chief Operating Officer of the Company and of First Midwest Bank. Mr. Sander also serves as Vice Chairman of the Board of First Midwest Bank. He served as the Senior Executive Vice President and Chief Operating Officer of the Company from 2011 until his promotion in 2019.

Prior to joining the Company in 2011, Mr. Sander served as Executive Vice President, Director of Commercial Banking at Associated Banc-Corp (NYSE), where he oversaw Associated’s commercial banking, treasury management, insurance brokerage and capital markets businesses. He also served as a member of Associated’s Executive and ALCO Committees. Previously, he served as a commercial banking executive at Bank of America and in numerous leadership positions in commercial banking at LaSalle Bank. Mr. Sander has more than thirty-five years of experience in the financial services industry.

Mr. Sander currently serves on the boards of directors of the Chicago Zoological Society (since 2006) and the Mercy Home for Boys & Girls (since 2019). He is also a member of the leadership council at Chicago Youth Centers and the Dean’s Business Council for the Gies College of Business at the University of Illinois. Additionally, Mr. Sander serves on the executive committee of the Banker’s Club of Chicago, and he is an active member of the Executives’ Club of Chicago and the Economic Club of Chicago.

Mr. Sander earned a Bachelor of Science degree in Finance from the University of Illinois in 1980 and a Master of Business Administration with a concentration in Finance and International Economics from the University of Chicago in 1983.

REASONS FOR NOMINATION

Mr. Sander brings significant banking and executive experience to our Board of Directors. His important leadership position with the Company and First Midwest Bank and his involvement with the operations, vision and strategy of the Company and the Bank provide the Board with an understanding of the Company’s day-to-day operations and strategic goals.

2021 Proxy Statement	17

Item 1  Election of Directors

Michael L. Scudder Current Position: Chairman and Chief Executive Officer of the Company Committee(s): Advisory Committee (Chair) Inside Director Age: 60 Director Since: 2008	Michael J. Small Current Position: Chief Executive Officer, K4 Mobility LLC Committee(s): Compensation Committee, Enterprise Risk Committee Independent Director Age: 63 Director Since: 2010

EXPERIENCE AND QUALIFICATIONS

Mr. Scudder is the Chairman of the Board (since 2017) and Chief Executive Officer (since 2008) of the Company. He also serves as Chairman and Chief Executive Officer of First Midwest Bank. Mr. Scudder served as the Company’s President from 2007 to 2019, and additionally as its Chief Operating Officer from 2007 to 2008 and as its Chief Financial Officer from 2002 to 2007. He has also served in various other leadership capacities across all areas of the Company in his thirty-five years of service to the Company and First Midwest Bank. Since becoming CEO in 2008, the Company has grown from $8 billion of total assets to $21 billion at the end of 2020.

Mr. Scudder began his professional career at KPMG LLP, an international public accounting firm.

Mr. Scudder is a member of the board of directors of the American Bankers Association and served as the chair of ABA’s CEO Council until August 2020. He is also an active member of the Mid-Size Bank Coalition of America. Mr. Scudder serves on the board of directors of Silver Cross Hospital, the board of trustees of DePaul University, the executive committee of DePaul University’s Center for Financial Services and the Chicago Metropolitan Planning Council’s Executive Advisory Board. Additionally, he is a member of the Economic Club of Chicago, the Commercial Club of Chicago and the Bankers Club of Chicago. He previously served as an inaugural member of the Federal Reserve Bank of Chicago’s Community Depository Institution Advisory Council.

Mr. Scudder earned a Bachelor of Science degree in Accounting from Illinois Wesleyan University in 1982, and a Master of Business Administration with a concentration in Finance from DePaul University in 1993.

REASONS FOR NOMINATION

Mr. Scudder brings extensive executive management, financial and banking experience to our Board of Directors. He has important institutional knowledge of the Company and its business and clients, and his leadership has been critical to the growth and development of the Company. His day-to-day management of the Company provides the Board with Company-specific and industry experience and expertise, as well as a complete understanding of the Company’s vision, strategy and operations.

EXPERIENCE AND QUALIFICATIONS

Mr. Small is a founder and the Chief Executive Officer of K4 Mobility LLC, a technology developer and provider of satellite communications services, since August 2018.

Previously, Mr. Small served as the President and Chief Executive Officer and a director of Gogo, Inc. (NASDAQ), an airborne communications service provider, from 2010 until March 2018. Prior to joining Gogo, Mr. Small served as the Chief Executive Officer and a director of Centennial Communications Corp. (NASDAQ) from 1999 to 2009. From 1995 to 1998, Mr. Small was the Executive Vice President and Chief Financial Officer of 360 Degrees Communications Company. Prior to 1995, he held the position of President of Lynch Corporation (NYSEMKT), a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

Mr. Small is an active board member of Leadership Greater Chicago and the Gun Violence Prevention PAC. Mr. Small also serves on the Advisory Council for the Polsky Center for Entrepreneurship and Innovation at the University of Chicago.

Mr. Small earned a Bachelor of Arts degree in History from Colgate University in 1979 and a Master of Business Administration with a concentration in Finance from the University of Chicago in 1981.

REASONS FOR NOMINATION

Through his board, executive and financial experience, Mr. Small brings extensive public company, operating and executive experience to our Board of Directors, as well as strategic, financial, technology and M&A experience. He also provides the perspective of a former chief executive officer of a public company.

18	First Midwest Bancorp, Inc.

Item 1 Election of Directors

Stephen C. Van Arsdell

Current Position: Former Senior Partner, Chairman and Chief Executive Officer, Deloitte & Touche LLP

Committee(s): Audit Committee (Chair), Nominating and Corporate Governance Committee, Advisory Committee

Independent Director

Age: 70

Director Since: 2017

EXPERIENCE AND QUALIFICATIONS

Mr. Van Arsdell is a former senior partner of Deloitte & Touche LLP, where he served as Chairman and Chief Executive Officer from 2010 to 2012, and as Deputy Chief Executive Officer from 2009 to 2010. Previously, he served as Deloitte’s partner-in-charge of its financial services practice in the Midwest, and was a member of Deloitte’s board from 2003 through 2009.

Mr. Van Arsdell is a member of the Audit Committee of Brown Brothers Harriman & Co. (since 2015). He also is a member of the board of directors and a member of the Audit Committee of Mueller Water Products, Inc. (since 2019; NYSE). He is a member of the Dean’s advisory council for the Gies College of Business at the University of Illinois and immediate Past Chair of the board of directors of the University of Illinois Alumni Association. Mr. Van Arsdell currently serves as the chair of the board of trustees of the Morton Arboretum, having previously chaired its Finance Committee, and he previously chaired the board of trustees of the Conservation Foundation.

Mr. Van Arsdell earned a Bachelor of Science degree in Accounting and a Master of Accounting Science degree from the University of Illinois in 1972 and 1973, respectively. He is a certified public accountant.

REASONS FOR NOMINATION

Mr. Van Arsdell brings to our Board extensive finance, accounting, and risk management experience, together with strategic and leadership skills developed through executive leadership positions with a global accounting and advisory services organization.

* * *

For more information regarding our Board of Directors, its members, its committees and our corporate governance practices, please see the section of this Proxy Statement entitled Corporate Governance at First Midwest or visit the Investor Relations section of our website at https://investor.firstmidwest.com/corporate-information/corporate-profile/.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of
Barbara A. Boigegrain, Thomas L. Brown, Phupinder S. Gill, Kathryn J. Hayley, Peter J. Henseler,
Frank B. Modruson, Ellen A. Rudnick, Mark G. Sander, Michael L. Scudder, Michael J. Small and
Stephen C. Van Arsdell as directors of the Company.

2021 Proxy Statement	19

ITEM 2  APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE FIRST MIDWEST BANCORP, INC. 2018 STOCK AND INCENTIVE PLAN

We are seeking stockholder approval of the Amendment and Restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan (for purposes of this Item 2, the “Amended and Restated Stock and Incentive Plan”), which is attached as Appendix A to this Proxy Statement. The Amended and Restated Stock and Incentive Plan will amend and restate our existing Stock and Incentive Plan, which was approved by our stockholders in 2018. Our Board of Directors, upon the recommendation of the Compensation Committee, approved and adopted the Amended and Restated Stock and Incentive Plan, subject to stockholder approval.

Stockholder approval of the Amended and Restated Stock and Incentive Plan is required to increase the number of shares of common stock reserved for issuance under the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan by 2,500,000 shares. As of March 26, 2021, the Record Date for the Annual Meeting, approximately 1,070,036 shares of our common stock remained eligible for issuance under the Stock and Incentive Plan.

The Amended and Restated Stock and Incentive Plan also includes certain clarifications and updates consistent with compensation best practices, as follows:

◆	Clarifies that all Nonqualified Stock Options shall expire no later than ten years after the date of grant.
◆	Clarifies that, consistent with the Company’s existing practices, to the extent that dividends or dividend equivalents are credited to Performance Units or Performance Shares, such amounts shall not be paid until the performance period ends and the underlying Performance Units or Performance Shares have vested.
◆	Updates the treatment of Other Awards (as defined in the Amended and Restated Stock and Incentive Plan) in the event of a change in control to be consistent with the treatment of stock options, stock appreciation rights, restricted stock and restricted stock units and performance shares and performance units: Upon a change in control, in the event that a Substitute Award is not provided (which would provide for double trigger protection), all Other Awards will become fully vested and exercisable.

The Company is asking stockholders to approve the terms listed above and authorize additional shares of common stock available under the Amended and Restated Stock and Incentive Plan at a level that the Company believes will, on the basis of current grant practices and plan design, be sufficient through 2025. Approval of the Amended and Restated Stock and Incentive Plan will authorize an additional 2,500,000 shares of common stock for awards beyond the 1,070,036 shares currently remaining eligible for issuance under the existing plan, for a total of 3,570,036 shares authorized for equity awards to our employees.

The following description sets forth the material terms of the Amended and Restated Stock and Incentive Plan. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended and Restated Stock and Incentive Plan attached to this Proxy Statement as Appendix A. All capitalized terms that are not defined in this Proxy Statement are used as defined in the Amended and Restated Stock and Incentive Plan.

Purpose of the Amended and Restated Stock and Incentive Plan

The Amended and Restated Stock and Incentive Plan is intended to advance the interests of the Company and its subsidiaries by providing incentives and motivation to employees of the Company and its subsidiaries that will link their personal interests to the financial success of our Company and its subsidiaries. The Amended and Restated Stock and Incentive Plan is designed to provide flexibility to the Company and its subsidiaries in their ability to attract and retain the services of employees upon whose judgment, interest and effort the successful conduct of our operations is largely dependent.

Grant Practices Uses Mix of Performance-Based and Time-Based Awards

We currently utilize two types of long-term equity-based incentive compensation awards: restricted stock or restricted stock units (awarded to all participants), and performance shares (currently awarded to senior officers

20	First Midwest Bancorp, Inc.

Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

only). Our Compensation Committee believes that using a mix of restricted stock and performance shares for our executive officers results in long-term incentive awards with the appropriate balance of strong retention value and a clear connection between results achieved and compensation earned. Awards to our Chief Executive Officer in recent years have been weighted more heavily to performance shares than restricted stock (approximately a 65%/35% mix in 2020), based on grant date value.

Key Considerations

We are recommending that our stockholders approve the Amended and Restated Stock and Incentive Plan because we believe that the design of the Amended and Restated Stock and Incentive Plan and the number of shares to be authorized for issuance thereunder will enable us to continue good corporate governance practices in granting equity to employees, consistent with the interests of stockholders and reflective of current trends, competitive practices and investor attitudes. In addition, without approval of an amended and restated plan with additional shares, we will have sufficient shares to issue awards to our employees only through 2022.  The following highlights the analysis of certain key considerations regarding the Amended and Restated Stock and Incentive Plan:

Run Rate

Run rate, a measure of the speed at which companies use shares available for grant in their equity compensation plans, is an important factor for investors concerned about stockholder dilution.  The run rate is defined as: the gross number of equity awards granted in a given year divided by the weighted average number of shares of common stock outstanding.  Our run rates for the past three years are shown in the chart below:

	Year
	2018	2019	2020	Average
Restricted Stock/Units	427,000	497,000	655,000	526,333
Performance Shares	133,000	146,000	187,000	155,333
Director Awards	14,000	14,000	20,000	16,000
Net Increase in Diluted Shares due to Equity Awards	574,000	657,000	862,000	697,666
Weighted Average Basic Shares Outstanding	102,850,000	108,156,000	112,355,000	107,787,000

We use the annual usage of shares to help determine, among other things, the expected remaining life of a plan based on the remaining number of shares authorized for issuance under the plan. At similar annual usage levels, the 1,070,036 shares remaining eligible for issuance under the Stock and Incentive Plan may be depleted soon after the issuance of the Company’s annual equity awards in 2022. The additional 2,500,000 shares to be authorized upon approval of the Amended and Restated Stock and Incentive Plan, combined with the 1,070,036 shares available from the Stock and Incentive Plan, and shares that become available upon cancellations or forfeitures under the Stock and Incentive Plan, are currently expected to cover awards through 2025.

Overhang

Overhang is a commonly used measure of assessing the dilutive impact of equity programs such as the Amended and Restated Stock and Incentive Plan.  The overhang is equal to the number of equity award shares outstanding plus the number of shares available to be granted, divided by the total shares of common stock outstanding. Overhang shows how much existing stockholder ownership would be diluted if all outstanding awards and authorized but unissued shares were introduced into the market.  As of March 26, 2021, the Record Date, the

2021 Proxy Statement	21

Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

additional 2,500,000 shares being requested in this proposal would bring our aggregate overhang to 4.9%, as follows:

a

Shares requested under Amended and Restated Stock and Incentive Plan	2,500,000
Shares underlying outstanding awards under Stock and Incentive Plan	2,079,467
(restricted stock/units and performance shares)
Shares available for issuance under Stock and Incentive Plan	1,070,036
Total shares authorized for or outstanding under employee awards	5,649,503
Total shares outstanding	114,334,259
Overhang	4.9%

An overhang of 4.9% aligns with the median levels at commercial banking organizations, including the companies in our peer group.

Corporate Governance Aspects of the Amended and Restated Stock and Incentive Plan

In designing and recommending the Amended and Restated Stock and Incentive Plan to our stockholders, the Compensation Committee and our Board of Directors also noted the strong corporate governance aspects of the Amended and Restated Stock and Incentive Plan, as summarized in the following table.

Significant Features	Description
Limit on Shares Authorized

If the Amended and Restated Stock and Incentive Plan is approved by our stockholders, other than shares that become available for issuance under the Amended and Restated Stock and Incentive Plan from cancellations or forfeitures of outstanding awards under the Stock and Incentive Plan, no more than 3,570,036 total shares of common stock will be authorized for issuance under the Amended and Restated Stock and Incentive Plan, or approximately 3.1% of the Company’s issued and outstanding common stock as of the Record Date.

No Liberal Share Recycling

The Amended and Restated Stock and Incentive Plan contains responsible share recycling provisions:

Any shares surrendered or withheld to satisfy tax withholding with respect to any awards will not be added back (recycled) to the Amended and Restated Stock and Incentive Plan.  In addition, any shares surrendered to pay the exercise price of any option, or repurchased by the Company with option exercise proceeds, will not be added back to the Amended and Restated Stock and Incentive Plan.

The Amended and Restated Stock and Incentive Plan also provides that the gross number of SARs exercised or settled, and not just the net shares issued upon exercise or settlement, will count against the aggregate limit on the number of shares that may be issued under the Amended and Restated Stock and Incentive Plan.

One-Year Minimum Vesting Period

Awards of shares under the Amended and Restated Stock and Incentive Plan are subject to a minimum of one-year vesting, restriction or performance periods, except that the Compensation Committee may grant awards that do not satisfy the minimum vesting period relating to an aggregate of 5% or fewer of the aggregate number of shares of stock authorized for issuance under the Amended and Restated Stock and Incentive Plan. Our current practice is to issue awards with a three-year vesting period.

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Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

Significant Features	Description
No Discounted Stock Options or Stock Appreciation Rights	Stock options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date of grant.
No Re-pricing of Stock Options or Stock Appreciation Rights	Re-pricing of stock options and SARs is prohibited without stockholder approval, including by exchange for cash or a new or different award type.
“Double-Trigger” Required for Vesting on Change-in-Control

A change-in-control of the Company does not, by itself, trigger full vesting of awards under the Amended and Restated Stock and Incentive Plan. Any continuing or replacement awards will retain pre-change-in-control vesting and other terms, except that full vesting will occur in the event that a participant’s employment is involuntarily terminated (the occurrence of the “double trigger”).

Clawback and Ability for Other Protective Provisions

The Amended and Restated Stock and Incentive Plan authorizes the Compensation Committee to include clawback, holding period and other protective provisions, such as customer and employee non-solicitation covenants, in the terms of any award.

No Dividends or Dividend Equivalents Paid on Unvested Awards	No dividends or dividend equivalents on unvested awards will be paid until those awards are earned and vested.
Limits on Material Amendments and No Evergreen Provision

The Amended and Restated Stock and Incentive Plan authorizes a maximum number of shares of common stock for issuance and stockholder approval will be required for any additional shares or to make any material amendment to the Amended and Restated Stock and Incentive Plan.

Nontransferability of Awards

Awards granted under the Amended and Restated Stock and Incentive Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by a participant, otherwise than by will or by the laws of descent and distribution, until the underlying shares of common stock are earned and have vested. All rights granted to a participant with respect to an award under the plan are only exercisable by the participant and only during his or her lifetime.

Independent Committee Administration	The Amended and Restated Stock and Incentive Plan will be administered by our Compensation Committee, which is comprised entirely of independent directors.

Awards and Shares Authorized Under Existing Plan

The following table provides details of the number of shares subject to outstanding awards and remaining available for issuance under our existing equity plans (the Stock and Incentive Plan and the Non-Employee Directors Stock Plan) as of March 26, 2021, the Record Date:

Shares underlying outstanding stock awards under Stock and Incentive Plan (restricted stock/units and performance shares)	2,079,467
Shares underlying outstanding option awards under existing Stock and Incentive Plan	—
Weighted-average exercise price of options	—
Weighted-average remaining contractual life of options (in years)	—
Shares available for issuance under existing Stock and Incentive Plan	1,070,036
Shares available for issuance under Non-Employee Directors Stock Plan	79,224
Total shares available for issuance under equity plans	1,149,260

These numbers differ from the amounts reported in our Form 10-K as of December 31, 2020.  Since December 31, 2020, the Board granted an additional 893,967 shares in connection with our 2021 annual grant (208,770 performance shares and 685,197 shares of restricted stock and restricted stock units) and an additional

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Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

3,955 shares under our Non-Employee Directors Stock Plan, awards with respect to 509,606 shares vested, and awards with respect to 89,894 shares were forfeited, canceled or expired.

Administration

Our Compensation Committee will administer the Amended and Restated Stock and Incentive Plan. The Compensation Committee is currently composed of five directors, each of whom qualifies as a “non-employee director” under Rule 16b-3 under the Exchange Act and, to the extent applicable, as an “outside director” under Section 162(m) of the Internal Revenue Code. Each member of the Compensation Committee also meets the director independence criteria under applicable rules of the NASDAQ Stock Market. The Compensation Committee has broad discretion and authority, among other things, to select the employees to whom awards may be granted, to determine the terms, conditions, form and amount of the awards, to establish, where deemed applicable, performance goals with respect to awards and to measure and certify the achievement thereof, and to establish guidelines and procedures relating to awards.

The Compensation Committee will have full power to administer and interpret the Amended and Restated Stock and Incentive Plan and to adopt or establish, and to modify or waive, rules, regulations, agreements, guidelines, procedures and instruments that it deems necessary or advisable for the administration and operation of the Amended and Restated Stock and Incentive Plan. The Compensation Committee may delegate its authority to our Chief Executive Officer or other senior officers of the Company, provided that such delegation will not extend to actions with respect to awards made to “officers” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee has delegated such authority only to our Chief Executive Officer, and he has exercised this authority on a limited basis for employee recruitment or retention purposes.

Eligibility

Any employee of the Company or any of its subsidiaries is eligible to receive an award under the Amended and Restated Stock and Incentive Plan.  As of December 31, 2020, we had approximately 2,100 full-time employees.

Shares Available for Future Awards and Awards Outstanding

As of March 26, 2021, the Record Date, a total of approximately 1,070,036 shares of common stock remained available for future awards under the Stock and Incentive Plan.  The Amended and Restated Stock and Incentive Plan provides that the total number of shares of common stock that may be issued pursuant to awards under the Amended and Restated Stock and Incentive Plan may not exceed 2,500,000 plus the 1,070,036 shares remaining available for future awards under the Stock and Incentive Plan and the number of shares that become available due to cancellation, forfeiture or expiration of, or the non-issuance of shares under an outstanding award granted under the Stock and Incentive Plan.  The 3,570,036 shares represent approximately 3.1% of the Company’s outstanding common stock as of the Record Date.  If the Company’s stockholders approve the Amended and Restated Stock and Incentive Plan, any awards made under the Stock and Incentive Plan that are outstanding at the time the Amended and Restated Stock and Incentive Plan is approved (i.e., unearned or unvested awards) will continue to be governed by the terms of the Stock and Incentive Plan before its amendment and restatement.

To the extent that shares of common stock subject to an outstanding award under the Stock and Incentive Plan, whether before or after its amendment and restatement, are not issued or are cancelled by reason of the failure to earn the shares issuable under, or the forfeiture, termination, surrender, cancellation or expiration of such award, then such shares will, to the extent of such forfeiture or cancellation, again be available for awards under the Amended and Restated Stock and Incentive Plan.  Shares of common stock will not again be available if such shares are surrendered or withheld as payment of either the exercise price or of the withholding taxes in respect of an award.  Awards settled solely in cash will not reduce the number of shares of common stock available for awards under the Amended and Restated Stock and Incentive Plan.  The exercise or settlement of an award of SARs reduces the shares of common stock available under the Amended and Restated Stock and Incentive Plan in the gross number of SARs exercised or settled, not just the net amount of shares actually issued upon exercise or settlement of the award.  Any shares acquired by the Company in the open market with proceeds received from option exercises will not be made available for awards under the Amended and Restated Stock and Incentive Plan.

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Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

No more than 5% of the shares of common stock may be issued with respect to awards with a vesting, restriction, or performance period of less than one year.

Shares of common stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries will not reduce the number of shares available to be issued under the Amended and Restated Stock and Incentive Plan.

The source of common stock issued with respect to awards may be authorized and unissued shares or shares that have been or may be reacquired in the open market, in private transactions, or otherwise.  In the event of any corporate event or transaction, including, but not limited to, a change in the shares of common stock or the capitalization of the Company, such as may result from a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution, other than normal cash dividends, the number of shares of common stock authorized for issuance, available for issuance or covered by any outstanding award and the exercise price or other per share amounts applicable to any such award, and the various limitations described above, will be proportionately adjusted.  Fractional shares will not be issued under the Amended and Restated Stock and Incentive Plan.

Awards

A participant in the Amended and Restated Stock and Incentive Plan is permitted to receive multiple grants of awards.  The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award.  The following types of awards may be granted under the Amended and Restated Stock and Incentive Plan:

Restricted Stock and Restricted Stock Units

An award of restricted stock is an award of shares of common stock that may not be sold or otherwise disposed of during a restricted period determined by the Compensation Committee.  An award of restricted stock units is an award of the right to receive a share of common stock after the expiration of a restricted period determined by the Compensation Committee.  The Compensation Committee also may impose additional restrictions on an award of restricted stock or restricted stock units, including, but not limited to, attainment of certain performance goals during the restricted period.  To the extent provided by the Compensation Committee, restricted stock and restricted stock units also may include a dividend equivalent right, under which the recipient will be entitled to receive all dividends and other distributions paid with respect to such shares to the extent that they vest upon the expiration of the restricted period set by the Compensation Committee.  For grants of restricted stock and restricted stock unit awards made in 2021, the Compensation Committee used a period of restriction of three years for full vesting.

Performance Shares and Performance Units

Performance shares and performance units are awards of a fixed or variable number of shares or of dollar-denominated units that are earned by achievement of performance goals established by the Compensation Committee.  If the applicable performance criteria are met, the shares are earned and become unrestricted with respect to performance shares or an amount is payable with respect to performance units.  Amounts earned under performance share and performance unit awards may be paid in common stock, cash or a combination of both.  To the extent provided by the Compensation Committee, performance shares and performance units also may include a dividend equivalent right, under which the recipient will be entitled to receive all dividends and other distributions paid with respect to earned shares after completion of the performance period set by the Compensation Committee. The Amended and Restated Stock and Incentive Plan provides that dividends or dividend equivalents will not be paid unless and until the underlying performance shares or performance units vest. For grants of performance share awards made in 2021, the Compensation Committee used a performance period of three years.

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Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

Stock Options

Stock options may be nonqualified stock options or incentive stock options that comply with Section 422 of the Internal Revenue Code, or any other option to purchase stock that is permitted by law at the time of grant. The exercise period for any stock option will be determined by the Compensation Committee at the time of grant. The exercise price per share for all shares of common stock issued pursuant to stock options under the Amended and Restated Stock and Incentive Plan may not be less than the fair market value (as defined in the Amended and Restated Stock and Incentive Plan) of a share of common stock on the grant date.  Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable.  The Amended and Restated Stock and Incentive Plan prohibits any reduction (re-pricing) of options without the approval of the Company’s stockholders, limits the term of any stock option to ten years, and limits the number of incentive stock options that may be granted under the Amended and Restated Stock and Incentive Plan to 2,000,000 shares of common stock.  No dividends or dividend equivalent amounts may be paid with respect to any options.

Stock Appreciation Rights (SARs)

The Compensation Committee may grant SARs under the Amended and Restated Stock and Incentive Plan.  Upon exercise, each SAR entitles a participant to receive an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised over an amount equal to the fair market value of a share of common stock on the date the SAR is granted.  Payment of the exercise price may be made in shares of common stock having a fair market value on the date of exercise equal to the amount due upon the exercise of the SAR, may be paid in cash, or in a combination of stock and cash.  Except in the event of certain corporate events or transactions, once a SAR is granted, the Compensation Committee will have no authority to reduce (re-price) the price fixed at the date of grant, nor may any SAR granted under the Amended and Restated Stock and Incentive Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower price at the date of grant without the approval of the Company’s stockholders.  The Amended and Restated Stock and Incentive Plan limits the term of any SAR granted to ten years and one day.  No dividends or dividend equivalent amounts may be paid with respect to any SARs.

Other Awards

Participants may receive the right to receive common stock or a fixed or variable share denominated unit granted under the Amended and Restated Stock and Incentive Plan or any deferred compensation or similar plan established from time to time by the Company.  To the extent provided by the Compensation Committee, other awards payable in shares of common stock also may include a dividend equivalent right, under which the recipient will be entitled to receive all dividends and other distributions paid with respect to such shares upon payment of the award.  Participants in the Amended and Restated Stock and Incentive Plan may also receive cash bonuses and other cash incentive compensation awards under our short-term annual cash incentive compensation program.

Performance-Based Awards

The Compensation Committee may grant performance-based awards that vest, are paid or become exercisable upon the attainment of performance goals.  Performance goals established with respect to an award may be based upon, but are not limited to, one or more of the following performance criteria or metrics:

◆	Return measures (including, but not limited to, total stockholder return, return on assets and return on equity);
◆	Income or earnings measures (including, but not limited to, earnings per share, net income, net interest income, net interest margin and noninterest income);
◆	Revenue measures;
◆	Expense measures (including, but not limited to, expenses, operating efficiencies, efficiency ratios and non-interest expense);

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Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

◆	Balance sheet measures (including, but not limited to, assets, loans, charge-offs, loan loss allowances, non-performing assets, deposits, asset quality levels and investments);
◆	Wealth management measures (including, but not limited to, assets under management, held in trust or custody, client growth, client retention and wealth management fees);
◆	Enterprise risk management measures (including, but not limited to, interest-sensitivity gap levels, regulatory compliance, satisfactory internal or external audits and financial ratings);
◆	Fair market value of our common stock;
◆	Employee, customer or market-related objectives (including, but not limited to, employee satisfaction, customer growth, customer retention, customer satisfaction, number or type of customer relationships and market share);
◆	Achievement of balance sheet or income statement objectives;
◆	Individual participant or team performance objectives (including, but not limited to, key performance indicators, strategic or operational objectives, or project or personnel management); or
◆	Other financial, accounting or quantitative objectives established by the Compensation Committee.

Performance goals for these criteria or metrics may be measured for achievement or satisfaction during the performance period set by the Compensation Committee.  The performance goals may be in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated or other external or internal measures and may be based on, or adjusted for, other objective goals, events or occurrences established by the Compensation Committee.  Performance goals may be particular to a line of business, subsidiary or other unit or the Company generally.  Performance goals may provide for adjustments to include or exclude the effects of certain events as may be determined by the Compensation Committee, including, but not limited to, changes in accounting standards or principles, tax laws or other laws or provisions affecting reported results, a significant acquisition or divestiture, discontinued operations, claims, judgments or settlements or other unusual, infrequently occurring or unplanned items such as restructuring expenses, acquisition expenses, including writedowns or expenses related to goodwill and other intangible assets, stock offerings and stock repurchases, and provision for loan losses.

At the end of each performance period for a performance-based award, the Compensation Committee will determine the extent to which the performance goal established has been achieved and determine the amount to be paid, vested or delivered as a result thereof.  In making such determination, the Compensation Committee may adjust or eliminate such amount to take into account additional factors as the Compensation Committee may deem appropriate to the assessment of performance during the performance period.

Termination of Employment

The disposition of each award held by a participant at termination of employment will be as determined by the Compensation Committee and set forth in the agreement applicable to such award or in any amendment or modification thereof. To the extent the award agreement does not expressly provide for such disposition, then the disposition of the award shall be determined as set forth in the Amended and Restated Stock and Incentive Plan.

Effect of Change-in-Control

In the event of a change-in-control (as defined in the Amended and Restated Stock and Incentive Plan), to the extent that outstanding awards under the Amended and Restated Stock and Incentive Plan are assumed or replaced with a replacement award, such awards will not vest automatically, but instead will remain outstanding and continue to be governed by their terms. If within two years following a change-in-control, however, a

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Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

participant is involuntarily terminated other than for cause or voluntarily terminates with good reason, then upon such termination, the awards will become fully vested (so-called “double-trigger” vesting).

If the Compensation Committee determines that existing awards are not appropriately assumed or are not appropriately replaced in connection with a change-in-control, and unless otherwise provided by the Compensation Committee in the agreement applicable to an award, upon a change-in-control, each SAR, stock option and any Other Award then outstanding will become fully vested and exercisable, all restrictions on restricted stock will lapse and all restricted stock units will become fully vested, and any performance-based awards shall be deemed earned and shall be paid to the extent of the greater of:

◆	The extent to which the performance goals applicable to such award have been met during the performance period up through and including the effective date of the change-in-control, or
◆	A pro-rated amount at the target award level based upon the portion of the performance period elapsed at the time of the change-in-control.

Other Provisions

In general, no award will be assignable or transferable except by will, and the laws of descent and distribution.

The Compensation Committee may impose such restrictions and limitations on any awards granted under the Amended and Restated Stock and Incentive Plan as it may deem advisable, including, but not limited to, share ownership or holding period requirements and requirements to enter into or to comply with confidentiality, non-competition and other restrictive or similar covenants. Additionally, the Compensation Committee may specify in any award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment (clawback) upon the occurrence of certain specified events, such as payments based on financial statements or performance metrics that are determined subsequently to be erroneous, in addition to any otherwise applicable vesting or performance conditions.

The Company is subject to supervision and regulation by banking authorities. Regulations and guidance issued by banking authorities may from time-to-time impose certain compensation restrictions on the Company, its executive officers and certain other highly compensated employees. Awards made under the Amended and Restated Stock and Incentive Plan will comply with such compensation restrictions to the extent applicable.

If authorized by the Compensation Committee, the receipt of payment of cash or the delivery of shares that would otherwise be due to a participant under an award may be deferred at the election of the participant or the Company pursuant to an applicable deferral plan established by the Company or a subsidiary. A deferral also may be requested under applicable banking regulations. Awards made and deferral of any amounts payable under the Amended and Restated Stock and Incentive Plan are intended to comply with deferred compensation rules under Section 409A of the Internal Revenue Code.

Effective Date, Amendment and Termination

If approved by our stockholders, the Amended and Restated Stock and Incentive Plan will become effective as of the date of such approval and will remain in effect until all shares subject to the Amended and Restated Stock and Incentive Plan have been issued according to the provisions of the Amended and Restated Stock and Incentive Plan, provided, however, that no awards may be granted on or after the tenth anniversary of the original adoption of the Stock and Incentive Plan.  The Board of Directors may terminate the Amended and Restated Stock and Incentive Plan at any time and may amend or modify the Amended and Restated Stock and Incentive Plan from time-to-time, provided that no such action shall materially adversely alter or impair any outstanding award without the consent of the participant(s) affected thereby.  In addition, unless approved by our stockholders, no amendment or modification may increase the number of shares of common stock that may be issued under the Amended and Restated Stock and Incentive Plan (except pursuant to an adjustment related to a corporate change affecting our common stock), expand the types of awards available to participants under the Amended and Restated Stock and Incentive Plan, materially expand the class of persons eligible to participate in the Amended and Restated Stock and Incentive Plan, delete or limit the provisions prohibiting the re-pricing of options or reduce

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Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

the price at which shares may be offered under options, extend the termination date for making awards under the Amended and Restated Stock and Incentive Plan, or become effective if such amendment or modification is required under the rules the NASDAQ Stock Market or another national exchange on which the common stock is then listed, or other applicable law, rules or regulations, to be approved by stockholders.

The Compensation Committee may amend or modify any outstanding awards in any manner to the extent that the Compensation Committee would have had the authority under the Amended and Restated Stock and Incentive Plan initially to make such award as so amended or modified, provided that no amendment or modification shall materially adversely alter or impair an outstanding award without the consent of the participant affected thereby.

Federal Income Tax Considerations

The following discussion is a summary of certain U.S. federal income tax consequences to participants who may receive grants of awards under the Amended and Restated Stock and Incentive Plan and to the Company.  This discussion is not intended to constitute tax advice, does not purport to be complete, and does not cover, among other things, state, local or foreign tax treatment.

Restricted Stock Units and Performance Units

A recipient of restricted stock units and performance units generally will not be subject to tax at the time of grant, but will be subject to tax at ordinary income rates on the fair market value of any common stock issued or cash paid pursuant to such an award upon vesting.  The Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the recipient. The fair market value of the Company’s common stock (if any) received on the delivery date will be a participant’s tax basis for purposes of determining any subsequent gain or loss from the sale of the Company’s common stock. The capital gain or loss holding period for any common stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

Stock Awards

A recipient of restricted stock, performance shares or any other award of shares of common stock generally will be subject to tax at ordinary income rates on the fair market value of the common stock at the time the shares have been delivered and are no longer subject to forfeiture.  A recipient who so elects under Section 83(b) of the Internal Revenue Code within thirty days of the date of the grant of shares of common stock will have ordinary taxable income on the date of the grant equal to the fair market value of the shares as if the shares were unrestricted or the shares were earned and could be sold immediately.  If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares.  Upon sale of the restricted stock or performance shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires.  If the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately.  The Company generally is entitled to a deduction for compensation paid to a participant in the amount of ordinary income recognized by the participant. In the event that a restricted share award is forfeited by the participant after having made a Section 83(b) election, the Company will include in its income the amount of its original deduction.

Nonqualified Stock Options

For federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option.  Upon exercise, the participant will realize ordinary income in an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price multiplied by the number of shares received pursuant to the exercise of such options.  A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the option, and (b) the amount realized on such sale or exchange.  Any gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

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Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

The Company generally is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant realizes compensation upon exercise of the option.

Incentive Stock Options

No taxable income is realized by the participant upon exercise of an incentive stock option granted under the Amended and Restated Stock and Incentive Plan, and if no disposition of those shares is made by such participant within two years after the date of grant and within one year after the transfer of those shares to the participant, then: (a) upon the sale of the shares, any amount realized in excess of the exercise price will be taxed as a long-term capital gain and any loss sustained will be taxed as a long-term capital loss, and (b) no deduction will be allowed to the Company for federal income tax purposes.  Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

If the shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally: (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized upon disposition of the shares) over the exercise price, and (b) the Company generally will be entitled to deduct such amount.  Any additional gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and may not be deducted by the Company.  If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

Stock Appreciation Rights

No taxable income is recognized by a participant upon the grant of a SAR under the Amended and Restated Stock and Incentive Plan.  Upon the exercise of a SAR, the participant will realize ordinary income in an amount equal to the fair market value of the shares of common stock received and the amount of cash received. The participant’s basis in any shares received will equal the fair market value of such shares on the exercise date. Shares of common stock received upon the exercise of a SAR will, upon subsequent sale, be eligible for capital gains treatment, with the capital gains holding period commencing on the date of exercise of the SAR.

The Company is generally entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant realizes ordinary income upon exercise of the SAR.

Other Awards

A participant will recognize ordinary income upon receipt of cash pursuant to a cash award and the Company generally will be entitled to a deduction equal to the amount of the ordinary income realized by the recipient.

Section 409A of the Internal Revenue Code

The terms of the Amended and Restated Stock and Incentive Plan and each award granted thereunder are intended to comply with Section 409A of the Internal Revenue Code, which imposes specific restrictions on nonqualified deferred compensation arrangements, whether by reason of such awards qualifying as short-term deferral or otherwise. Failure to satisfy the applicable requirements under these provisions for awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties.

Effect of Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1.0 million annually the deductibility of certain compensation received by individuals who serve as our Chief Executive Officer and certain individuals who serve as executive officers.  The deduction limit will apply to awards made under the Amended and Restated Stock and Incentive Plan.  Accordingly, the Company’s general ability to take deductions for compensation related to awards under the Amended and Restated Stock and Incentive Plan, as described above, may be limited by the application of Section 162(m) of the Internal Revenue Code.

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Item 2 First Midwest Bancorp, Inc. Amended and Restated Stock and Incentive Plan

Future Plan Benefits

Awards under the Amended and Restated Stock and Incentive Plan are made at the discretion of the Compensation Committee.  Therefore, the benefits and amounts that will be received or allocated under the Amended and Restated Stock and Incentive Plan in the future are not determinable at this time.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR approval of the amendment and restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan, including the issuance of shares of common stock authorized thereunder.

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ITEM 3  APPROVAL OF AN ADVISORY (NON-BINDING) RESOLUTION REGARDING THE COMPENSATION PAID IN 2020 TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with applicable SEC rules, we are required to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We refer to this proposal as the “say-on-pay” proposal. Our executive compensation programs, including detailed information regarding the compensation paid to our named executive officers for 2020, are described in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this Proxy Statement.

Our Board of Directors views it as a good corporate governance practice to present the say-on-pay proposal to our stockholders annually. The Board made this recommendation to our stockholders at our 2018 annual meeting, and our stockholders overwhelmingly voted in favor of holding a say-on-pay vote every year, as opposed to every other year or every third year.

At our 2020 annual meeting of stockholders, 97% of the votes cast, excluding abstentions (95% if abstentions are included) were voted in favor of the compensation paid to our named executive officers. We believe these results confirmed our approach to executive compensation. Our Compensation Committee intends to consider the say-on-pay vote results from this year, and future advisory votes, with respect to the design of and amounts paid under our executive compensation program.

We are asking our stockholders to indicate their support for our executive compensation program as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on our executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion set forth in the 2021 annual meeting proxy statement, is hereby approved by the Company’s stockholders on an advisory basis.

The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors. We value the opinions of our stockholders, and the Compensation Committee will consider the results of the vote on our say-on-pay proposal when establishing the design of and amounts paid under our future executive compensation programs.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR approval of the advisory (non-binding) resolution, as set forth above, regarding the compensation paid to the Company’s named executive officers.

32	First Midwest Bancorp, Inc.

ITEM 4  RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is responsible for appointing the Company’s independent registered public accounting firm, and the Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2021. We are submitting this selection for stockholder ratification at the Annual Meeting. We expect a representative of Ernst & Young LLP to be available at the Annual Meeting and to have an opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions from stockholders. Ernst & Young LLP also served as our independent registered public accounting firm for the year ended December 31, 2020.

Although we are not required to have our stockholders ratify the selection of our independent registered public accounting firm, our Board of Directors has determined to seek this ratification from stockholders. This ratification is advisory and is, therefore, not binding on the Audit Committee. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee, or a designated member of the Audit Committee, approves in advance all audit and any non-audit services rendered by Ernst & Young LLP on behalf of the Company. The following table shows information about fees paid by the Company to Ernst & Young LLP for services related to the years indicated below.

		Percent of		Percent of
		2020 Services		2019 Services
		Approved by		Approved by
	2020	Audit Committee	2019	Audit Committee
Audit fees(1)	$2,023,245	100%	$2,001,777	100%
Audit-related fees(2)	298,195	100%	263,200	100%
Tax fees(3)	20,210	100%	174,671	100%
All other fees	—	—%	—	—%
Total fees	$2,341,650		$2,439,648

(1)	Includes fees and expenses for the audit of the Company’s annual financial statements, internal control over financial reporting and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as other services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.
(2)	Includes fees related to the audits of the Company’s benefit plans, comfort letters and filings with the SEC.
(3)	Includes fees related to assistance with routine tax audits and tax planning, consulting and compliance services.

Fees paid to Ernst & Young LLP for services in 2020 were less than in 2019 primarily as a result of lower tax and compliance advisory fees, partially offset by increased fees related to the issuance of comfort letters for SEC filings in connection with the Company’s 2020 preferred stock issuances.

For audit, audit-related, tax-related and all other services, our Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, our Audit Committee must specifically approve the services. Further, under our fee policy, our independent registered public accounting firm may not perform the non-audit services identified by the SEC as prohibited. Our fee policy requires management to provide to our Audit Committee on a quarterly basis a summary of all services performed by the independent registered public accounting firm.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

2021 Proxy Statement	33

CORPORATE GOVERNANCE AT FIRST MIDWEST

Our Board of Directors is committed to maintaining strong corporate governance principles and practices.

For additional information about our corporate governance practices, you may view the following documents on our website at https://investor.firstmidwest.com/corporate-information/documents/ or request them in print by sending a written request to our Corporate Secretary at First Midwest Bancorp, Inc., 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631:

◆   Corporate Governance Guidelines

◆   Code of Ethics and Standards of Business Conduct (applicable to all directors, officers and employees)

◆   Code of Ethics for Senior Financial Officers

◆   Audit Committee Charter

◆   Compensation Committee Charter

◆   Enterprise Risk Committee Charter

◆   Nominating and Corporate Governance Committee Charter

◆   Related Party Transaction Policy

Corporate Governance Guidelines and Committee Charters

Our Corporate Governance Guidelines and the charters of the Audit, Compensation, Enterprise Risk and Nominating and Corporate Governance Committees of our Board of Directors describe various aspects of our corporate governance practices. The Corporate Governance Guidelines and charters are intended to ensure that our Board of Directors has certain practices in place relating to oversight of management and various components of our business operations and to make decisions that are independent of management.

Code of Ethics and Standards of Business Conduct

We have adopted a Code of Ethics and Standards of Business Conduct, which applies to all of our directors, officers and employees, as well as a Code of Ethics for Senior Financial Officers, which applies to our senior financial officers. Our Code of Ethics and Standards of Business Conduct meets the requirements of a “code of ethics” as defined by applicable SEC rules, and also meets the requirements of a “code of conduct” under the applicable rules of the NASDAQ Stock Market. Annually, all employees are required to certify that they have reviewed and are familiar with the Code of Ethics and Standards of Business Conduct, and all officers are required to certify compliance with this code. Waivers of the Code of Ethics and Standards of Business Conduct for executive officers and directors are required to be disclosed to the Chair of our Nominating and Corporate Governance Committee and must be approved by the Board. Similarly, our senior financial officers must certify annually that they have reviewed, are familiar with and are in compliance with the Code of Ethics for Senior Financial Officers. Waivers of the Code of Ethics for Senior Financial Officers must be submitted to and approved by the Board.

Director Independence

Our Board of Directors determines annually the independence of all non-employee directors in accordance with the independence requirements of our Corporate Governance Guidelines and the NASDAQ Stock Market rules. Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect a determination of independence. Management then provides the Nominating and Corporate Governance Committee and the Board of Directors with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that is outside the categories permitted under the rules of the NASDAQ Stock Market.

34	First Midwest Bancorp, Inc.

Corporate Governance at First Midwest

Based on the review and recommendation by the Nominating and Corporate Governance Committee, our Board of Directors analyzed the independence of each of the Company’s nominees and other current directors, and determined that all of our directors meet the standards of independence under our Corporate Governance Guidelines and the NASDAQ Stock Market rules, other than Michael L. Scudder, our Chairman and Chief Executive Officer, and Mark G. Sander, our President and Chief Operating Officer, who are not considered to be independent under our Corporate Governance Guidelines and the rules of the NASDAQ Stock Market because they are employees of the Company. In addition, our Board of Directors determined that:

◆	Each member of the Audit Committee is financially literate and has accounting or related financial management expertise (as such qualifications are defined under the rules of the NASDAQ Stock Market).
◆	Thomas L. Brown and Stephen C. Van Arsdell are “audit committee financial experts” within the meaning of the rules and regulations of the SEC.
◆	Each member of the Compensation Committee is a “non-employee director” within the meaning of Exchange Act Rule 16b-3, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

Board Leadership and Structure

As provided in our Corporate Governance Guidelines, our Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and the Board leadership structure based on what it deems to be in the best interests of the Company and its stockholders. Our Nominating and Corporate Governance Committee annually reviews the composition of the Board and its committees. The Nominating and Corporate Governance Committee also reviews and recommends to the Board the duties and responsibilities of the Chairman and the Lead Independent Director.

Since 2017, Michael L. Scudder has served as our Chairman of the Board and Chief Executive Officer, with an independent member of our Board of Directors serving as our Lead Independent Director. In 2020, Ellen A. Rudnick was appointed to serve as our Lead Independent Director, succeeding J. Stephen Vanderwoude, who served in the position since 2017.

The Board of Directors believes that, at this time, the combination of the offices of Chairman of the Board and Chief Executive Officer and the maintenance of a separate Lead Independent Director role are appropriate for the Company. This leadership structure allows Mr. Scudder to leverage his extensive knowledge of the Company and industry experience into the strategic vision for the management and direction of the Company at both the Board and management level. This further allows him to drive the enhancement of stockholder value, grow and expand the Company’s business and execute the Company’s strategies.

Additionally, the Board believes it is appropriate to have a Lead Independent Director while Mr. Scudder serves as Chairman of the Board in order to provide Board leadership independent from management. The Lead Independent Director is empowered with, and exercises, well-defined duties that enable robust, objective oversight of the Board’s affairs and ensure independent challenge of management as appropriate. Ms. Rudnick has a strong understanding of the Company and its business, as well as extensive leadership, corporate governance and public company board experience.

Consistent with Mr. Scudder’s focus on the Company’s strategic vision and direction, since 2019, Mark G. Sander has served as President of the Company in addition to his position as Chief Operating Officer. In this role, Mr. Sander leads significant portions of the day-to-day management of the Company and the Bank.

Lead Independent Director

Our Lead Independent Director must satisfy the independence requirements of the NASDAQ Stock Market and must have served as a director of the Company for least one year. The Lead Independent Director serves in a

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Corporate Governance at First Midwest

leadership capacity among our independent directors and as an additional resource for the Chair of the Board in order to continue to foster a strong, highly engaged and high-performing Board of Directors.

The principal duties and responsibilities of the Lead Independent Director are as follows:

◆	Act as a liaison on behalf of the independent directors with the Chair of the Board.
◆	Preside at all meetings of the Board of Directors and stockholders at which the Chair of the Board is not present.
◆	Consult with the Chair of the Board on the agendas and schedules for meetings of the Board of Directors.
◆	Have the ability to call meetings of the Board.
◆	Determine, in conjunction with the Board of Directors, the need for, have the ability to call, and preside at meetings of the independent directors and, following each such meeting, promptly communicate to the Chair of the Board the substance of the discussions that occurred at the meeting.
◆	Serve as a member of the Advisory Committee of the Board of Directors.
◆	Serve as the acting Chair of the Board in the event of an extended incapacitation of the Chair of the Board until the incapacitation has ended or a successor to the Chair of the Board is elected.
◆	Together with the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee, interview all new director candidates.
◆	Consult with the Chair of the Board with respect to the quality and timeliness of information provided to the Board of Directors.
◆	Perform such other duties and responsibilities as may be assigned to the Lead Independent Director by the Board of Directors.

Risk Oversight

Risk is inherent in every business and particularly for regulated financial institutions. We have organized our risk profile and enterprise risk management framework into the following eight categories: Credit, Market, Liquidity, Operational, Compliance and Regulatory, Legal, Strategic and Reputational risks. We do not view risk in isolation, but rather consider risk as part of our ongoing consideration of business strategy and decisions. We also are mindful that risk oversight is not about eliminating all risks, but rather identifying, quantifying and managing or accepting risks at appropriate levels to achieve customer needs and business objectives in a prudent manner.

We support our risk oversight process through a governance structure involving our Board of Directors and management. Management is responsible for the day-to-day management of the risks the Company faces. Management establishes and maintains risk management processes, policies and tolerance ranges designed to balance our operations and business opportunities with risk mitigation in order to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board of Directors and its committees. The Company also has a Chief Risk Officer, who is responsible for the design and implementation of our risk management processes.

The Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that our enterprise risk management framework, policies and profiles designed and implemented by management are appropriate and functioning as contemplated. The Board performs its risk oversight function primarily through its committees and the operation of the Bank’s board of directors.

36	First Midwest Bancorp, Inc.

Corporate Governance at First Midwest

Management’s risk oversight is primarily administered through our Risk Management Committee, which is composed of members of executive management. The committee’s purpose is to provide a centralized forum to monitor our risk management processes and the alignment of these activities with our risk appetite and business plan. In addition, the Risk Management Committee evaluates and considers emerging risks facing the Company, the financial services industry, and the communities and environments in which we operate.

The Risk Management Committee utilizes a sub-committee structure to frequently monitor and manage key risks within the eight risk categories. These key risks can include additional risk components, such as information security, environmental, credit quality and concentration, asset and liability management and various other risks that could impact the delivery of our services to our customers or our business generally. Cooperation across the Company is essential to adequately address these risks. Each sub-committee is comprised of the key colleagues and executives who manage each risk on a day-to-day basis. The sub-committees analyze and aggregate the various risk metrics to measure alignment with the stated risk objectives and appetites for each of the eight risk categories and report their findings to the Risk Management Committee.

After receiving, discussing and assessing the risk reports presented by the sub-committees and the Risk Management Committee, our Chief Risk Officer, reports at least quarterly to the Enterprise Risk Committee of our Board of Directors on each of our eight risk categories, as well as any other significant risk management matters that arise.

The Enterprise Risk Management Committee of our Board of Directors is primarily involved in assisting the Board with its oversight of enterprise-wide risk management. Among other responsibilities, this committee approves risk appetites and profiles established by management for key business risks and confirms that business decisions are executed within the established risk tolerances. After receiving, discussing and assessing the risk reports presented by the Chief Risk Officer on behalf of the Risk Management Committee, the Chair of the Enterprise Risk Committee presents a quarterly report to the Board of Directors.

Each of the Board’s standing committees is comprised entirely of independent directors and supports the Board’s oversight functions by regularly addressing various risks in their respective areas of oversight, as follows:

◆	Audit Committee. Assists the Board with risk oversight in the areas of financial reporting, internal controls, tax and compliance with certain public reporting requirements.
◆	Compensation Committee. Assists the Board with risk oversight associated with our compensation policies and programs, including maintaining an executive compensation program that is designed to encourage the achievement of corporate objectives and strategies, enhance stockholder value and incent and retain our executive officers, and discourage unnecessary or excessive risk taking.
◆	Enterprise Risk Committee. Assists the Board in its oversight and assessment of management in connection with the operation of the Company’s enterprise-wide risk management framework.
◆	Nominating and Corporate Governance Committee. Assists the Board with risk oversight associated with corporate governance, including the Company’s corporate social responsibility framework and initiatives, Board and Board committee composition, and director and executive succession.

Each Board committee reports to the full Board of Directors at least quarterly at regular meetings concerning the activities of the committee, the significant matters it has discussed and the actions taken by the committee. The Board also receives reports directly from our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Risk Officer and General Counsel, as well as other members of management, regarding the Company’s risk management functions. Key members of senior management attend Board and Board committee meetings and are available to address any questions or concerns raised by the Board of Directors.

Information and Cybersecurity Risk Oversight

Information and cybersecurity risk oversight is a component of our enterprise risk management framework and is housed within the broader Operational risk profile of the Company. We recognize the importance of maintaining

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Corporate Governance at First Midwest

the trust of our customers with respect to their confidential financial information and devote significant attention to information and cybersecurity controls and protections.

Our Board of Directors oversees the management of information and cybersecurity risk. Senior management is responsible for the day-to-day management of information and cybersecurity risk and the design and implementation of policies, processes and procedures to identify and mitigate information and cybersecurity risk. Our Enterprise Risk Committee and our Board receive quarterly reports from and engage in discussions with senior management on the effectiveness of our information and cybersecurity program and review our inherent risks, the plans and programs designed to address these risks and our progress in doing so. Our cybersecurity response plan is a component of a broader crisis management plan, which outlines our approach for the urgent management, communication, and successful resolution of any known or suspected unauthorized access to customer information. Our response plan includes a reporting procedure for notifying the appropriate Federal and State regulators, filing timely suspicious activity reports in accordance with regulations, contacting law enforcement officials and notifying clients as needed. Our colleagues also complete privacy and information awareness training on at least an annual basis, with certain executives completing additional targeted awareness courses based on their privileged administrator access to our systems.

External parties, including cybersecurity firms, penetration testers and banking regulators, annually assess our information and cybersecurity program. We use the findings to analyze the effectiveness of our program and to identify opportunities to address and remedy any residual risks. In addition, we maintain robust cyber insurance and participate in financial industry cybersecurity and threat intelligence organizations to monitor and assess trends within the financial services industry.

Meetings

Our Board of Directors holds regular quarterly meetings and special meetings as needed. In 2020, the Board held four regularly scheduled meetings, and our independent directors met separately without management present following each regular meeting. In light of the COVID-19 pandemic, the Board also met six additional times during the year. Our directors also communicate with each other between meetings. Further, the Board of Directors devotes additional time outside of its regular meetings to discussions with our Chief Executive Officer and members of executive management about the Company’s long-term strategy, corporate objectives and initiatives and industry and market updates, which are then discussed further at the Board’s quarterly meetings.

We expect our directors to attend all Board and committee meetings for those committees on which they serve. Directors are also expected to attend each annual meeting of stockholders. All of our directors attended last year’s annual meeting, and each of our directors attended 100% of the total number of meetings of the Board and committees on which he or she served during 2020.

Board Committees

Our Board of Directors has four standing committees: our Audit Committee, Compensation Committee, Enterprise Risk Committee and Nominating and Corporate Governance Committee. Each standing committee has a written charter that each committee and the Board of Directors review annually. Our Board has determined that each of the members of our standing committees is independent under the provisions of our Corporate Governance Guidelines and the rules of the NASDAQ Stock Market. The Board of Directors has also established an Advisory Committee for the purpose of providing advice to management with respect to business matters as needed between regular meetings of the Board and undertaking such other duties and responsibilities as may be delegated to this committee by the Board.

Under our Corporate Governance Guidelines, the members of each Board committee (including each committee chair) are appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and a member may only serve as the chair of one committee of the Board at any given time.

Below is a brief description, including membership and meeting information for 2020, of each standing committee of our Board of Directors, as well as our Advisory Committee. Each standing committee has the authority to engage, at the Company’s expense, legal counsel or other advisors or consultants as it deems appropriate to carry

38	First Midwest Bancorp, Inc.

Corporate Governance at First Midwest

out its responsibilities. The charter of each standing committee describes the specific responsibilities and functions of the committee. Copies of our Audit Committee, Compensation Committee, Enterprise Risk Committee and Nominating and Corporate Governance Committee charters are available by visiting our website at https://investor.firstmidwest.com/corporate-information/documents/.

Audit Committee

# of Meetings
Committee Members	Primary Responsibilities	in 2020
Stephen C. Van Arsdell (Chair) Thomas L. Brown Phupinder S. Gill Kathryn J. Hayley Frank B. Modruson

◆   Appoint our independent registered public accounting firm and pre-approve all services performed by this firm.

◆   Oversee the external financial reporting process and the adequacy of the Company’s internal controls over financial reporting.

◆   Oversee the appointment of the audit services director, who is responsible for the Company’s internal audit function.

◆   Oversee the scope of the audit activities of the independent registered public accounting firm and the Company’s internal auditors.

◆   Oversee the process for determining the independence of the independent registered public accounting firm.

◆   Oversee the procedures for the receipt, retention and resolution of complaints regarding accounting, internal control or auditing matters.

◆   Discuss with management and the independent registered public accounting firm the critical accounting policies and practices used by the Company, any off-balance sheet items and significant judgments made in connection with the preparation of the Company’s financial statements.

◆   Discuss with management and the independent registered public accounting firm certain reports filed with the SEC.

◆   Discuss with management the Company’s policies and procedures relating to compliance with applicable laws and regulations pertaining to financial reporting and disclosure.

8

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Corporate Governance at First Midwest

Compensation Committee

# of Meetings
Committee Members	Primary Responsibilities	in 2020
Barbara A. Boigegrain (Chair) Kathryn J. Hayley Peter J. Henseler Ellen A. Rudnick Michael J. Small

◆   Review and approve our executive compensation philosophy.

◆   Oversee the development and implementation of our compensation policies and programs.

◆   Review and monitor our incentive and other compensation programs.

◆   Recommend to our Board of Directors goals and objectives relating to the compensation of our Chief Executive Officer.

◆   Assist our Board of Directors in evaluating the performance of our Chief Executive Officer and recommend to our Board the Chief Executive Officer’s compensation.

◆   Review and recommend to our Board of Directors the annual compensation of executive management.

◆   Approve the Company’s peer group used for comparative compensation purposes.

◆   Review and recommend to our Board of Directors the annual compensation of our directors.

◆   Administer our Stock and Incentive Plan, as may be amended from time to time, and our non-employee director equity awards.

◆   Discuss with management the Company’s health and welfare programs.

◆   Appoint the plan administrators for the Company’s retirement plans and the members of the Company’s retirement and benefit plans administration committee.

◆   Conduct an annual risk assessment of our compensation programs.

◆   Retain an independent compensation consultant to provide advice to the Compensation Committee relative to compensation matters.

6

Enterprise Risk Committee

# of Meetings
Committee Members	Primary Responsibilities	in 2020
Thomas L. Brown (Chair) Phupinder S. Gill Frank B. Modruson Michael J. Small J. Stephen Vanderwoude

◆   Review and approve policies establishing risk management governance, risk appetite, risk management procedures and risk control infrastructure for the Company’s enterprise-wide operations.

◆   Approve our enterprise risk management framework and oversee management’s administration of the processes and systems for implementing and monitoring compliance with this framework.

◆   Approve the Company’s risk appetite statement.

◆   Review reports from management to evaluate the Company’s assessment and management of enterprise-wide risks identified through the enterprise risk management program.

◆   Review reports from management relating to its assessment and monitoring of credit, market, liquidity, operational, compliance and regulatory, legal, strategic and reputational risks at the Company.

◆   Review and recommend to the Board for approval annually the Company’s capital management policy.

◆   Review and recommend to the Board for approval annually the Company’s capital plan and monitor management’s adherence to the plan.

3*

*    In 2020, our Enterprise Risk Committee met three times instead of four because, in light of the pandemic and the significance of the risks related thereto, the Committee conducted at a full Board meeting the business that it would have conducted at one of its meetings.

40	First Midwest Bancorp, Inc.

Corporate Governance at First Midwest

Nominating and Corporate Governance Committee

# of Meetings
Committee Members	Primary Responsibilities	in 2020
Ellen A. Rudnick (Chair) Barbara A. Boigegrain Peter J. Henseler Stephen C. Van Arsdell J. Stephen Vanderwoude

◆   Recommend to the Board of Directors the director nominees for election at any meeting of stockholders at which directors are elected.

◆   Identify, interview and recruit individuals to serve as members of our Board of Directors.

◆   Oversee matters of corporate governance, including review of the Company’s Corporate Governance Guidelines, Code of Ethics and Standards of Business Conduct and stock ownership guidelines.

◆   Advise the Board of Directors on Board and committee organization, membership, function, performance and effectiveness.

◆   Recommend to the Board of Directors the appointment of a director to serve as the Chair of the Board and, if the Chair also serves as the CEO, the Lead Independent Director.

◆   Review director independence standards and qualifications and make recommendations to the Board of Directors with respect to the determination of the independence and qualifications of directors.

◆   Assist and advise regarding executive management succession.

◆   Approve, subject to stockholder approval where required, amendments to the Company’s Certificate of Incorporation, By-Laws and Corporate Governance Guidelines.

◆   Review management’s corporate social responsibility framework and initiatives.

◆   Assist the Chair of the Board with director education at the Company.

◆   Review related person transactions, if and when they arise.

◆   Oversee the annual self-evaluation process of the Board of Directors and each of its committees.

4

Advisory Committee

		# of Meetings
Committee Members	Primary Responsibilities	in 2020
Michael L. Scudder (Chair) Barbara A. Boigegrain Thomas L. Brown Ellen A. Rudnick Stephen C. Van Arsdell	◆ Advise and consult with management with respect to business matters as needed between regular meetings of the Board of Directors. ◆ Undertake such other duties and responsibilities as may be delegated to this committee by the Board of Directors.	2

Board and Committee Self-Evaluations

The Board of Directors and the Audit, Compensation, Enterprise Risk and Nominating and Corporate Governance Committees conduct an annual self-evaluation, which includes both a qualitative and quantitative assessment by each director of the performance of the Board and the committees on which the director sits. The Nominating and Corporate Governance Committee oversees these evaluations. As part of this process, each director completes an annual self-evaluation of the Board and the committees on which the director sits and has an individual meeting with the Chair of the Nominating and Corporate Governance Committee. The results of the self-evaluations are reported to the Board of Directors.

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Corporate Governance at First Midwest

Director Education

The Chairman of the Board oversees director education at the Company, with the input of the Nominating and Corporate Governance Committee. Director education occurs for the full Board and for each of the Board’s committees. Our education program involves quarterly in-person presentations (which, in 2020, were conducted virtually) on relevant topics by management, outside advisors or industry experts, attendance at national and local conferences and meetings (sponsored by federal bank regulatory agencies, the National Association of Corporate Directors and others), access to board and governance related portals maintained by outside advisors or industry experts and subscriptions to pertinent periodicals and other materials.

Related Person Transactions

We maintain a written policy for reviewing, approving and monitoring transactions involving the Company and related persons (generally, directors and executive officers or their immediate family members, or stockholders owning 5% or more of our common stock).

Our Nominating and Corporate Governance Committee is responsible for reviewing and approving (or ratifying) all transactions with related persons. The Nominating and Corporate Governance Committee will consider all relevant factors in its analysis, including whether the transaction is on an arm’s length basis with terms comparable to those available to third parties. The Nominating and Corporate Governance Committee will also determine whether any transaction with a related person impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The Chair of the Nominating and Corporate Governance Committee may pre-approve or ratify any transaction with a related person involving an amount up to $1,000,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course banking transactions, including loans made by First Midwest Bank, will be deemed to be pre-approved by the Nominating and Corporate Governance Committee.

From time to time, First Midwest Bank engages in transactions with some of our executive officers, directors and entities with which they are associated. These transactions involve loans extended in accordance with Regulation O of the Federal Reserve and other banking services, all of which are in the ordinary course of business and on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our executive officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving on our Board of Directors or our Compensation Committee.

Stockholder Engagement

In 2020, we continued our stockholder engagement program in order to promote an open dialogue between the Company and our largest stockholders. Through this program, we engaged with several of our institutional stockholders owning in the aggregate over 20% of our outstanding common stock. The meetings with our stockholders included discussion of our business strategy, the composition and qualifications of our Board of Directors, corporate governance practices, executive compensation, corporate social responsibility activities and diversity, equity and inclusion initiatives, among other topics. We value the input and perspectives that we received during these discussions and carefully consider stockholder feedback as we review our corporate practices. We plan to continue our engagement program to further open and constructive dialogue with our stockholders.

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Corporate Governance at First Midwest

Stockholder Communication with Directors

Stockholders may contact the Chairman of the Board, the Lead Independent Director, an individual director, the entire Board of Directors, our independent directors as a group or a specific Board committee by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Corporate Secretary, 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631. Each communication should specify the applicable addressee(s) to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee(s). Communications also may be referred to other departments within the Company. The Company generally will not forward to the directors a communication that involves routine business matters of the Company or First Midwest Bank, an irrelevant topic or a request for general information about the Company. Communications regarding accounting or auditing matters should be made in writing and addressed to the Board’s Audit Committee Chair or the Company’s Audit Services Director, c/o Corporate Secretary, First Midwest Bancorp, Inc., 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631.

Whistleblower Policy

We have adopted a comprehensive whistleblower policy in furtherance of our commitment to conduct our affairs in compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The whistleblower policy establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters. The whistleblower policy also provides a process for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our Audit Committee oversees the administration of the whistleblower policy and determines the application of corrective action as appropriate.

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INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth, as of March 26, 2021, the Record Date, information about the beneficial ownership of our common stock and our depositary shares (each representing a 1/40th interest in a share of our Series C preferred stock) by all directors, our named executive officers and our directors and all executive officers as a group. Except as described below, each stockholder has sole voting and investment power for all shares shown. Unless otherwise indicated, the address of each beneficial owner is c/o First Midwest Bancorp, Inc., 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631.

For our common stock, we calculated the percent of class based on 114,334,259 shares of common stock outstanding on March 26, 2021. We include shares of restricted stock subject to future vesting conditions for which an individual has voting but not dispositive power. We also include shares underlying restricted stock units and performance shares that could vest within 60 days of March 26, 2021, even though an individual has neither voting nor dispositive power. Those shares are deemed to be outstanding and beneficially owned by the person holding such securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For our depositary shares (each representing a 1/40th interest in a share of our Series C preferred stock), we calculated the percent of class based on 4,900,000 depositary shares outstanding as of March 26, 2021.

	Number of Depositary	Percent of	Number of Common	Percent of
Beneficial Owner	Shares	Class	Shares/Units(1)(2)(3)	Class
Directors
Barbara A. Boigegrain	—	—	43,496	*
Thomas L. Brown	—	—	25,722	*
Phupinder S. Gill	4,000	*	68,237	*
Kathryn J. Hayley	12,000	*	23,000	*
Peter J. Henseler	4,000	*	31,492	*
Frank B. Modruson	—	—	21,523	*
Ellen A. Rudnick	3,000	*	39,853	*
Mark G. Sander	3,000	*	229,169	*
Michael L. Scudder	4,000	*	362,051	*
Michael J. Small	—	—	31,851	*
Stephen C. Van Arsdell	2,000	*	28,633	*
J. Stephen Vanderwoude	1,000	*	34,542	*
Named Executive Officers (other than Messrs. Sander and Scudder)
Patrick S. Barrett	—	—	71,763	*
Michael W. Jamieson	4,000	*	30,590	*
Thomas M. Prame	—	—	91,205	*
All directors and executive officers (including named executive officers) as a group (23 persons) (4)	38,400	0.78%	1,416,786	1.24%

*	Less than 1%.
(1)	Some of our directors and officers have deferred cash compensation (in the form of phantom common stock) or stock option gains (in the form of common stock equivalents) under our deferred compensation plans. Some of these deferred amounts will be paid in shares of our common stock upon the director’s or officer’s retirement or other termination of employment or service with the Company. The directors and officers have voting and investment power for the shares of phantom common stock and voting power but no dispositive power for the common stock equivalent shares. All shares held under our deferred compensation plans are included in the totals for our directors and officers. The number of shares of common stock to which our directors and officers would be entitled had their service or employment with the Company terminated as of March 26, 2021 is as follows: Mr. Brown, 22,722 shares; Mr. Gill, 36,648 shares; Mr. Henseler, 2,020 shares; Mr. Van Arsdell, 12,133 shares; Mr. Vanderwoude, 22,042 shares; Mr. Scudder, 10,642 shares; and Mr. Prame, 2,220 shares.
(2)	Includes the following shares of common stock held through the Company’s 401(k) Plan: Mr. Sander, 389 shares; and Mr. Prame, 20,441 shares.

44	First Midwest Bancorp, Inc.

Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management

(3)	Includes the following shares of restricted stock subject to future vesting conditions for which the individual has voting but not dispositive power: Mr. Scudder, 66,835 shares; Mr. Sander, 25,469 shares; Mr. Barrett, 29,729 shares; Mr. Jamieson, 4,928 shares; and Mr. Prame, 23,809 shares. Mr. Sander holds an additional 18,974 shares underlying restricted stock units and Mr. Jamieson holds an additional 20,345 shares underlying restricted stock units that would not vest within 60 days of March 26, 2021 under the terms of the applicable award agreements and therefore are not included in the table.

(4)	Includes: 108,464 shares of common stock payable to certain directors and executive officers pursuant to our deferred compensation plans; 33,619 shares of common stock held in our 401(k) Plan for the accounts of certain executive officers; and 272,658 shares of restricted stock. Excludes: 55,301 restricted stock units and 31,369 earned performance shares that would not vest within 60 days after March 26, 2021 under the terms of the applicable award agreements.

Other Security Ownership

The following table identifies each person known to us as of March 26, 2021 to beneficially own more than 5% of our outstanding common stock.

	Number	Percent
Name and Address of Beneficial Owner	of Shares	of Class
BlackRock, Inc.(1)	16,666,519	14.6%
55 East 52nd Street
New York, New York 10055
The Vanguard Group(2)	12,437,517	10.9%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Fuller & Thaler Asset Management, Inc.(3)	8,162,409	7.1%
411 Borel Avenue
Suite 300
San Mateo, California 94402
Dimensional Fund Advisors LP(4)	7,404,159	6.5%
6300 Bee Cave Road
Building One
Austin, Texas 78746

(1)	This information is based solely on a Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock, Inc., which reported sole voting power as to 16,475,977 shares and sole dispositive power as to 16,666,519 shares as of December 31, 2020.
(2)	This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, which reported shared voting power as to 115,918 shares, sole dispositive power as to 12,228,711 shares and shared dispositive power as to 208,806 shares as of December 31, 2020.
(3)	This information is based solely on a Schedule 13G filed with the SEC on February 11, 2021 by Fuller & Thaler Asset Management, Inc., which reported sole voting power as to 7,910,798 shares and sole dispositive power as to 8,162,409 shares as of December 31, 2020.
(4)	This information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP, which reported sole voting power as to 7,201,390 shares and sole dispositive power as to 7,404,159 shares as of December 31, 2020. Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership of all securities reported on the Schedule 13G/A.

2021 Proxy Statement	45

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation set at levels we believe will allow us to attract and retain qualified individuals to serve on our Board of Directors. Each year, the Compensation Committee reviews, with the assistance of our independent compensation consultant, and makes a recommendation to our Board of Directors regarding the compensation that we pay to our directors. In setting director compensation, we consider the significant amount of time that directors devote to fulfilling their duties, advice that we receive from our compensation consultant and comparative data regarding director compensation at the companies in our peer group as well as other public companies in the Midwest, which is the area where we primarily compete for director candidates.

For 2020, the Compensation Committee recommended to our Board of Directors, and the Board subsequently approved, that both the annual fixed cash retainer and the annual award of common stock paid to each non-employee director should remain at $55,000, for a total of $110,000. The awards of common stock are granted as fully-vested shares of common stock, and our directors may elect to receive the stock component of their director compensation in cash.

Michael L. Scudder, our Chairman and Chief Executive Officer, and Mark G. Sander, our President and Chief Operating Officer, do not receive compensation for serving as a member of the Board.

The following table summarizes our annual compensation for non-employee directors for 2020:

Component		Amount
An annual fixed cash retainer for each non-employee director		$55,000
An annual award of common stock for each non-employee director(1)		$55,000
An annual fixed cash retainer for the Lead Independent Director		$25,000

Committee	Chair Cash Retainer	Member Cash Retainer
Audit	$15,000	$7,500
Compensation	$15,000	$6,000
Enterprise Risk	$15,000	$5,000
Nominating and Corporate Governance	$10,000	$2,500

(1)	A director may elect to receive the stock component of his or her director compensation in cash.

Each director’s annual cash retainer and common stock award are paid in equal quarterly installments in arrears. Payment of each retainer installment is contingent upon the director’s service during the preceding quarter. We do not pay separate fees for attendance at Board or Board committee meetings. We also reimburse our directors for their reasonable Board and committee attendance-related expenses.

Barbara A. Boigegrain, Phupinder S. Gill, Peter J. Henseler, Frank B. Modruson and Ellen A. Rudnick each received an award of 4,095 shares of fully-vested common stock for their 2020 service as the stock component of their director compensation. Thomas L. Brown, Kathryn J. Hayley, Michael J. Small, Stephen C. Van Arsdell and J. Stephen Vanderwoude each elected to receive cash in lieu of shares of fully-vested common stock for 2020, with certain of these directors deferring cash compensation into our Deferred Compensation Plan and using plan balances to purchase shares of common stock.

Deferred Compensation Plan for Non-Employee Directors

Our Deferred Compensation Plan allows non-employee directors to defer receipt of either 50% or 100% of their director fees and retainers. Deferral elections are made in December of each year for amounts payable in the following year. Amounts are deemed to be invested in separate investment accounts under the plan, with the various investment alternatives available under our Deferred Compensation Plan, including an investment account for shares of our common stock.

46	First Midwest Bancorp, Inc.

Director Compensation

Deferred director fees and retainers are payable at the director’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under the Deferred Compensation Plan begin at the date specified by the director or upon cessation of service as a director.

2020 Director Compensation Table

The following table and explanatory notes provide information regarding the cash and common stock awarded to each non-employee director during 2020.

	Fees
	Earned or
	Paid in	Stock	All Other
Name	Cash(1)	Awards(2)	Compensation(3)	Total
Barbara A. Boigegrain	$72,500	$55,000	$2,000	$129,500
Thomas L. Brown	128,626	—	—	128,626
Phupinder S. Gill	67,500	55,000	—	122,500
Kathryn J. Hayley	123,500	—	2,500	126,000
Peter J. Henseler	63,500	55,000	—	118,500
Frank B. Modruson	67,500	55,000	2,500	125,000
Ellen A. Rudnick	86,316	55,000	2,500	143,816
Michael J. Small	121,581	—	—	121,581
Stephen C. Van Arsdell	127,500	—	2,500	130,000
J. Stephen Vanderwoude	131,058	—	—	131,058

(1)	Includes pro-rated amounts for partial service during the year for certain Committee positions and amounts deferred at the election of the directors pursuant to our Deferred Compensation Plan. Mr. Brown and Mr. Gill elected to defer all cash compensation and Mr. Van Arsdell deferred half of his cash compensation into our Deferred Compensation Plan, which allows for investment into additional shares of our common stock.
(2)	Amounts represent the aggregate grant-date fair value of common stock awards granted under our Non-Employee Directors Stock Plan during the period, calculated in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are described in Note 18 to our audited financial statements included in our Form 10-K. The aggregate number of shares of common stock granted by the Company to each non-employee director during 2020 was 4,095 shares to each of Ms. Boigegrain, Mr. Gill, Mr. Henseler, Mr. Modruson and Ms. Rudnick.
(3)	Represents amounts paid under our matching gift donation program to eligible organizations designated by the director. The Company does not maintain a non-equity incentive plan or pension plan for directors.

2021 Director Compensation

Consistent with its annual review of our director compensation program, the Compensation Committee reviewed the amount of compensation paid to our directors. In connection with its review of our director compensation program, the Compensation Committee held discussions with its independent compensation consultant. The Committee considered director compensation data from the companies in our peer group and other public companies in the Midwest, as well as other information. In setting director fees, the Committee desires to compensate our directors at approximately the median compensation level for directors in our peer group and to continue to attract and retain qualified directors.

Upon the conclusion of this process, the Compensation Committee recommended to our Board of Directors that for 2021, compensation for our directors, Lead Independent Director, committee chairs and committee members would remain at the same levels as in 2020. Our Board of Directors concurred with the Compensation Committee’s recommendation not to increase director compensation for 2021. Director, Lead Independent Director, committee chair and committee member compensation was at approximately the median compensation level for similar positions at companies in our peer group.

2021 Proxy Statement	47

Director Compensation

Director Stock Ownership Guidelines

We believe that each director should have a meaningful equity investment in our Company. Our director stock ownership guidelines provide that directors are expected to own common stock equal in value to 3x the total annual base compensation for non-employee directors, or $330,000. This amount is the equivalent of 6x the base annual cash retainer paid to our non-employee directors. Directors are expected to acquire and maintain this level of share ownership within five years of joining the Board of Directors. All of our directors have satisfied our stock ownership guidelines.

48	First Midwest Bancorp, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes our executive compensation philosophy and program as established by our Compensation Committee. Below is a roadmap to our Compensation Discussion and Analysis.

		PAGE
Executive Summary		50
1	Stockholder Say-on-Pay Vote in 2020 The COVID-19 Pandemic and its Impact on Our 2020 Incentive Compensation Program Pay for Performance 2020 CEO Pay Decisions 2021 Compensation Program Updates

Our Executive Compensation Philosophy		59
2	Compensation Best Practices Compensation Procedures 2020 Peer Group

Performance		63
3	How We Measure Company Performance How We Measure Individual Performance Internal Pay Considerations

2020 Compensation Program		65
4

Components of Our Executive Compensation Program

Base Salary

Annual Cash Incentive Compensation

Long-Term At-Risk Equity Compensation (Performance Shares and Restricted Stock)

Retirement and Other Welfare Benefits

Perquisites

Policies, Guidelines and Other Practices		75
5

Stock Ownership Guidelines

Clawback, Anti-Pledging, Anti-Hedging and Other Policies

Risk Assessment of Executive Compensation Program

Tax Considerations

Employment and Restrictive Covenant Agreements with Our Executive Officers

2021 Proxy Statement	49

Compensation Discussion and Analysis

1	Executive Summary

This Compensation Discussion and Analysis provides information and perspective regarding our 2020 executive compensation program and decisions for our executive officers generally and, more specifically, for our named executive officers identified below:

Name	Title
Michael L. Scudder	Chairman and Chief Executive Officer of the Company and First Midwest Bank
Mark G. Sander	President and Chief Operating Officer of the Company and Vice Chairman, President and Chief Operating Officer of First Midwest Bank
Patrick S. Barrett	Executive Vice President and Chief Financial Officer of the Company and First Midwest Bank
Michael W. Jamieson	Executive Vice President and Director of Commercial Banking of First Midwest Bank
Thomas M. Prame	Executive Vice President and Director of Consumer Banking of First Midwest Bank

We seek to align the interests of our executives with the interests of our stockholders. As such, we believe it is important to incent and reward our executives for corporate and individual performance, with a clear emphasis on corporate performance. We maintain a pay for performance environment with an executive compensation program having both short-term and long-term awards, including significant equity and cash components that are performance-based or tied to the value of our common stock.

Our executive compensation program is designed to accomplish the following goals:

◆	Encourage the achievement of short- and long-term corporate financial objectives that create value for our stockholders.
◆	Align the interests of our executives with our stockholders.
◆	Attract and retain high-performing executives.

Our Compensation Committee annually reviews, and discusses with its independent compensation consultant, the risks and rewards associated with each element of our compensation program to assure that the program does not encourage our executive officers to take excessive risks to enhance their compensation. We do not believe that our performance goals under our annual cash incentive or our performance share programs encourage our executive officers to take undue risks or imprudent actions in order to achieve these goals, which was confirmed through our annual compensation risk assessment performed under the auspices of our Chief Risk Officer.

This Compensation Discussion and Analysis contains references to certain financial information on a core or adjusted basis. This information excludes certain items, such as acquisition and integration expenses, securities gains and losses, and balance sheet and retail optimization costs. For a more detailed discussion of the financial information we present on a core or adjusted basis, please see the section of this Proxy Statement entitled Proxy Summary—Certain Financial Information Presented on an Adjusted Basis.

Stockholder Say-on-Pay Vote in 2020

Our Compensation Committee reviews the annual advisory vote by our stockholders on executive compensation when designing our executive compensation program and setting executive compensation levels. With respect to compensation decisions in 2020 (and in 2021), the Compensation Committee considered the say-on-pay approval of 97%, excluding abstentions (95% if abstentions are included) of the votes cast at our 2020 annual meeting of stockholders.

50	First Midwest Bancorp, Inc.

Compensation Discussion and Analysis

Although the Compensation Committee believes these vote results confirm that our stockholders are in agreement with our approach to executive compensation, the Compensation Committee annually evaluates our compensation program and our compensation disclosure practices in an effort to confirm that our pay and performance are aligned and that our compensation practices are clearly disclosed.

The COVID-19 Pandemic and its Impact on Our 2020 Incentive Compensation Program

The COVID-19 pandemic had significant and far-reaching impacts on the U.S. and global economies, our clients, colleagues and communities, our business and operations and, as a result, our 2020 incentive compensation program. The following discussion presents the actions taken and decisions made by our Compensation Committee regarding our 2020 compensation program in light of our Company’s 2020 performance and navigation through the pandemic. Highlights of our 2020 compensation program decisions include the following:

◆	Annual Cash Incentive Program. During 2020, the Committee made no adjustments to the performance goals for our annual cash incentive program, which were established in February 2020 prior to the onset of the pandemic. Following a review of our 2020 performance, our significant achievements in 2020 and various other factors, and after balancing a range of possible payouts, from 0% (based upon our Company’s actual performance against the goals established by the Committee) to 115% (based upon our Company’s performance against the same goals adjusted for the effects of the pandemic), the Committee determined to approve a payout at 75% of target under the program to all participants.
◆	Performance Shares. The Committee made no adjustments to our outstanding performance share awards (our 2018-2020, 2019-2021 and 2020-2022 performance share awards). With respect to our performance share awards for the 2018-2020 performance period, the Committee certified actual performance at 50% of target, reflecting the substantial offset of our pandemic-influenced 2020 performance against stronger performance in 2018 and 2019.
◆	No Special, One-Time Awards. The Committee made no special one-time cash or equity awards to our named executive officers for 2020, believing that pay is best linked with performance through the existing structure of our compensation program.

Establishment of Our 2020 Incentive Compensation Program

Our 2019 fiscal year was exceptionally strong and productive, during which we generated record levels of total revenue and core net income, controlled expenses and completed two strategic acquisitions while announcing a third, Park Bank, which would continue our strategic expansion into Milwaukee and the greater southeast Wisconsin market. In February 2020, management presented to our Board of Directors, and the Board approved, the Company’s 2020 operating plan and budget that did not envision a global pandemic but instead contemplated a normalized operating environment, stable interest rates, continued strong corporate performance, the scheduled implementation of the Current Expected Credit Losses (CECL) accounting standard and the completion of our Park Bank acquisition. In accordance with our customary practice, our Compensation Committee approved our 2020 compensation program, including the establishment of performance metrics and goals for our 2020 annual cash incentive program and performance share awards, based on our Board-approved operating plan and budget for 2020. All metrics used for our annual cash incentive program and performance share awards are based on objective financial goals and have no built-in discretionary components.

Navigating the Pandemic

In March 2020, the COVID-19 pandemic took hold globally and began to impact the United States. In response, federal and state governments imposed sweeping lockdowns, resulting in an unprecedented effect on the U.S. economy and our business. In an effort to balance the adverse economic impact of the pandemic and these lockdowns, the federal government took a number of measures aimed at stimulating the economy. Relatedly, the Federal Reserve sought to support the economy by significantly cutting interest rates in March 2020 by 150 basis points to near zero. This action caused the Company’s interest income on loans, which is the largest component of our revenues, to decrease significantly and rapidly. By April 2020, unemployment in the United States reached 15%. A number of our commercial borrowers permanently or temporarily closed or otherwise scaled back their

2021 Proxy Statement	51

Compensation Discussion and Analysis

operations as a result of the pandemic. Our consumer borrowers were also negatively affected. Many clients – both commercial and consumer – looked to us for assistance.

Our management team took immediate and decisive actions to mitigate the impact of the pandemic, not just on our own business, but also for our colleagues, our clients and the communities we serve. With banking considered an essential business, we committed to remaining open with operations as near usual as possible and doing our part to help maintain the functioning of and confidence in the financial system amidst the uncharted uncertainty of the pandemic. For example:

◆	We remained focused throughout 2020 on executing on our business priorities of continuing to build an empowered, engaged and diverse team, growing and diversifying our revenues and investing in our future.
◆	We controlled operating expenses and pivoted our business and capital deployment strategy towards supporting colleagues, clients and our communities. In mid-2020, we proactively and opportunistically supplemented our already strong capital position through the issuance of $230 million of preferred stock, which also offset the cash portion of the purchase price that we paid in our Park Bank acquisition. Throughout the year, we also worked to reposition our balance sheet to mitigate the financial impacts of the pandemic on the Company.
◆	Given the dramatic drop in the United States’ gross domestic product, the significant increase in the U.S. unemployment rate and other negative economic effects early in the pandemic, as well as the limited visibility we had at that time regarding the timing of any economic recovery, we believed it reasonable to expect heightened loan defaults. Accordingly, we increased our allowance for credit losses as a precautionary measure. Coupled with the impact of our implementation of CECL during the first quarter of 2020, at the height of the pandemic our credit allowances effectively doubled from December 31, 2019. Our credit underwriting remained strong and our loan portfolio remained stable throughout 2020, and we did not experience the credit losses we anticipated.
◆	From the ground up, we designed and implemented – at a cost of over $3 million – the systems and infrastructure necessary to support our participation in the Paycheck Protection Program, which was implemented to help alleviate the financial strain of the pandemic on small businesses. Within six weeks, we closed and funded over $1.2 billion of PPP loans for 6,700 clients, including many new clients turned away by other financial institutions, thereby positively impacting the lives and well-being of approximately 150,000 small business employees and their families in our communities. We are also participating in the second round of the PPP loan program that launched in early January 2021.
◆	We remained committed to serving our clients as a source of strength. We undertook extensive client outreach to gauge and understand their needs while assuring them of our financial strength and stability in order to continue to meet their needs. In addition, we offered aid and support to help ease the financial burden of the pandemic for more than 9,000 businesses and individuals through payment deferral and fee assistance programs.
◆	We maintained our top 10 deposit share in the greater metropolitan Chicago market (top 2 in south metro and top 3 in northwest Indiana) and gained a top 10 deposit market share in Milwaukee through our Park Bank acquisition. We increased our ratio of core deposits to total deposits to 87% in 2020, up from 77% in 2019, thereby maintaining our low-cost core deposit advantage.
◆	We rapidly transitioned to a work-from-home posture for all colleagues for whom working from a First Midwest location was not required – approximately 50% of our 2,100 colleagues. This was made possible through the efforts of our information technology, information security and operations teams, who, without incident, stood-up the processes and infrastructure to support this work-from-home environment over little more than a week.
◆	For those colleagues who continued to go into our branches and other locations to support our customer service, lending, wealth management and other day-to-day operations, we proactively implemented health and safety protocols designed to protect both our teams and our clients. We also responded to the

52	First Midwest Bancorp, Inc.

Compensation Discussion and Analysis

tremendous strain and pressure of the pandemic placed on our customer-facing and operations colleagues by providing premium pay and bonuses. In addition, we provided interest-free hardship and emergency medical loans to over 500 colleagues and enhanced benefits and paid time off programs for colleagues across the Company.
◆	We furthered our long-standing commitment to diversity, equity and inclusion by continuing to build on our learning curriculum relating to inclusive leadership and cultural competency skills and to minimize unconscious bias. This commitment is embraced by all of our colleagues and is facilitated by our Head of Corporate Social Responsibility and Diversity, Equity and Inclusion and her team.
◆	We never lost sight of the importance of supporting our communities through the pandemic. As a supplement to our ongoing charitable and community development activities, we provided extensive support to our community and nonprofit partners across our footprint. The First Midwest Charitable Foundation committed $2.5 million in community support in response to the pandemic. We also enhanced our matching gift and employee giving programs to support our colleagues in their support of worthy organizations, and we implemented a successful – remote – volunteer week.
◆	We maintained the cash dividends on our common stock and increased them by 4% from the dividends paid in 2019.

We believe that our success in responding to the pandemic and the strong leadership and commitment exhibited by our management team and all of our colleagues can be viewed, in part, through the performance of the Company’s stock price throughout the pandemic. The chart below reflects the Company’s stock price from shortly before the onset of the pandemic, through its depths and the market volatility of 2020, to the pandemic’s one-year anniversary. Our stock price declined in early 2020 but has recovered to its pre-pandemic level.

*	The Company common stock price was measured monthly on the 15th of each month or the nearest trading day.

Impact on Our 2020 Compensation Program

Our Compensation Committee determined shortly after the pandemic began that it was unlikely the Company would meet the threshold performance level for a payout under our 2020 annual cash incentive program given that our 2020 performance goals did not contemplate the pandemic and that the pandemic would weigh heavily on our performance under our outstanding performance share awards, including our 2018-2020, 2019-2021 and 2020-2022 performance share programs. The Committee recognized that the unforeseen and abrupt reduction in interest rates within our loan portfolio, the payment deferrals and other financial accommodations that we provided to our clients who needed assistance, the additional provisions we made to our allowance for credit losses and the other costs that we incurred in responding to the pandemic would all negatively impact our financial performance in 2020 and, with it, our performance against the goals established for our incentive compensation program.

2021 Proxy Statement	53

Compensation Discussion and Analysis

However, after discussions with its independent compensation consultant and the Company’s management, the Compensation Committee determined not to modify the metrics or performance goals for our 2020 annual cash incentive program or our outstanding performance share awards. Instead, the Committee decided to let the incentive programs operate as originally approved in February 2020 and make a determination on final payouts after the completion of 2020 when a more holistic view of performance was available.

Annual Cash Incentive Program

Based on the Company’s financial performance for 2020 against goals established before the onset of the pandemic, the Company fell short of achieving threshold performance under our annual cash incentive program, with the result being that none of our colleagues would have received a cash bonus for 2020 due to circumstances beyond their control and not caused by them. After reviewing our 2020 performance and the successes achieved and in light of the tremendous efforts undertaken across our Company in responding to the pandemic, our Compensation Committee believed that it was appropriate to provide a partial payout under the annual cash incentive program to reward our colleagues for their business execution under unprecedented and extremely challenging circumstances and to motivate and retain our colleagues, all of which will benefit our Company and our stockholders.

When evaluating the appropriate payout under our annual cash incentive program, the Committee considered the Company’s performance, both including and adjusted for the impact of the pandemic, stockholder and employee interests, marketplace and peer considerations and a range of potential payouts, as well as consulted with its independent compensation consultant. Upon conclusion of the Committee’s deliberations, the Committee determined that it was appropriate to approve a payout at 75% of target under the program to all plan participants. The Committee’s compensation consultant indicated that such a payout was a rational approach given the overall view of performance in 2020. While not directly related to 2020 compensation, the Committee also determined to forgo merit salary increases for most of our senior leadership in 2021, including our Chief Executive Officer and our President.

In making its decision regarding the annual cash incentive program payout, our Compensation Committee sought to balance the reality of the Company’s operating performance that was not in management’s control as compared to budget against the successes and efforts taken across the Company during 2020, as described above. In this regard, the Committee considered an analysis of the Company’s performance as applied to our 2020 annual cash incentive program, both including the impact of the pandemic and excluding those impacts of the pandemic that management believed could be reasonably identified and quantified. These two possible outcomes are depicted in the chart below.

The adjustments for the pandemic include the pandemic-related addition to our provision for loan losses, the decrease in interest rates, our participation in the Paycheck Protection Program, and the additional pandemic assistance programs and expenses which, in the aggregate, resulted in a $93 million impact to core net income and had an 8% impact on the efficiency ratio. With respect to asset quality, management determined that the impact of the pandemic was too difficult to isolate and estimate, but management believes asset quality would have been achieved at approximately target but for the pandemic.

As summarized below, after excluding pandemic-related effects, the Company would have achieved a payout under its annual cash incentive program of 115% in 2020.

	Core Net Income - 80%			Asset Quality - 10%			Efficiency Ratio - 10%
			Payout as a			Payout as a		Payout as a
			Percentage			Percentage		Percentage	Total
	Actual		of Target	Actual		of Target	Actual	of Target	Payout
Final, as certified	$118	million	0%	$845	million	0%	62.0%	0%	0%
Final, adjusted for pandemic	$211	million	115%	$504	million	100%	57.0%	131%	115%

54	First Midwest Bancorp, Inc.

Compensation Discussion and Analysis

Additionally, the Committee acknowledged the Company’s continued financial strength and stability during the pandemic, the Company’s 2020 financial performance relative to other financial services companies, and other elements of the Company’s performance in 2020, including the following:

Financial and Strategic (including the impact of the Park Bank acquisition)

◆	Increased total assets to $21 billion, up 17% from December 31, 2019
◆	Grew total deposits to $16 billion, up 21% from December 31, 2019
◆	Grew total loans to $14 billion (excluding PPP loans), up 9% from December 31, 2019
◆	Achieved a record year of mortgage banking and wealth management income
◆	Repositioned our balance sheet, opportunistically augmented capital through the issuance of $230 million of preferred stock and prudently increased our allowance for loan losses
◆	Completed our acquisition and integration of Park Bank on time and through the height of the pandemic
◆	Continued to take steps to advance our technology, increasing our technology spend by more than one-third from 2019, and enhancing our digital capabilities; the pandemic accelerated our already growing trend of increased online, mobile and digital offerings

Health and Wellbeing of Colleagues

◆	Implemented health and safety protocols resulting in minimal COVID-19 cases within our Company
◆	Provided premium pay and bonuses to colleagues who continued to serve our clients from one of our branches or other locations; made interest-free hardship and emergency medical loans in support of over 500 colleagues and enhanced our benefits and paid time off programs; rapidly and successfully transitioned approximately 50% of our colleagues to a work-from-home mode
◆	Instituted regular town hall calls and a dedicated pandemic portal to keep colleagues informed and connected
◆	Continued our emphasis on and accelerated our diversity, equity and inclusion efforts, including through listening sessions across the Company and other colleague forums
◆	Witnessed colleague engagement scores increase year-over-year in 2020

Recognition

◆	Recognized again in 2020 as one of Chicago Tribune’s Top Places to Work, and the highest rated commercial bank in Chicago
◆	Named again in 2020 as one of Forbes’ Best-in-State Banks
◆	Maintained our Outstanding rating by the Federal Reserve under the Community Reinvestment Act – we have maintained this rating for almost 25 years
◆	Extensively supported our communities, including through a $2.5 million commitment from the First Midwest Charitable Foundation, enhanced matching gift and employee giving programs and our first virtual volunteer week

In totality, the Committee believed that all of the accomplishments in 2020 resulted in the Company being stronger, more resilient and nimble and well-positioned for growth entering 2021.

Performance Shares

As with our 2020 annual cash incentive program, our outstanding performance share awards for the 2018-2020, 2019-2021 and 2020-2022 performance periods were significantly impacted by the pandemic. Notwithstanding this, our Compensation Committee determined to make no adjustments to our outstanding performance share awards.

With respect to our 2018-2020 performance share awards, as to which our Compensation Committee certified performance in February 2021, these awards paid out at 50% of target. As discussed more fully below under 2020 Compensation Program – Long-Term At-Risk Equity Compensation (Performance Shares and Restricted

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Stock) – Performance-Based Equity Compensation, these awards were based on two performance metrics – the Company’s three-year TSR as measured against our 2018 peer group and the Company’s CRATCE – as compared to predetermined CRATCE goals established by the Committee at the beginning of each year of the three-year performance period and based on the Company’s Board-approved budget. Each metric was weighted equally at 50%.

The Company’s TSR performance for the 2018-2020 performance shares was significantly impacted by several factors, including severe market volatility throughout the pandemic and corresponding reduced earnings, general downward pressure on financial services stocks as a result of the pandemic and near-zero interest rates, and the disproportionate impact of the events of 2020 on certain companies. Additionally, of the original 18 peers against which our TSR performance was measured, as of December 31, 2020, only 13 remained as a result of industry consolidation. As a result of these factors, the Company’s three-year TSR performance fell below threshold, resulting in a 0% payout with respect to the TSR portion of our 2018-2020 performance shares. Beginning with our 2020 performance share awards (2020-2022 performance period), our relative TSR metric is now compared to the ^KRX Index in an effort to better control for the impact of M&A volatility.

Similarly, the final payout for the CRATCE metric of our 2018-2020 performance shares was significantly impacted by the pandemic. For the reasons described above, the Company earned significantly less net income in 2020 as compared to budget, which resulted in the Company’s CRATCE performance for 2020 falling short of threshold. Our 2020 performance substantially offset strong, above-budget performance in 2018 and 2019 and resulted in an overall 100% payout with respect to the CRATCE portion of the 2018-2020 performance shares.

As a result, and applying the performance goals for the TSR and CRATCE metrics without any adjustment for the impact of the pandemic, the performance shares for the 2018-2020 performance period were earned at 50% of target.

Summary of 2020 Payouts

Upon completion of our Compensation Committee’s deliberations with respect to the Company’s annual cash incentive program and performance shares, the Committee certified performance as follows:

Annual Cash Incentive Compensation Earned for 2020	Performance Share Awards Earned 2018-2020 Performance Period

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Compensation Discussion and Analysis

Pay for Performance

In light of our commitment to our pay for performance practices, the Compensation Committee continued to design our compensation program weighted towards at-risk elements. For 2020, the Committee structured our compensation program such that approximately 73% of the target total direct compensation (base salary, annual cash incentive and long-term stock incentive) paid to our Chief Executive Officer would be at-risk. At-risk compensation, as reflected below, includes compensation that must be earned on the basis of achievement of performance goals (annual cash incentive and performance shares) or that has a future value based on the performance of our common stock (performance shares and restricted stock).

The outcome of our 2020 compensation program is consistent with our Compensation Committee’s position of designing and implementing a compensation program that rewards pay for performance. The fixed base salary component of our CEO’s compensation, combined with actual performance under our 2020 annual cash incentive program, plus his 2020 performance shares and restricted stock awards valued at the December 31, 2020 closing common stock price resulted in a compensation value for our CEO at 68% of target levels for 2020, reinforcing our pay for performance compensation structure and alignment with stockholders. The goals for our performance-based compensation programs are designed to be rigorous, as evidenced by the payouts for our named executive officers and all colleagues under our annual cash incentive program and performance share program over the last 3 years reflected below, including in 2019 when the Company experienced its highest levels of total revenues and net income in its history.

	Payout as a Percentage of Target
Program	2018	2019		2020
Annual Cash Incentive Compensation	100%	107%	(1)	75%	(2)
Performance Shares	92%	100%		50%

(1)	Reflects core corporate performance only and not the impact of line of business contributions.
(2)	Reflects the Compensation Committee’s determination to award payouts at 75% of target for all participants.

2020 CEO Pay Decisions

When setting target compensation for 2020, our Compensation Committee considered the continued growth, record earnings and improvements in our operating efficiency we achieved as a Company in 2019. The Compensation Committee reviewed target compensation for our Chief Executive Officer in February of 2020 and set target opportunities for the year. Based on an assessment of our CEO’s performance and continued importance in leading the Company, as well as an analysis of CEO compensation across our peer group, including the desire to set compensation at approximately the median of the peer group, the Committee made the following decisions relating to CEO compensation for 2020:

◆	A 2.8% increase in base salary to $900,000.
◆	No change to the target opportunity for the annual cash incentive award of 100% of base salary.

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◆	No change to the target opportunity for the performance share award of 110% of base salary.
◆	No change to the target opportunity for the restricted stock award of 60% of base salary.

These actions continued the emphasis on performance-based compensation, linked 73% of our CEO’s pay to performance-based, at-risk awards and positioned his target total direct compensation at approximately the median of our peer group.

2021 Compensation Program Updates

For 2021, our Compensation Committee approved certain updates to our compensation program to further enhance our pay for performance objectives, as follows:

◆	Annual Cash Incentive Program. For our 2021 annual cash incentive program, the Compensation Committee has determined to make several changes to the metrics used based on a recommendation from management and the concurrence of the Committee’s independent compensation consultant. These changes are intended to better link the impact that participants’ efforts have on the Company’s overall financial performance with performance under the program, more evenly balance the weighting of our metrics between revenue, credit and cost management, and account for the ongoing volatility and uncertainty of the current operating environment. The 2021 program design continues to align with market practice and the Company’s performance-based philosophy.
o	The core net income metric (formerly weighted at 80% for corporate participants and 40% for business line participants) will be replaced with pre-tax pre-provision earnings and will be weighted at 60% for all participants.
o	The efficiency ratio metric (formerly weighted at 10% for all participants) will be replaced with operating expense as compared to our budget and will be weighted at 20% for all participants.
o	The asset quality metric (formerly weighted at 10% for all participants) will be weighted at 20% for all participants.
o	The business unit-specific metrics (formerly weighted at 40% for business line participants) will be eliminated altogether so that all participants are evaluated using the same metrics.

◆	Performance Share Program. Our performance share program will continue to be based entirely on relative performance and to use the same performance metrics, relative TSR and relative CRATCE, each weighted at 50% with a three-year performance period and each measured against the ^KRX Index.

The Committee made no changes to the target award opportunities for our named executive officers under our 2021 annual cash incentive, performance share (2021-2023 performance period) and restricted stock programs.

Additionally, upon the recommendation of our Chief Executive Officer, the Committee made no increases to the base salaries of our named executive officers for 2021 with the exception of Mr. Prame, whose annual base salary was increased by $25,000 (6.25%) in recognition of his additional responsibilities due to the strategic realignment of our wealth management platform under his leadership in early 2021.

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2	Our Executive Compensation Philosophy

Our Compensation Committee, with input from our independent compensation consultant and management, has designed a compensation program that promotes a pay for performance environment intended to enhance stockholder value and encourage and reward the Company’s short-term and long-term financial success and the achievement of performance goals established by the Compensation Committee at the beginning of each performance period. As such, a significant portion of the compensation of our executive officers (including our named executive officers) is at-risk compensation, with the amount of compensation that can be earned tied to the attainment of performance goals and the long-term value of our common stock. The Committee selects metrics that it believes are aligned with our corporate strategies and correlated to the creation of stockholder value and sets performance goals for each metric that it believes are sufficiently challenging.

Our Compensation Committee also believes that our compensation program must be market-competitive to attract and retain skilled and motivated executives who can successfully grow and manage our business in an increasingly competitive and regulated environment. Adherence to this philosophy forms the overall premise of our executive compensation program and is based on the compensation principles set forth below.

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Compensation Discussion and Analysis

Compensation Best Practices

The Compensation Committee considers various compensation and corporate governance best practices when making executive compensation decisions, including the following:

WHAT WE DO

√

Double Trigger Vesting of Equity Awards Upon a Change-in-Control
Accelerated vesting requires both a change-in-control of the Company and a qualifying termination of employment (termination without cause or resignation for good reason).

√	Double Trigger for Severance Upon a Change-in-Control Requires both a change-in-control of the Company and a qualifying termination of employment.

√	Capped Incentive Payouts Payouts under our annual cash incentive and performance-based equity programs are each capped at 200% of target.

√

Clawback of Compensation
Employment agreements with our executive officers allow us to recover cash bonuses and other incentive compensation under certain circumstances. Our Stock and Incentive Plan also includes clawback provisions.

√	Anti-Pledging and Anti-Hedging Policy Prohibits our executive officers and all other employees from pledging, hedging or selling short shares of our common stock.

√	Stock Ownership Guidelines Robust stock ownership guidelines for our executive officers further align their interests with our stockholders’ interests.

√	Independent Compensation Consultant Our Compensation Committee regularly obtains advice from an independent compensation consultant on our executive compensation program and other compensation matters.

√	Minimum Vesting Periods Our equity awards have a period of not less than three years for full vesting to occur, subject to certain limited exceptions.

√	Compensation Risk Assessment Our Compensation Committee conducts, and discusses with its independent compensation consultant, an annual risk assessment of our executive compensation program.

√

Protective Covenants
Our executive officers must be a party to and comply with confidentiality, non-solicitation and, in the case of our Chief Executive Officer and our President, non-competition covenants as a condition to receiving equity and annual cash incentive awards.

√

Performance Share Awards Based Entirely on Relative Performance
Beginning with our 2020 performance share awards (2020-2022 performance period), our performance shares are based entirely on relative performance metrics: relative TSR and relative CRATCE, each measured against the ^KRX Index.

WHAT WE DON’T DO

x	No Excise Tax Gross-ups We do not pay our executives a tax gross-up in the event they incur an excise tax from severance benefits paid following a change-in-control.

x	No Dividends Paid on Equity Awards Prior to Vesting We do not pay dividends on performance shares or restricted stock awards before they are earned and vested.

x

No Stock Option Repricing
Our Stock and Incentive Plan prohibits repricing of stock options and stock appreciation rights, as well as cash buyouts or exchanges of underwater stock options, without stockholder approval.

x	No Excessive Perquisites/No Tax Gross-ups on Perquisites Perquisites represent an immaterial portion of our executive compensation and we do not provide for tax gross-ups on perquisites.

x	No Liberal Share Recycling Our Stock and Incentive Plan does not permit liberal recycling of shares.

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Compensation Discussion and Analysis

Compensation Procedures

Set forth below are the compensation procedures followed each year by the Compensation Committee, our compensation consultant and management.

  Subject to approval of our Board of Directors, the Compensation Committee reviews and approves the principal elements and amounts of compensation paid to our Chief Executive Officer, Chief Operating Officer and other executive officers.

  Our Compensation Committee reviews the Chief Executive Officer’s performance and considers the recommendations of the Chief Executive Officer when determining compensation for our Chief Operating Officer and other executive officers other than himself.

  Our Compensation Committee considers information provided by its compensation consultant and management and obtained from publicly available information about the companies in our peer group.

  Our Chief Executive Officer and Chief Operating Officer review the performance of their respective direct reports and each determine the individual performance ratings of these executives for the year.

  Individual performance ratings impact the amount of annual cash incentive compensation earned by, and the restricted stock awards granted to, our executive officers other than our Chief Executive Officer and Chief Operating Officer, whose performance is based solely on the Company’s performance.

  CAP assists our Compensation Committee with executive compensation program design, ongoing review of our executive compensation program and the amounts and mix of cash, equity and incentive compensation to be paid to our executive officers.

  CAP also provides analysis of the compensation practices of companies in our peer group and in our market area, assessment of the market competitiveness of our executive compensation program, say-on-pay analysis and peer group composition.

  CAP participates in Compensation Committee meetings on request, regularly provides input for Committee meetings and attended [__] meeting[s] in 2017. Members of our Compensation Committee also consult with CAP outside of Committee meetings.

  Our Compensation Committee assesses CAP’s independence each year and concluded that CAP is independent under applicable rules of the NASDAQ Stock Market.

◆   Our Compensation Committee reviews and approves our executive compensation philosophy.

◆   Our Compensation Committee considers information provided by its independent compensation consultant, Compensation Advisory Partners LLC (“CAP”), and management, as well as obtained from publicly available information about the companies in our peer group.

◆   Subject to approval of our Board of Directors, the Compensation Committee reviews and recommends the principal elements and amounts of compensation paid to our Chief Executive Officer, our President and other executive officers.

◆   Our Compensation Committee reviews the Chief Executive Officer’s performance and considers the recommendations of the Chief Executive Officer when determining compensation for our President and executive officers other than himself.

◆   Our Compensation Committee assesses CAP’s independence each year and concluded that CAP is independent under applicable rules of the NASDAQ Stock Market.

◆   Our Compensation Committee retained CAP to serve as its independent compensation consultant for 2020. CAP reports directly to the Compensation Committee.

◆   CAP assists our Compensation Committee with executive compensation program design, ongoing review of our executive compensation program and the amounts and mix of cash, equity and incentive compensation to be paid to our executive officers.

◆   CAP also provides analysis of the compensation practices of companies in our peer group and in our market area, assessment of the market competitiveness of our executive compensation program, say-on-pay analysis and peer group composition recommendations.

◆   CAP attends all Compensation Committee meetings and provides input during these meetings. Members of our Compensation Committee also consult with CAP outside of Committee meetings.

◆   Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation for our President and other executive officers.

◆   Our Chief Executive Officer and our President review the performance of their respective direct reports and each determines the individual performance ratings of these executives for the year, subject to review by the Compensation Committee.

◆   Individual performance ratings impact the amount of annual cash incentive compensation earned by our executive officers other than our Chief Executive Officer and our President, whose performance is based solely on the Company’s performance. Individual performance ratings also impact the restricted stock awards granted to our executive officers other than our CEO and our President.

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Compensation Discussion and Analysis

2020 Peer Group

Our Compensation Committee reviews publicly-available information about a group of regional bank holding companies whose size, business mix and geographical markets are generally similar to ours and with whom we may compete for executive talent. We refer to these institutions as our peer group.

Our Compensation Committee uses peer information as one of several factors when evaluating and setting the elements and amounts of compensation paid to our named executive officers. The Committee considers peer group and other available data, including market surveys, as a competitive market check when establishing the compensation of our named executive officers. The Committee strives to set compensation at approximately the median for comparable officers of the peer group.

Our peer group is developed with input from our Compensation Committee’s independent compensation consultant and management, and is approved annually by the Committee. Companies in our peer group may be removed from year-to-year if a company has been acquired or if a peer company’s size, business mix or other factors have changed such that the Compensation Committee believes that a particular company no longer continues to be representative of the peer group or the Company. Companies were selected based on asset size that is generally ½ to 2x the Company’s size such that the Company is positioned at approximately the median of the peers.

Our 2020 peer group consisted of the following 26 companies:

2020 PEER GROUP
Name of Institution
Associated Banc-Corp (Green Bay, WI)
BancorpSouth Bank (Tupelo, MS)
Banner Corp (Walla Walla, WA)
Berkshire Hills Bancorp Inc. (Boston, MA)
Cullen/Frost Bankers Inc. (San Antonio, TX)
F.N.B. Corporation (Pittsburgh, PA)
First Financial Bancorp (Cincinnati, OH)
First Interstate BancSystem (Billings, MT)
First Merchants Corp. (Muncie, IN)
Fulton Financial Corporation (Lancaster, PA)
Glacier Bancorp, Inc. (Kalispell, MT)
Hancock Whitney Corporation (Gulfport, MS)
Heartland Financial USA Inc (Dubuque, IA)
Independent Bank Corp. (Rockland, MA)
Old National Bancorp (Evansville, IN)
Pinnacle Financial Partners (Nashville, TN)
Prosperity Bancshares Inc. (Houston, TX)
Simmons First National Corp (Pine Bluff, AR)
South State Corporation (Greenville, SC)*
Trustmark Corporation (Jackson, MS)
UMB Financial Corporation (Kansas City, MO)
Umpqua Holdings Corp. (Portland, OR)
United Bankshares Inc. (Charleston, WV)
Valley National Bancorp (Wayne, NJ)
Webster Financial Corp. (Waterbury, CT)
Wintrust Financial Corporation (Rosemont, IL)

* Due to a merger, South State Corporation will be removed from the peer group in 2021.

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Compensation Discussion and Analysis

3	Performance

How We Measure Company Performance

At the beginning of the year, management recommends to our Compensation Committee, and the Committee, following discussions with its independent compensation consultant, approves and recommends to our Board of Directors for approval, corporate-wide metrics, and, in certain cases, line of business-specific metrics, and the performance goals attributed to those metrics for our incentive compensation awards. For purposes of determining our annual cash incentive program and our performance share awards, the Company’s actual performance is measured against these performance goals.

The primary metric for our annual cash incentive program has historically been a metric based on our corporate earnings measured against a performance goal determined by our Compensation Committee. For our annual cash incentive program in 2020, the Compensation Committee determined to use core net income as well as the efficiency ratio and asset quality for the corporate performance metrics. In 2020, we also included a line of business-specific metric. The performance goals for each metric are based on a Board-approved budget for a particular year. Payouts under our annual cash incentive program are typically made only if the core net income goal is met at the threshold level. Payouts are then based on the degree to which the performance goals for each metric are achieved. This amount may be increased or decreased for individual executive officers (other than our Chief Executive Officer and our President) based on their individual performance ratings. The Compensation Committee may also exercise its discretion, which the Committee typically has not done, in order to increase or decrease payouts under certain circumstances. In 2020, for the pandemic-related reasons discussed above in the Compensation Discussion and Analysis – Executive Summary, the Compensation Committee determined to authorize annual cash incentive awards at 75% of target.

For the performance share component of our executive compensation program, we have historically used an external metric (relative TSR) and an internal metric (CRATCE), weighted equally at 50% each, and a three-year performance period. Beginning with performance share awards made in 2020, based on a recommendation from management and with the concurrence of the Committee’s independent compensation consultant, our Compensation Committee approved using the ^KRX Index to measure both relative TSR performance and CRATCE. Previously, performance shares were earned based on the Company’s (i) TSR performance compared to our peer group and (ii) CRATCE performance measured against a performance goal tied to our Board-approved budget.

For our performance share awards granted in February 2021 (2021-2023 performance period), the Compensation Committee determined to continue to use both relative TSR and CRATCE, weighted equally at 50% each, as the performance metrics. Performance goals for both metrics will be measured against the ^KRX Index over the three-year performance period.

The Compensation Committee must certify the level of achievement of the performance goals for both annual cash incentive compensation and performance share awards before the awards may be earned. The Committee takes into consideration the overall quality of results and may, in limited circumstances, determine to make certain adjustments. Over the past three years, our annual cash incentive (as to core corporate performance and excluding line of business contributions) and performance share programs have paid out between 50% and 107% of target, demonstrating the rigor of our performance-based compensation programs.

How We Measure Individual Performance

In 2020, a portion of the annual cash incentive compensation awards that could be earned by our named executive officers, other than our Chief Executive Officer and our President, was tied to each officer’s individual performance rating for the year and a percentage of the officer’s base salary. Additionally, the number of shares of

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Compensation Discussion and Analysis

restricted stock awarded to our named executive officers, other than our Chief Executive Officer and our President, was based on the officer’s individual performance rating and a percentage of the officer’s base salary.

Our Chief Executive Officer and our President do not receive individual performance ratings. As such, the annual cash incentive awards for our Chief Executive Officer and our President are based solely on Company performance, and their annual restricted stock are based solely on a percentage of their base salaries.

The determination of a named executive officer’s individual performance rating is based on actions taken or results achieved by the executive and how these actions and results impacted overall corporate performance and achievement of the goals under our annual cash incentive and performance share programs, as well as specific individual goals established for the executive at the beginning of the year. A subjective assessment of an executive officer’s leadership and other contributions to the Company also may be factored into his or her individual performance rating. Our Chief Executive Officer and our President annually determine the individual performance ratings of their respective direct reports for a particular year, subject to review by the Compensation Committee.

Internal Pay Considerations

Our Compensation Committee believes that our executive compensation programs must be internally consistent and equitable in order for the Company to be able to attract and retain the executive officers necessary to achieve our business and financial objectives and to create a cohesive team atmosphere within the Company. As such, the Committee periodically reviews total compensation and various elements of compensation paid to our Chief Executive Officer in relation to our President and to our other named executive officers as a group, as well as the compensation of our CEO as compared to the executive officers at the companies in our peer group, and may use this information as another point of reference in its compensation decisions.

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Compensation Discussion and Analysis

4	2020 Compensation Program

The Compensation Committee approves, subject to approval by our full Board of Directors, the compensation of our Chief Executive Officer and our other named executive officers each year. When settling the compensation of our named executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer and the President with respect to their respective direct reports. The Committee also considers peer group and market information, publicly available data and guidance from its independent compensation consultant as well as the named executive officer’s scope of job responsibilities, demonstrated leadership abilities, management effectiveness and achievement of individual performance goals.

Components of Our Executive Compensation Program

Base Salary

We pay our named executive officers a base salary as part of a competitive compensation package. Base salary is not directly subject to the achievement of any corporate or individual performance goals. In setting base salary levels, we consider a range of data, including the median base salary paid for positions of similar responsibility at the companies in our peer group, market compensation information, as well as the executive’s performance and scope of responsibility.

Annually, our Chief Executive Officer recommends to the Compensation Committee changes in base salaries for our named executive officers, other than himself. Chief Executive Officer pay is set directly by the Compensation Committee, and the base salaries of all named executive officers, including our Chief Executive Officer, are approved by our Compensation Committee and our Board of Directors.

Annual Cash Incentive Compensation

Our annual cash incentive program is a performance-based program with performance goals established at the beginning of each year and is our vehicle for awarding annual cash bonuses to our named executive officers and other eligible employees. Typically, executives may earn an incentive cash bonus only upon the achievement of corporate financial goals approved by the Compensation Committee and the Board of Directors at the beginning of

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each fiscal year based on the Board-approved budget for that year. The amount of the bonus is generally determined based on the level of achievement that the Company attains with respect to these corporate financial goals and a percentage of the executive’s base salary, as adjusted upward or downward depending upon the executive’s individual performance rating for the year, other than for our Chief Executive Officer and our President, whose bonuses are based entirely on Company performance. The annual cash incentive element of our compensation program encourages our executives to attain corporate financial performance goals that the Compensation Committee believes are consistent with the strategies established for the Company. Cash bonus opportunities under our annual cash incentive program are awarded under our stockholder-approved Stock and Incentive Plan.

The Compensation Committee originally designed annual cash incentive compensation targets in 2020 in furtherance of the following strategic priorities:

◆	Emphasize core profitability of the Company.
◆	Link pay with corporate performance.
◆	Continue to profitably increase our loans and diversify our loan portfolio.
◆	Grow deposits and maintain our strong core deposit base and low cost of funds.
◆	Continue to diversify our earnings by increasing fee-based revenues.
◆	Balance investment in our business against risk.
◆	Continued emphasis on our strong credit quality.
◆	Control expenses while funding strategic initiatives, such as additional investment in digital delivery channels.

Cash bonus opportunities under our annual cash incentive program are awarded under our stockholder-approved Stock and Incentive Plan. Threshold performance for the core net income corporate performance goal normally must be achieved in order for cash bonuses to be earned and paid.

◆	Company Performance. In 2020, for those participants who served in a corporate function (accounting/finance, credit, operations/IT, human resources, legal, risk and marketing/communications), Company performance was based only on corporate financial goals, and for those participants who served in a line of business function (commercial, consumer and wealth), a line of business goal was included in addition to the corporate financial goals.
◆	Individual Performance. Individual performance is based on the level of achievement of the corporate and individual goals that were established for our named executive officers at the beginning of the year and that contribute to the strategic, operational or financial performance of the Company. Following the annual evaluation of each named executive officer’s performance, the officer receives an individual performance rating for the year that can increase or decrease the executive’s bonus. Although our Chief Executive Officer and our President receive annual performance evaluations, neither is assigned an individual performance rating that will result in an increase or decrease of their respective bonuses. Including individual performance, the annual cash incentive award is capped at 200% of target. However, with respect to our Chief Executive Officer and our President, the annual cash incentive award is based entirely on Company performance and is capped at 175% of target.

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Base Salary ($)	×	Target Annual Cash Incentive Opportunity (% of Salary)	×	Company Performance and Line of Business Performance (if applicable)	×	Individual Performance (if applicable)	=	Annual Cash Incentive Award ($)

The application of Company performance or individual performance, and the target bonus opportunity expressed as a percentage of base salary, for our named executive officers in 2020 were as follows:

	Target Bonus Opportunity	Performance Metrics Used
	Expressed as a Percentage of	Corporate	Line of Business	Individual
Named Executive Officer	Base Salary	Performance	Performance	Performance
Michael L. Scudder	100%	Yes	No	No
Mark G. Sander	70%	Yes	No	No
Patrick S. Barrett	50%	Yes	No	Yes
Michael W. Jamieson	50%	Yes	Yes	Yes
Thomas M. Prame	50%	Yes	Yes	Yes

For all corporate function participants, the Compensation Committee selected three corporate performance metrics and associated weightings for the annual cash incentive program for 2020, which are as follows:

Metric	Weight	Description	Purpose
Core Net Income	80%

Net income excluding non-recurring items, such as gains or losses on securities, acquisition and integration related expenses, and costs associated with other significant items approved by the Compensation Committee

Encourages executive management to continue to focus on our current operating performance; this metric also is frequently used to assess short-term corporate performance by stockholders and the investment community

Asset Quality	10%	Non-performing assets and classified loans, excluding accruing troubled debt restructurings	Reflects the importance and continued emphasis on maintaining a high quality credit portfolio
Efficiency Ratio	10%

Noninterest expense divided by revenues, both, as applicable, excluding non-recurring items such as securities gains and losses, acquisition and integration related expenses, and costs associated with other significant items approved by the Compensation Committee

			Focuses on prudent, conservative spending in comparison to earnings

For line of business participants, the Compensation Committee included the direct contribution of the corresponding line of business as a performance metric for corporate performance, in addition to the other corporate performance metrics. Of our NEOs, Messrs. Jamieson and Prame are line of business participants due to their roles as the directors of the Commercial and Consumer lines of business, respectively. The four corporate

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performance metrics for the annual cash incentive program for the line of business participants for 2020 were as follows:

Metric	Weight	Description	Purpose
Core Net Income	40%	(See above)	(See above)
Asset Quality	10%	(See above)	(See above)
Efficiency Ratio	10%	(See above)	(See above)
Line of Business Direct Contribution (Commercial, Consumer or Wealth)	40%	Line of business revenue, less direct expenses and estimated credit losses

Encourages each major line of business to focus on its contribution to overall operating performance, aligns incentives with execution of line of business goals, and enhances differentiation in incentive payouts

The range of performance and possible payout (as a percentage of target) for each metric, as well as the actual performance for each metric, for 2020 were as follows:

	Performance Range
	Threshold		Target		Maximum		Actual
Metric	(50% of Target)				(175% of Target)		Performance
Core Net Income	$164	million	$205	million	$226	million	$118	million
Asset Quality	$625	million	$504	million	$424	million	$845	million
Efficiency Ratio	59.1%		57.6%		56.1%		62%
Line of Business Direct Contribution, Commercial	$201	million	$252	million	$277	million	$269	million
Line of Business Direct Contribution, Consumer	$138	million	$173	million	$190	million	$183	million
Line of Business Direct Contribution, Wealth	$14	million	$17	million	$19	million	$17	million

While the line of business goals were achieved at or above target, these metrics were not ultimately applied to the overall award payout calculation because the core net income metric goal was not met. For the reasons discussed above in Compensation Discussion and Analysis – Executive Summary, the Compensation Committee determined to award annual cash incentive compensation awards at 75% of target for participants across the Company. For Mr. Prame, the award amount was adjusted for individual performance. As such, the Compensation Committee approved the following cash bonus awards under our annual cash incentive program for 2020:

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Compensation Discussion and Analysis

Long-Term At-Risk Equity Compensation (Performance Shares and Restricted Stock)

Our Compensation Committee believes that a significant portion of each named executive officer’s compensation should consist of at-risk equity awards in the form of performance shares and restricted stock. The value of these at-risk equity awards is based on the Company’s achievement of financial goals and/or the performance of our common stock. As such, we further align the interests of our executives with those of our stockholders, link pay with performance and enhance the retention of our senior officers. These awards incent forward-looking and sustained corporate performance together with balanced risk-taking. Long-term equity awards were made in 2020 under our stockholder-approved Stock and Incentive Plan.

Performance-Based Equity Compensation

Annually, our named executive officers are awarded performance shares that may be earned based on the Company’s level of performance over a three-year period. If the performance goals are achieved, the performance shares will be earned. Once earned, performance shares vest in full on March 15 following the conclusion of the three-year performance period, assuming the executive’s continued employment with the Company during this entire period. We accrue cash dividends that otherwise would be paid on the performance shares, but the accrued, unpaid dividends are not paid to the named executive officer unless and until the underlying performance shares are earned and subsequently vest.

Our Compensation Committee awards performance shares in furtherance of the following strategic objectives:

◆	Emphasize the Company’s long-term strategies and growth objectives.
◆	Encourage achievement of business goals that will enhance long-term stockholder value.
◆	Create a long-term focus based on sustainable results.
◆	Link pay with corporate performance.
◆	Provide additional stock ownership opportunities for our named executive officers, which further align the interests of our named executive officers with those of our stockholders.
◆	Foster retention of our named executive officers and avoid management turnover.

Each year, the number of performance shares granted is based upon a percentage of the base salary of each officer eligible to receive performance shares, with the percentage determined by the officer’s level of responsibility at the Company. For performance shares, no individual performance rating is used to determine the number of shares awarded. The determination of the number of performance shares earned for each participant is based solely upon the Company achieving certain corporate financial performance goals approved by the Compensation Committee and the Board of Directors.

Grant of 2020 Performance Share Awards (2020-2022 Performance Share Program). In February 2020, our Compensation Committee granted performance share award opportunities to our named executive officers for the 2020-2022 performance period. Based upon a review of peer practices and input from management and the Compensation Committee’s independent compensation consultant, our Compensation Committee selected relative TSR and relative CRATCE, each weighted equally at 50%, as the program’s metrics.

2021 Proxy Statement	69

Compensation Discussion and Analysis

2020-2022 Performance Share Program

Base Salary ($)	×	Target Performance Share Award Opportunity (% of Salary)	×	Relative TSR, compared to ^KRX Index (weighted 50%)	+	Relative CRATCE, compared to ^KRX Index (weighted 50%)	=	Earned Performance Shares (#)

For the relative TSR metric, the performance shares will be earned based on the TSR of the Company, ranked against the TSR of the companies within the ^KRX Index, in both cases for a three-year (2020-2022) performance period. Relative TSR is defined as the price appreciation or depreciation of our common stock and the common stock of each company in the ^KRX Index during the relevant three-year performance period, plus dividends and distributions made or declared (assuming the dividends or distributions are reinvested in our common stock and each ^KRX Index company’s common stock during that period), expressed as a percentage return.

For the relative CRATCE metric, performance shares will be earned based on the CRATCE of the Company ranked against the CRATCE of the companies within the ^KRX Index, in both cases for the three-year (2020-2022) performance period. Relative CRATCE is defined as core income as a percent of average tangible common equity for the specified period, as reported by S&P Global.

Our Compensation Committee selected these metrics to encourage our named executive officers to pursue corporate strategies that will enhance long-term stockholder value and increase the value of our common stock within acceptable risk tolerances while at the same time deploying our capital prudently. The Compensation Committee believes that comparing the Company’s TSR and CRATCE performance to the companies in the ^KRX Index will reward Company performance relative to U.S. regional bank holding companies that are comparable to the Company. The Committee also believes that using the ^KRX Index instead of the Company’s peer group eliminates the volatility that may arise when companies in the peer group are removed to due to a merger transaction or if their growth makes the companies no longer comparable to the Company.

The performance share award opportunities for our named executive officers granted by our Compensation Committee for the 2020-2022 performance period are as follows:

		Number of Performance
	Target Performance Share	Shares Awarded for	Grant Date Fair Value of
	Award Opportunity	2020‑2022 Performance	Performance Share Award
	(Expressed as a Percentage	Period (Based on Target	Opportunity (Based on
Named Executive Officer	of Base Salary)	Award Level)	Target Award Level)
Michael L. Scudder	110%	47,878	$927,816
Mark G. Sander	80%	26,889	521,077
Patrick S. Barrett	40%	10,833	209,931
Michael W. Jamieson	40%	9,556	185,183
Thomas M. Prame	40%	7,738	149,953

70	First Midwest Bancorp, Inc.

Compensation Discussion and Analysis

	Relative TSR
	Threshold	Target	Maximum
Percentile	25th	50th	90th
Payout (% of Target)	25%	100%	200%
	Relative CRATCE
	Threshold	Target	Maximum
Percentile	25th	50th	90th
Payout (% of Target)	25%	100%	200%

Vesting of 2018 Performance Share Awards (2018-2020 Performance Share Program). In February 2021, following the conclusion of the three-year (2018-2020) performance period, our Compensation Committee certified the Company’s performance as to the performance shares initially granted to our named executive officers in 2018.

Similar to the performance shares granted in February 2020 (2020-2022 performance period), the performance shares granted in 2018 were based on two metrics, relative TSR and CRATCE, each weighted equally at 50%. Unlike the 2020-2022 performance share program, relative TSR for purposes of the 2018-2020 performance share program was determined by ranking the Company’s TSR against the TSR of each of the companies within our peer group instead of the ^KRX Index, in each case over the three-year performance period. In addition, for the 2018-2020 performance share program, the Company’s CRATCE was calculated and compared to predetermined CRATCE goals based on the Company’s Board-approved budget instead of the ^KRX Index.

2018-2020 Performance Share Program

Base Salary ($)	×	Target Performance Share Award Opportunity (% of Salary)	×	Relative TSR, compared to peer group (weighted 50%)	+	CRATCE, compared to predetermined goals (weighted 50%)	=	Earned Performance Shares (#)

The relative TSR and CRATCE performance opportunities for the 2018-2020 performance share program were as follows:

	Relative TSR
	Threshold	Target	Maximum
Percentile	25th	50th	90th
Payout (% of Target)	25%	100%	200%

	Year	Threshold	Target	Maximum
CRATCE	2018	13.52%	15.02%	15.77%
	2019	14.17%	15.75%	16.53%
	2020	13.24%	14.71%	15.45%
Payout (% of Target)*		25%	100%	200%

*	At the end of the performance period, the actual performance for each year is averaged to determine the final payout as a percentage of target.

2021 Proxy Statement	71

Compensation Discussion and Analysis

As described above in Compensation Discussion and Analysis – Executive Summary, final performance for the Company’s 2018-2020 performance shares was significantly impacted by the pandemic. Notwithstanding this, our Compensation Committee made no adjustments to the payout calculation for the impact of the pandemic and certified the Company’s performance applicable to the 2018-2020 performance shares as follows:

			Payout as a	Weighted
		2018-2020 Actual	Percentage	Payout
Performance Goal		Performance	of Target	Percentage
Relative TSR (50%)		14th Percentile	0%	0%
CRATCE (50%)	2018	15.40%	150%
	2019	16.13%	150%
	2020	8.99%	0%
	3-Year Average		100%	50%
Total Percentage Earned				50%

Although target thresholds were not met in 2020, our strong, above-target corporate performance in 2018 and 2019 counterbalanced this and resulted in an overall 50% of target payout for performance share awards for the 2018-2020 performance period. Accordingly, subject to applicable vesting provisions, as described above, our named executive officers will earn their 2018 performance share awards (2018-2020 performance period) as depicted below, which reflects the difference in dollar value and number of shares for target awards and awards actually earned.

Accordingly, our named executive officers earned their 2018 performance share awards (2018-2020 performance period) at 50% of target as outlined below:

2018-2020 Performance Share Award
2018-2020 Performance Share Awards	Number of Performance	Number of Performance
	Shares at Target Award Level for	Shares Actually Earned for
Named Executive Officer	2018‑2020 Performance	2018‑2020 Performance
Michael L. Scudder	37,467	18,733
Mark G. Sander	18,373	9,186
Patrick S. Barrett	8,463	4,231
Michael W. Jamieson	7,165	3,582
Thomas M. Prame	4,274	2,137

As reflected in the table below, the Compensation Committee made no adjustments for the effects of the pandemic to the payout of the performance share awards.

72	First Midwest Bancorp, Inc.

Compensation Discussion and Analysis

Restricted Stock Awards

In 2020, our executive officers were awarded restricted stock or restricted stock units that fully vest over a three-year period in equal installments on the second and third anniversaries of the grant date, assuming continued employment with the Company. Executives who have attained, or will attain during the vesting cycle, the age of 65 receive restricted stock units.

The number of shares of restricted stock awarded in a given year is determined based on a percentage of the named executive officer’s base salary, and then is adjusted upward or downward depending upon the officer’s individual performance rating for the year, other than for awards to our Chief Executive Officer and our President, as to whom individual performance is not considered.

Base Salary ($)	×	Restricted Stock Award Opportunity (% of Salary)	×	Individual Performance (upward or downward, if applicable)	=	Shares of Restricted Stock (#)

We accrue cash dividends that otherwise would be paid on the unvested restricted stock. The accrued but unpaid dividends are not paid to the named executive officer unless the underlying shares vest.

In 2020, our Compensation Committee granted restricted stock award opportunities to our named executive officers as follows:

	Restricted Stock
	Award Opportunity
	(Expressed as a	Number of Shares of	Grant Date Fair Value
	Percentage of	Restricted Stock	of Shares of Restricted
Named Executive Officer	Base Salary)	Granted	Stock Granted
Michael L. Scudder	60%	26,115	$539,993
Mark G. Sander	50%	16,806	347,506
Patrick S. Barrett	40%	11,916	246,393
Michael W. Jamieson	40%	9,556	197,594
Thomas M. Prame	40%	9,285	191,991

Retirement and Other Welfare Benefits

We provide our named executive officers with retirement, health, life and disability insurance and other welfare benefits under plans that are generally available to all employees of the Company who meet plan eligibility requirements. Our retirement plans include our 401(k) Plan, Deferred Compensation Plan and Pension Plan (which is frozen). Executive officers are eligible to participate in these plans on the same basis as other employees in accordance with the terms of the plans.

Under the 401(k) Plan, the Company makes an annual contribution to each eligible employee’s plan account equal to 2% of an employee’s total compensation (subject to a six-year vesting schedule) and a matching contribution equal to 100% of an employee’s first 3% of pre-tax contributions and 50% of the employee’s next 2% of pre-tax contributions.

Our Deferred Compensation Plan allows certain employees to elect to defer a portion of their base salaries and annual cash incentive compensation and also allows us to provide make-up benefits to our executive officers for any reduction in benefits under our 401(k) Plan due to limitations on contributions to the plan imposed by the Internal Revenue Code.

2021 Proxy Statement	73

Compensation Discussion and Analysis

Eligibility to participate in our tax-qualified defined benefit Pension Plan was frozen in 2007. Benefit accruals under the Pension Plan were frozen effective as of January 1, 2014 and no additional benefits will accrue to participants after that date, including for Mr. Scudder, who is the only named executive officer who participates in the plan. Less than 25% of our employees currently participate in the Pension Plan.

Perquisites

We provide limited perquisites to our named executive officers, which the Compensation Committee believes are reasonable and within competitive practices. These perquisites include a vehicle policy that provides a car allowance to our named executive officers. We provide a mobile telephone stipend to our named executive officers and we reimburse certain of them for a portion of their country club dues when the membership is used for business purposes. For our Chief Executive Officer, we also provide financial planning services.

74	First Midwest Bancorp, Inc.

Compensation Discussion and Analysis

5	Policies, Guidelines and Other Practices

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers. The purpose of these guidelines is to further align the interests of our management team and our stockholders. We believe our stock ownership guidelines are significant and reinforce our desire for executives to retain a meaningful portion of equity. The guidelines for our named executive officers are as follows:

Position	Stock Ownership Guidelines
Chief Executive Officer	5x base salary
President	3x base salary
Chief Financial Officer	2x base salary
Other Named Executive Officers	2x base salary

Our Chief Executive Officer, President, Chief Financial Officer and other named executive officers have met these guidelines. For purposes of the guidelines, we include shares of common stock and preferred stock owned directly or indirectly by the executive and his spouse and minor children and unvested restricted stock.

Clawback, Anti-Pledging, Anti-Hedging and Other Policies

We have clawback provisions in the employment agreements with our named executive officers that allow us to recover cash bonuses and other incentive compensation under certain circumstances. Our Stock and Incentive Plan also includes clawback provisions. Additionally, we have a policy that prohibits our employees, including our named executive officers, from pledging or hedging our common stock or engaging in short sales and other short-term, speculative trading in our common stock.

Risk Assessment of Executive Compensation Program

Each year, our Chief Risk Officer performs an executive compensation program risk assessment and presents the assessment results to the Compensation Committee. The Committee reviews the results and discusses the risk assessment with both our Chief Risk Officer and the Committee’s independent compensation consultant. This risk assessment allows our Compensation Committee to confirm that our executive compensation program is designed such that executive officers are not encouraged to take excessive or imprudent risks to enhance their compensation. As part of its risk assessment process in 2020, the Compensation Committee confirmed the following:

◆	The risks associated with the Company’s compensation plans for all employees are appropriately identified and managed by the Company.
◆	The Company’s compensation plans for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company as a whole.
◆	The Company’s incentive compensation policies do not undermine the safety and soundness of the Company by encouraging employees to take imprudent risks.
◆	The Company’s compensation plans for all employees are compatible with effective internal controls and risk management and are supported by strong and effective corporate governance practices.

◆	Plans subject to explicit legal or regulatory requirements are reviewed by our legal and compliance teams to confirm adherence to applicable laws and regulations.

2021 Proxy Statement	75

Compensation Discussion and Analysis

Tax Considerations

Our Compensation Committee determines the compensation of our executive officers consistent with our compensation philosophy, which promotes a pay for performance environment intended to create stockholder value, and believes the benefit of this approach outweighs deductibility limitations. In reaching decisions on executive compensation, our Compensation Committee considers the tax and accounting consequences, including that compensation (including performance-based compensation) in excess of $1 million paid to covered executive officers in calendar year 2020 generally will not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. As a result, the Compensation Committee will continue to have the discretion to approve compensation although its deductibility may be limited.

Employment and Restrictive Covenant Agreements with Our Executive Officers

We have entered into employment agreements with certain members of our senior management, including our named executive officers. The Compensation Committee has determined that the terms of the agreements are consistent with competitive practices and are important to attracting and retaining high caliber executive talent. The agreements describe the executive’s position, compensation and benefits, including severance payments in the event of a termination of employment. The agreements also impose confidentiality, non-solicitation and non-disparagement obligations on the executive. In the event of a termination of employment by the Company without cause or by the executive officer for good reason prior to or following a change-in-control of the Company, severance benefits are triggered. Certain aspects of these agreements for our named executive officers are detailed in the tables and narrative following this Compensation Discussion and Analysis.

The employment agreements do not provide for walk-away rights upon a change-in-control or any tax gross-up payments relating to severance benefits following a change-in-control. In addition, our named executive officers are bound by Confidentiality and Restrictive Covenant Agreements that include confidentiality, non-disparagement and non-solicitation covenants. The duty to maintain the confidentiality of the Company’s confidential information generally continues indefinitely, the non-disparagement covenants apply for two years after termination of employment for Messrs. Scudder and Sander and one year after termination for our other executive officers and the non-solicitation covenants apply for two years after termination of employment for Mr. Scudder, eighteen months after termination (subject to extension to two years if termination occurs in connection with or following a change-in-control) for Mr. Sander and one year after termination for our other executive officers. Additionally, Messrs. Scudder and Sander are subject to non-competition provisions, which apply for two years after termination of employment for Mr. Scudder and one year after termination (subject to extension to two years if termination occurs in connection with or following a change-in-control) for Mr. Sander.

76	First Midwest Bancorp, Inc.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Barbara A. Boigegrain (Chair)	Kathryn J. Hayley
Peter J. Henseler	Ellen A. Rudnick
Michael J. Small
Members, Compensation Committee

2021 Proxy Statement	77

EXECUTIVE COMPENSATION TABLES

2020 Summary Compensation Table

The table and explanatory notes below summarize the total compensation for the years 2020, 2019 and 2018 paid to or earned by our named executive officers.

						Change in
						Pension
						Value and
						Non-qualified
					Non-Equity	Deferred
Name and				Stock	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total
Michael L. Scudder	2020	$896,854	$—	$1,467,809	$675,000	$148,118	$215,865	$3,403,646
Chairman and Chief	2019	872,147	—	1,691,145	936,755	179,147	237,570	3,916,764
Executive Officer	2018	850,000	—	1,315,961	722,500	—	293,500	3,181,961
Mark G. Sander	2020	$692,432	$—	$868,583	$364,875	$—	$162,303	$2,088,193
President and Chief	2019	672,370	—	965,623	505,725	—	159,706	2,303,424
Operating Officer	2018	655,000	—	824,473	425,750	—	180,617	2,085,840
Patrick S. Barrett	2020	$557,920	$—	$456,324	$210,000	$—	$99,510	$1,323,754
EVP and Chief	2019	541,722	—	486,862	318,581	—	103,372	1,450,537
Financial Officer	2018	526,769	—	453,703	273,900	—	407,495	1,661,867
Michael W. Jamieson	2020	$492,202	$—	$382,778	$185,250	$—	$86,474	$1,146,704
EVP and Director,	2019	475,660	—	429,740	264,100	—	76,428	1,245,928
Commercial Banking,	2018	445,923	—	375,156	234,675	—	64,040	1,119,794
First Midwest Bank
Thomas M. Prame	2020	$396,790	$—	$341,944	$217,500	$—	$55,174	$1,011,408
EVP and Director,	2019	372,436	—	296,810	247,250	—	49,782	966,278
Consumer Banking,	2018	354,654	—	261,103	150,732	—	50,338	816,827
First Midwest Bank

(1)	Amounts represent the aggregate grant-date fair value of restricted stock and performance share awards granted under our Stock and Incentive Plan (for 2019 and 2020) or the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan (for 2018) during the period, calculated in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are described in Note 18 to our annual audited financial statements included in our Form 10-K. The grant-date fair value of the performance shares is based on a target level of performance and will likely vary from the actual amount the individual earns upon vesting of applicable awards. Assuming the highest level of performance, the grant-date fair value of the 2020 performance share awards would be: $1,855,632 for Mr. Scudder, $1,042,153 for Mr. Sander, $419,863 for Mr. Barrett, $370,367 for Mr. Jamieson and $299,906 for Mr. Prame. For Mr. Scudder, amounts in 2019 include a one-time special make-up equity grant (awarded in the form of 50% restricted stock and 50% performance shares) in an amount equal to $170,000 to correct a clerical error in the number of performance shares that Mr. Scudder should have received in 2018. This award has the same terms, vesting dates and performance conditions as the grants Mr. Scudder received in 2018.
(2)	Amounts represent cash bonuses paid under our annual cash incentive plan for the years indicated.
(3)	For Mr. Scudder, who is the only named executive officer who participates in our Pension Plan, amounts include the actuarial increase in the present value of his benefits under our Pension Plan. The Pension Plan amounts were determined using the interest rate and mortality rate assumptions consistent with those used in our audited financial statements for the year ended December 31, 2020. Benefit accruals under the Pension Plan were frozen effective as of January 1, 2014. For additional information, see Executive Compensation Tables—Pension Benefits.

78	First Midwest Bancorp, Inc.

Executive Compensation Tables

(4)	Amounts represent the following:

Contributions to Defined Contribution Retirement Plans and Perquisites
				Perquisites		Dividends
			Non-	and Other		Paid on
		Qualified	Qualified	Personal		Vested
Name	Year	Plan(a)	Plan(b)	Benefits(c)		Shares(d)	Total
Michael L. Scudder	2020	$17,100	$95,766	$24,282	(e)	$78,717	$215,865
	2019	16,800	89,972	59,474	(e)	71,324	237,570
	2018	16,500	122,866	83,231	(e)	70,903	293,500
Mark G. Sander	2020	$17,100	$67,456	$25,863		$51,884	$162,303
	2019	16,800	65,005	30,079		47,822	159,706
	2018	16,500	82,418	34,454		47,245	180,617
Patrick S. Barrett	2020	$17,100	$27,034	$11,937		$43,439	$99,510
	2019	16,800	36,810	32,607		17,155	103,372
	2018	16,500	10,965	380,030	(f)	—	407,495
Michael W. Jamieson	2020	$17,100	$34,351	$23,204		$11,819	$86,474
	2019	16,800	15,534	33,257		10,837	76,428
	2018	16,500	6,942	35,905		4,693	64,040
Thomas M. Prame	2020	$17,100	$12,330	$11,450		$14,294	$55,174
	2019	16,800	9,251	10,919		12,812	49,782
	2018	16,500	9,046	12,213		12,579	50,338

(a)	The Company maintains our 401(k) Plan as its defined contribution plan. For eligible employees, this plan provides for an annual 2% automatic Company contribution and matching Company contributions. All Company contributions were made on eligible compensation under our 401(k) Plan, subject to compensation limitations under the Internal Revenue Code.
(b)	The Company maintains the Deferred Compensation Plan as its nonqualified retirement plan. This plan provides for a tax-deferred vehicle to accommodate contributions that are otherwise limited and not able to be made to our 401(k) Plan, as well as voluntary participant contributions. The amount in this column reflects matching Company contributions to the 401(k) Plan and the Company’s 2% automatic contribution for any amount in excess of the maximum 401(k) Plan limit.
(c)	Represents amounts paid to the named executive officer for an annual automobile allowance and amounts paid by the Company on behalf of or reimbursed to the named executive officer for other customary perquisites, including mobile telephone usage and country club dues, which memberships are maintained for business entertainment purposes but may be used for personal use. Except as otherwise described in the footnotes to this table, no individual perquisite paid to any of our named executive offers exceeded $25,000 for any of the years listed.
(d)	Represents accrued dividends paid on performance share and restricted stock awards that vested in 2020, 2019 and 2018, as indicated.
(e)	Includes $9,816 in 2020, $34,776 in 2019, and $63,802 in 2018 (includes supplemental security for 2018) for Company-provided automobile transportation in lieu of an automobile allowance. Also includes amounts paid by the Company for financial planning services for each year listed, home security for 2019 and 2018, and an executive physical for Mr. Scudder for 2019 and 2018.
(f)	For Mr. Barrett, also includes $366,469 in 2018 paid by the Company for temporary living and relocation expenses in connection with his relocation to the Chicago area.

2021 Proxy Statement	79

Executive Compensation Tables

2020 Grants of Plan-Based Awards Table

The following table provides information with regard to the stock awards granted during 2020 (and reported as Stock Awards in the Summary Compensation Table) and the annual cash incentive compensation award opportunity for 2020 for our named executive officers.

								All Other
								Stock	Grant
								Awards:	Date Fair
								Number of	Value of
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Shares of	Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Awards(4)
Michael L.		$450,000	$900,000	$1,800,000
Scudder	2/19/2020				11,970	47,878	95,756		$927,816
	2/19/2020							26,115	539,993
Mark G.		$243,250	$486,500	$973,000
Sander	2/19/2020				6,722	26,889	53,778		$521,077
	2/19/2020							16,806	347,506
Patrick S.		$140,000	$280,000	$560,000
Barrett	2/19/2020				2,708	10,833	21,666		$209,931
	2/19/2020							11,916	246,393
Michael W.		$123,500	$247,000	$494,000
Jamieson	2/19/2020				2,389	9,556	19,112		$185,183
	2/19/2020							9,556	197,594
Thomas M.		$100,000	$200,000	$400,000
Prame	2/19/2020				1,935	7,738	15,476		$149,953
	2/19/2020							9,285	191,991

(1)	Amounts reflect the range of possible payouts under our annual cash incentive plan based on a combination of Company performance and individual performance rating assumptions, if applicable. For additional information, see Compensation Discussion and Analysis—2020 Compensation Program—Annual Cash Incentive Compensation.
(2)	Awards represent the range of estimated possible payouts granted in the form of performance shares under our Stock and Incentive Plan, which, if earned, vest in shares of common stock. Our named executive officers are eligible to earn performance shares totaling between 25% and 200% of the number of performance shares granted if performance levels are achieved using the following two metrics: TSR relative to the ^KRX Index and CRATCE, relative to the ^KRX Index. If performance levels are below the threshold level of performance, no performance shares are earned. For additional information, see Compensation Discussion and Analysis—2020 Compensation Program—Long-Term At-Risk Equity Compensation (Performance Shares and Restricted Stock)—Performance-Based Equity Compensation. Dividends on performance shares are accrued but not paid until earned performance shares vest.
(3)	Awards represent restricted stock awards granted under our Stock and Incentive Plan. Restricted stock awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting under certain circumstances). For additional information, see Compensation Discussion and Analysis—2020 Compensation Program—Long-Term At-Risk Equity Compensation (Performance Shares and Restricted Stock)—Restricted Stock Awards. Dividends on restricted stock are accrued but not paid unless the underlying shares vest.
(4)	Amounts represent the aggregate grant-date fair value of stock awards, including performance shares and restricted stock awards, granted under our Stock and Incentive Plan during 2020, calculated in accordance with FASB ASC 718. See notes 2 and 3, above, for additional information regarding these awards. For the performance shares, the amounts have been calculated taking into consideration the probable outcome of the respective performance conditions as of the date of grant. Dividends accrued but not paid until the vesting of the awards of performance shares and restricted stock are not included in the amounts reflected in this column. Assumptions used in the calculation of these amounts are described in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

80	First Midwest Bancorp, Inc.

Executive Compensation Tables

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding unvested stock awards held by our named executive officers as of December 31, 2020. All values in the table are based on a market value for our common stock of $15.92, which was the closing price of our stock on December 31, 2020, the last trading day of the year, as reported by the NASDAQ Stock Market. Information regarding when unvested awards are scheduled to vest is set forth in the notes to the table. Vesting also is subject to continued employment and acceleration under certain circumstances. As of December 31, 2020, no stock options remained outstanding under our equity compensation plans.

	Stock Awards(1)
				Equity		Equity
				Incentive		Incentive Plan
				Plan Awards:		Awards:
			Market	Number of		Market or
			Value of	Unearned		Payout Value of
	Number of		Shares or	Shares, Units		Unearned
	Shares or		Units of	or Other		Shares, Units
	Units of Stock		Stock that	Rights that		or Other Rights
	that Have Not		Have Not	Have Not		that Have Not
Name	Vested		Vested	Vested		Vested
Michael L. Scudder	9,712	(2)	$154,615	41,200	(9)(7)	$655,904
	22,948	(3)	365,332	47,878	(10)	762,218
	8,515	(4)	135,559
	18,733	(5)(7)	298,229
	24,176	(6)(7)	384,882
	26,115	(8)	415,751
Mark G. Sander	6,486	(2)	$103,257	23,102	(9)	$367,784
	10,610	(3)	168,911	26,889	(10)	428,073
	6,890	(4)	109,689
	9,187	(5)	146,257
	17,326	(6)	275,830
	16,806	(8)	267,552
Patrick S. Barrett	15,432	(3)	$245,677	9,306	(9)	$148,152
	4,655	(4)	74,108	10,833	(10)	172,461
	4,232	(5)	67,373
	11,167	(6)	177,779
	11,916	(8)	189,703
Michael W. Jamieson	3,555	(3)	$56,596	8,214	(9)	$130,767
	3,761	(4)	59,875	9,556	(10)	152,132
	3,583	(5)	57,041
	9,857	(6)	156,923
	9,556	(8)	152,132
Thomas M. Prame	1,160	(2)	$18,467	4,813	(9)	$76,623
	2,828	(3)	45,022	7,738	(10)	123,189
	2,991	(4)	47,617
	2,137	(5)	34,021
	7,701	(6)	122,600
	9,285	(8)	147,817

(1)	None of our named executive officers has been granted a stock option award since 2011. As of December 31, 2020, no stock options remained outstanding under our equity compensation plans.
(2)	Represents the third tranche of performance shares earned at the completion of a three-year performance period that ended on December 31, 2018. The third tranche vested on March 15, 2021. See note 5, below, for additional information regarding the vesting of earned performance shares.
(3)	Represents the second and third tranche of performance shares earned at the completion of a three-year performance period that ended on December 31, 2019. The second tranche vested on March 15, 2021 and the third tranche is

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scheduled to vest on March 15, 2022. See note 5, below, for additional information regarding the vesting of earned performance shares.
(4)	Restricted stock awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting under certain circumstances). Represents restricted stock awards granted in 2018, the first tranche of which vested on February 21, 2020 and the second tranche of which vested on February 21, 2021.
(5)	Represents performance shares earned at the completion of a three-year performance period that ended on December 31, 2020. The final number of shares awarded was based on the following metrics: TSR relative to our peer group at 0% of target and CRATCE, at 100% of target. These awards vested on March 15, 2021. For additional information, see Compensation Discussion and Analysis—2020 Compensation Program—Long-Term At-Risk Equity Compensation (Performance Shares and Restricted Stock)—Performance-Based Equity Compensation.
(6)	Represents restricted stock awards granted in 2019, the first tranche of which vested on February 20, 2021 and the second tranche of which is scheduled to vest on February 20, 2022. See note 4, above, for additional information regarding the vesting of restricted stock awards.
(7)	Includes the special make-up grant awarded to Mr. Scudder in 2019, which consisted of 3,406 shares of restricted stock and 3,406 performance shares. These shares were issued to correct a clerical error in the number of shares that Mr. Scudder should have received in 2018. The grant has the same terms, vesting periods and performance conditions as those made in 2018. For the restricted stock portion, the first tranche vested on February 20, 2020, and the second tranche vested on February 20, 2021. The performance shares portion was earned upon completion of the three-year performance period ending on December 31, 2020. See note 5, above, for additional information regarding the vesting of earned performance shares.
(8)	Represents restricted stock awards granted in 2020, the first tranche of which is scheduled to vest on February 19, 2022 and the second tranche of which is scheduled to vest on February 19, 2023. See note 4, above, for additional information regarding the vesting of restricted stock awards.
(9)	Represents performance shares that may be earned upon completion of a three-year performance period ending on December 31, 2021 if performance levels (reflected at target in this table) are achieved using the following two metrics: TSR relative to our peer group and CRATCE, relative to predetermined goals.
(10)	Represents performance shares that may be earned upon completion of a three-year performance period ending on December 31, 2022 if performance levels (reflected at target in this table) are achieved using the following two metrics: TSR relative to the ^KRX Index and CRATCE, relative to the ^KRX Index.

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2020 Option Exercises and Stock Vested Table

The following table provides information with respect to the value realized by our named executive officers during 2020 as a result of the exercise of non-qualified stock options and the vesting of restricted stock and performance share awards, based on the average of the high and low sales price of a share of common stock on the NASDAQ Stock Market on the exercise or vesting date, as applicable.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
Michael L. Scudder	—	$—	52,737	$878,636
Mark G. Sander	—	—	34,364	583,354
Patrick S. Barrett	—	—	32,793	602,546
Michael W. Jamieson	—	—	9,628	186,711
Thomas M. Prame	—	—	10,281	187,360

Pension Benefits

We maintain a noncontributory tax-qualified defined benefit Pension Plan for eligible employees. Eligibility to participate in this plan was frozen in 2007. Benefit accruals under this plan were frozen effective as of January 1, 2014 and no additional benefits will accrue to participants after that date, including for Mr. Scudder, who is the only named executive officer who participates in our Pension Plan.

The amount of the monthly pension benefit under our Pension Plan is based on the average monthly pension-eligible compensation and years of credited service of the participant. Average monthly compensation is the average of the highest eighty-four consecutive months of pay within the last 120 months of service and years of credited service is based on the period of employment with the Company, subject to limitations on service prior to 1980.

Pension-eligible compensation consists of base salary, cash bonuses, incentive compensation and vacation pay, but excludes severance and amounts realized from the exercise of non-qualified stock options and the vesting of restricted stock, restricted stock unit and performance share awards. Pension-eligible compensation is capped by provisions of the Internal Revenue Code applicable to tax-qualified pension plans. For 2020, this limit was $285,000. Any amounts that become ineligible due to the Internal Revenue Code limits are used to compute the pension restoration contribution to the Deferred Compensation Plan as discussed further below under the section titled Non-Qualified Deferred Compensation.

Our Pension Plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service. A participant may elect to have his or her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.

Early retirement pension benefits are reduced by 6% for each of the first five years (ages 60-65) and by 4% for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65.

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2020 Pension Benefits Table

The following table shows the present value of the accumulated benefit as of December 31, 2020 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our 2020 audited financial statements included in our Form 10-K.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year
Michael L. Scudder	Pension Plan	27.75	$1,061,716	$—
Mark G. Sander*	N/A	N/A	N/A	N/A
Patrick S. Barrett*	N/A	N/A	N/A	N/A
Michael W. Jamieson*	N/A	N/A	N/A	N/A
Thomas M. Prame*	N/A	N/A	N/A	N/A

*

The Pension Plan was closed to new participants as of April 1, 2007. Based on the date of hire for Messrs. Sander, Barrett, Jamieson and Prame, they are not eligible to participate in the Pension Plan.

Non-Qualified Deferred Compensation

We maintain two non-qualified deferred compensation plans, the Deferred Compensation Plan and the Gain Deferral Plan. All of our named executive officers are eligible to participate in our Deferred Compensation Plan. Only Mr. Scudder is eligible to participate in our Gain Deferral Plan because participation in this plan was frozen as of 2005 and, based on their respective dates of hire, Messrs. Sander, Barrett, Jamieson and Prame are not eligible to participate.

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to Company contributions and benefits based on amounts that would have been contributed under our 401(k) Plan but for limitations under the Internal Revenue Code. Further, participants may elect to defer up to 100% of base salary and annual cash incentive compensation into the plan. Deferral elections must be made during the initial or annual enrollment period and apply to compensation earned in the following calendar year. The elections remain in effect for each subsequent calendar year until a participant makes a qualifying change. Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the Deferred Compensation Plan, with similar investment alternatives as those available under our 401(k) Plan, including an investment account deemed invested in shares of our common stock. Participants are able to modify their investment elections at any time, subject to applicable blackout periods.

Gain Deferral Plan

We established the Gain Deferral Plan with the purpose of encouraging stock ownership by certain key executives. In response to the addition of Section 409A of the Internal Revenue Code, participation in the Gain Deferral Plan was frozen on January 1, 2005 and no additional contributions or deferrals may be made under this plan. This plan combined traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date the receipt of shares representing the value realized upon exercise of the underlying stock options. Currently, seven stock option participants have amounts credited under this plan, including Mr. Scudder. Deferred amounts are held for each participant in separate individual accounts and the associated Gain Deferral Plan shares are held in an irrevocable rabbi trust. The amounts are denominated and paid in shares of common stock and are adjusted for dividends as if the dividends were reinvested in shares of common stock.

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Distributions

Under both the Deferred Compensation Plan and the Gain Deferral Plan, payments begin after termination of employment and are payable at the participant’s election either as a lump sum or in installments over a period not to exceed fifteen years. Earlier payment may be made upon showing of financial hardship to the satisfaction of the Compensation Committee. Distributions are paid in cash under the Deferred Compensation Plan and as in-kind stock distributions under the Gain Deferral Plan. Payments to named executive officers will be delayed as necessary to comply with Section 409A of the Internal Revenue Code.

2020 Non-Qualified Deferred Compensation Table

The table set forth below summarizes the activity in the Deferred Compensation Plan and Gain Deferral Plan accounts of our named executive officers during 2020.

					Aggregate	Aggregate
		Executive	Company	Aggregate	Withdrawals/	Balance at
		Contributions	Contributions	Earnings in	Distributions	December 31,
Name	Plan Name	in 2020(1)	in 2020(2)	2020	in 2020	2020(3)(4)
Michael L. Scudder	Deferred Comp. Plan	$36,346	$95,766	$155,904	$—	$5,152,866
	Gain Deferral Plan	—	—	5,778	—	165,570
Mark G. Sander	Deferred Comp. Plan	$56,135	$67,456	$59,019	$—	$1,604,891
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A
Patrick S. Barrett	Deferred Comp. Plan	$1,875	$27,034	$5,924	$—	$134,022
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A
Michael W. Jamieson	Deferred Comp. Plan	$242,327	$34,351	$28,033	$—	$893,019
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A
Thomas M. Prame	Deferred Comp. Plan	$—	$12,330	$2,466	$—	$70,135
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

(1)   Executive contributions represent amounts that would have been contributed by the named executive officer under our 401(k) Plan, but for limitations under the Internal Revenue Code, and salary and annual cash incentive compensation the named executive officer has elected to defer.

(2)   Company contributions represent amounts that would have been contributed under our tax-qualified benefit plans but for limitations under the Internal Revenue Code. The Company contributions to the Deferred Compensation Plan for each named executive officer are included in the “All Other Compensation” column of the 2020 Summary Compensation Table.

(3)   Aggregate balances at December 31, 2020 reflect amounts accumulated through the named executive officer’s participation in the plans from: (a) participant and Company contributions under the Deferred Compensation Plan and (b) participant contributions only under the Gain Deferral Plan. Our named executive officers have participated in the Deferred Compensation Plan since 1999 for Mr. Scudder, 2011 for Mr. Sander, 2017 for Mr. Barrett, 2017 for Mr. Jamieson and 2012 for Mr. Prame. Mr. Scudder has participated in the Gain Deferral Plan since 2004.

(4)   As of December 31, 2020, the portion of the aggregate balances in the Deferred Compensation Plan and Gain Deferral Plan (as applicable) that represent common stock are as follows:  10,559 shares for Mr. Scudder, -0- shares for Mr. Sander, -0- shares for Mr. Barrett, -0- shares for Mr. Jamieson and 2,203 shares for Mr. Prame.

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Potential Payments Upon Termination or Change-in-Control

We have entered into employment agreements and maintain plans covering our named executive officers that will require the Company to provide severance payments in the event of an involuntary termination of employment (other than for cause) or a resignation of employment for good reason both prior to and following a change-in-control of the Company.

Overview

Our employment agreements with each of our named executive officers provide for automatic annual one-year extensions, except for Messrs. Scudder and Sander whose employment agreements provide for automatic two-year extensions every other year. Among other items, the agreements set forth the executive’s title, responsibilities, compensation and severance payments to be made to the executive upon certain terminations of employment. Termination of employment also may impact equity awards that we have granted, as well as benefits payable under our employee benefit plans.

In addition to their employment agreements, our named executive officers are parties to Confidentiality and Restrictive Covenants Agreements with us under which they are subject to confidentiality, non-disparagement, non-solicitation and, in the case of Messrs. Scudder and Sander, non-competition covenants. The restrictive covenants to which our named executive officers are subject are described more fully above under Compensation Discussion and Analysis—Policies, Guidelines and Other Practices—Employment and Restrictive Covenant Agreements with Our Executive Officers.

The following discussion takes each termination of employment situation—voluntary resignation, discharge for cause, discharge without cause, resignation for good reason, death and disability—both prior to and following a change-in-control of the Company, and describes the severance or other additional amounts that the Company would pay or provide to the named executive officer or the officer’s beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with applicable SEC rules. These assumptions are that the termination of employment or change-in-control occurred on December 31, 2020 and that the value of a share of our common stock on that day was $15.92, which is the closing price of our stock as reported by the NASDAQ Stock Market on December 31, 2020, which was the last trading day of the year.

The following discussion and amounts exclude the payments and benefits that are not enhanced by a termination of employment or change-in-control. These payments and benefits, which are referred to in the following discussion as the executive officer’s “vested benefits,” include:

◆	Base salary payable through the date of termination;
◆	Any other cash compensation earned through the date of termination but not paid, including any amounts earned and vested but not paid under our annual cash incentive program;
◆	Benefits accrued under our 401(k) Plan, in which all employees participate, and Pension Plan;
◆	Accrued vacation pay, group health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;
◆	Balances accrued under our Deferred Compensation Plan and Gain Deferral Plan; and
◆	Restricted stock and performance shares that have vested prior to the employment termination or change-in-control.

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Voluntary Resignation

Prior to age 65, we are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, and all unearned or unvested restricted stock and performance share awards will lapse and not vest. Following attainment of age 65, in the event of a named executive officer’s retirement, we have provided that, in addition to payment of the executive’s vested benefits:

◆	All unvested restricted stock awards, as well as all earned but unvested performance shares, become fully vested; and
◆	A pro-rated portion of all unearned performance shares may vest following the end of the performance periods applicable to the executive’s performance share awards outstanding at the time of retirement and as to which the performance periods have not concluded. The portion of each unearned performance share award that may vest is based on the achievement of the applicable performance goals during the entire performance period, and is calculated by multiplying the target number of performance shares by a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the applicable performance period to the date of resignation and the denominator of which is 36.

As of December 31, 2020, none of our named executive officers had attained age 65.

Discharge for Cause

We are not obligated to pay any amounts over and above vested benefits if a named executive officer’s employment terminates because of discharge for cause. If the cause is fraud or embezzlement of funds, benefits under the Gain Deferral Plan are subject to forfeiture. In general, a discharge will be for cause if the executive has intentionally failed to perform his or her duties of employment, engaged in illegal or gross misconduct that harms the Company, has been convicted of a felony involving dishonesty, fraud, theft or financial impropriety or has violated a material requirement of any code of ethics or standard of conduct of the Company.

Death or Disability

We provide our employees, including our named executive officers, with group life and disability insurance coverage. The group life insurance benefit is based on a multiple of base salary, subject to limits contained in the policy. Participants in our group life insurance plan may, if eligible, purchase additional insurance at their own cost. The disability benefit is a monthly benefit, paid until age 65, equal to 60% of base salary at the time of disability. These benefits would be paid to the named executive officer or his beneficiary, in addition to the executive’s vested benefits, in the event of death or disability.

The amount of the payments to our named executive officers assuming death or disability on December 31, 2020 is set forth in the following table:

		Disability Benefits
	Life Insurance	Monthly	Months to	Total
Name	(Death) Benefit	Amount	Age 65	Payment
Michael L. Scudder	$1,751,000	$45,000	55	$2,475,000
Mark G. Sander	1,000,000	34,750	36	1,251,000
Patrick S. Barrett	1,000,000	28,000	96	2,688,000
Michael W. Jamieson	480,000	24,700	26	642,200
Thomas M. Prame	10,000	20,000	168	3,360,000

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We also have provided for the vesting of unearned or unvested equity awards in the event of the death or disability of the named executive officer as follows:

◆	All unvested restricted stock awards, as well as all earned but unvested performance shares, become fully vested; and
◆	A pro-rated portion of all unearned performance shares may vest following the end of the performance periods applicable to the executive’s performance share awards outstanding at the time of death or disability and as to which the performance periods have not concluded. The portion of each unearned performance share award that may vest is based on the achievement of the applicable performance goals during the entire performance period, and is calculated by multiplying the target number of performance shares by a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the applicable performance period to the date of termination of employment and the denominator of which is 36.

The following table summarizes the unvested restricted stock, earned but unvested performance shares and unearned performance shares (assuming target performance) that would have vested on December 31, 2020 if the executive’s employment terminated that day due to death or disability.

	Restricted Stock Awards		Performance Shares		Total
Name	Number	Value	Number	Value	Equity Value
Michael L. Scudder	58,806	$936,192	94,819	$1,509,518	$2,445,710
Mark G. Sander	41,022	653,070	50,646	806,284	1,459,354
Patrick S. Barrett	27,738	441,589	29,479	469,306	910,895
Michael W. Jamieson	23,174	368,930	15,799	251,520	620,450
Thomas M. Prame	19,977	318,034	11,913	189,655	507,689

Discharge Without Cause; Resignation for Good Reason

Our employment agreements obligate us to pay severance benefits if a named executive officer’s employment is involuntarily terminated other than for cause. This includes the resignation by the executive for good reason. A good reason generally will occur if the executive determines we have breached the employment agreement by not maintaining the executive’s appointed positions, responsibilities or authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than a specified distance from the current location. In these circumstances:

◆	Each executive is eligible to receive a pro-rata annual bonus based on, (a) in the case of Messrs. Scudder and Sander, the greater of (1) the executive’s target bonus for the year of termination or (2) the actual bonus earned for the year of termination, and (b) in the case of our other named executive officers, the executive’s target bonus for the completed year immediately preceding the year of termination;
◆	Each executive is eligible to receive severance payments. In the case of Messrs. Scudder and Sander, these severance payments are equal to 2x the executive’s base salary and target bonus in effect at the time of termination, payable over 24 months. In the case of our other named executive officers, the executive is eligible to receive six months of salary continuation following termination, subject to extension in the Company’s discretion for up to an additional six months;

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◆	Messrs. Scudder and Sander and, beginning with the equity awards granted in 2019, our other named executive officers, are eligible to receive pro-rata vesting of unearned or unvested equity awards. To the extent that the provisions of the applicable award agreements are not more favorable, (1) a portion of all unvested restricted stock awards, as well as all earned but unvested performance shares, will vest upon termination of the executive’s employment equal to the total number of shares of common stock subject to the award multiplied by a fraction, the numerator of which is the number of whole months that have elapsed from the grant date to the date of termination of employment and the denominator of which is the number of whole months in the period from the grant date to the final scheduled vesting date of the award, to the extent that the pro-rata portion exceeds the portion of the award that vested prior to the date of termination of employment, and (2) a portion of all unearned performance shares for which the applicable performance period will end after the date of termination of employment may remain outstanding and be eligible to be earned and vest based on actual performance at the end of the performance period, which portion is equal to the total number of performance shares granted under the award multiplied by a fraction, the numerator of which is the number of whole months that have elapsed from the first day of the performance period to the date of termination of employment and the denominator of which is the number of months in the performance period;
◆	Each executive is eligible to continue to participate in group health plans. In the case of Messrs. Scudder and Sander, the executive, the executive’s spouse and the executive’s age-eligible dependent children are eligible to maintain health benefits coverage on the same basis, including cost-sharing, as if the executive’s employment continued until the executive and the executive’s spouse are eligible for Medicare coverage and the executive’s dependents are no longer age-eligible for coverage under the Company’s plans. In the case of our other named executive officers, the executive is eligible to maintain health benefits coverage on the same basis as if the executive’s employment continued for a period of six months, subject to extension in the Company’s discretion for up to an additional six months; and
◆	Each of our named executive officers other than Messrs. Scudder and Sander are eligible for outplacement assistance.

The executive is required to reaffirm compliance with the executive’s Confidentiality and Restrictive Covenants Agreement and execute a general release of claims as a condition to receiving severance benefits.

Severance

The following table summarizes the severance benefits that would be payable to our named executive officers had their employment been terminated involuntarily without cause or for good reason on December 31, 2020:

	Severance/Salary Continuation			Pro-Rated			Medical
	Monthly	Number of	Total	Annual	Equity Awards(2)		Benefits/Out-
Name	Amount	Months	Amount	Bonus(1)	Number	Value	Placement(3)	Total
Michael L. Scudder	$150,000	24	$3,600,000	$900,000	124,890	$1,988,249	$92,905	$6,581,154
Mark G. Sander	98,458	24	2,363,000	486,500	72,410	1,152,767	149,543	4,151,810
Patrick S. Barrett	46,667	6	280,000	271,900	19,949	317,588	144,032	1,013,520
Michael W. Jamieson	41,167	6	247,000	240,000	17,340	276,053	128,192	891,245
Thomas M. Prame	33,333	6	200,000	187,500	14,234	226,605	104,604	718,709

(1)	The pro-rated annual bonus reflects, for Messrs. Scudder and Sander, full 2020 target bonus, and for our other named executive officers, full 2019 target bonus, in each case in accordance with the provisions of their employment agreements.
(2)	Includes shares of restricted stock as follows: 30,070 for Mr. Scudder, 21,764 for Mr. Sander, 10,134 for Mr. Barrett, 8,678 for Mr. Jamieson and 7,285 for Mr. Prame. Also includes shares underlying vested and unvested performance shares that would vest in the event of a qualifying termination on December 31, 2020 as follows: 94,819 for Mr. Scudder, 50,646 for Mr. Sander, 9,815 for Mr. Barrett, 8,661 for Mr. Jamieson and 6,948 for Mr. Prame.

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(3)	For Messrs. Scudder and Sander, reflects an estimate of the cost for the executive, his spouse and his age-eligible dependent children to maintain health benefits on the same basis as if the executive’s employment continued until the executive and the executive’s spouse are eligible for Medicare coverage and the executive’s dependents are no longer age-eligible for coverage under the Company’s plans. For our other named executive officers, reflects the amount of health benefit continuation (COBRA) premium paid by the Company during the salary continuation period and outplacement services estimated to be 12% of annual base salary.

Change-in-Control

We have provisions in the employment agreements with our named executive officers and in our employee benefit plans for the payment of severance benefits in the event of a change-in-control of the Company. In the event of a change-in-control, our employment agreements require a “double trigger” to occur before enhanced severance benefits are paid. A “double trigger” involves both a change-in-control of the Company and a qualifying termination of the named executive officer’s employment following the change-in-control. The enhanced severance benefits consist of a lump sum payment of:

◆	In the case of Messrs. Scudder and Sander, 3x the sum of (1) the executive’s base salary in effect as of the date of termination of employment or, if greater, the date immediately preceding the change-in-control, and (2) the executive’s target bonus in effect for the year in which the change-in-control occurs or, if greater, the year in which the date of termination of employment occurs;
◆	In the case of our other named executive officers, 2x the sum of (1) the executive’s base salary in effect as of the date of termination of employment or, if greater, the date immediately preceding the change-in-control, (2) the greater of the average of the annual cash incentive compensation earned by the executive for (a) the three years immediately preceding the year in which the date of termination of employment occurs, or (b) the three years immediately preceding the year in which the change-in-control occurs (or, in the case of Messrs. Barrett and Jamieson, the target annual cash incentive compensation for the year in which the termination occurs), and (3) certain other amounts; and
◆	A pro-rata annual bonus based, in the case of Messrs. Scudder and Sander, on target performance for the year employment terminates or, in the case of our other named executive officers, on target performance for the year prior to the year employment terminates.

In addition, our named executive officers are eligible to receive the following benefits in the event of the executive’s qualifying termination following a change-in-control:

◆	For all equity awards, a “double trigger” is required to occur before unearned and unvested equity awards will vest in connection with a change-in-control. As such, both a change-in-control of the Company and a termination of employment within 24 months following the change-in-control by either the executive for good reason or an acquirer without cause must occur in order for the unearned or unvested equity awards to vest;
◆	In the case of Messrs. Scudder and Sander, the executive, the executive’s spouse and the executive’s age-eligible dependent children are eligible to maintain health benefits coverage on the same basis, including cost-sharing, as if the executive’s employment continued until the executive and the executive’s spouse are eligible for Medicare coverage and the executive’s dependents are no longer age-eligible for coverage under the Company’s plans; and
◆	Each of our named executive officers other than Messrs. Scudder and Sander are eligible for outplacement assistance.

None of the employment agreements with our named executive officers provide for a gross-up payment should the executive be subject to an excise tax under the Internal Revenue Code.

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The table below summarizes the severance payments we would be obligated to make if a change-in-control occurred and the named executive officer’s employment terminated (other than for cause) on December 31, 2020.

	Total Lump	Equity Awards
	Sum Cash	Restricted Stock		Performance		Total	Medical
	Severance	Awards		Shares		Equity	Benefits/Out-
Name	Amount	Number	Value	Number	Value	Value	Placement	Total
Michael L. Scudder	$6,300,000	58,806	$936,192	140,471	$2,236,298	$3,172,490	$92,905	$9,565,395
Mark G. Sander	4,031,000	41,022	653,070	76,273	1,214,266	1,867,336	149,543	6,047,879
Patrick S. Barrett	2,070,051	27,738	441,589	39,803	633,664	1,075,253	134,400	3,279,704
Michael W. Jamieson	1,891,529	23,174	368,930	24,908	396,535	765,465	118,560	2,775,554
Thomas M. Prame	1,482,055	19,977	318,034	18,676	297,322	615,356	96,000	2,193,411

CEO Pay Ratio Disclosure

In accordance with applicable SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we determined an estimate of the ratio of Mr. Scudder’s annual total compensation to the annual total compensation of our median employee.

To determine our median employee for 2020, we considered the W-2 reported total compensation for all employees (other than Mr. Scudder) who were employed by the Company as of December 31, 2020, including all full-time, part-time, temporary and seasonal employees. In 2020, the Company did not have any non-U.S. employees. No adjustments were made to the compensation data for purposes of annualization or otherwise.

Upon identification of our 2020 median employee, we calculated the employee’s total compensation using the same methodology as required under SEC rules for disclosure in the summary compensation table of our named executive officers’ total compensation. In the 2020 Summary Compensation Table, we report the annual cash incentive compensation paid to our Chief Executive Officer in 2021 for performance in 2020. Our median employee did not participate in our annual cash incentive program in 2020, but instead participated in a separate cash incentive plan that paid periodically throughout 2020. Accordingly, we used the amounts received in 2020 under this periodic cash incentive plan for purposes of calculating the median employee’s 2020 annual total compensation. For purposes of calculating total compensation for both our median employee and Mr. Scudder, we also added the total cost of Company-paid health insurance.

Using the methodology described above, we determined that the annual total compensation of our median employee for 2020 was $68,166, which, when compared to Mr. Scudder’s total compensation of $3,422,910 resulted in a CEO to median employee pay ratio of 50 to 1. Our pay ratio is 48 to 1, excluding change in pension value that was included in Mr. Scudder’s total compensation for 2020, which totaled $148,118.

2021 Proxy Statement	91

AUDIT COMMITTEE REPORT

The primary responsibilities of the Audit Committee are, among others, to assist the Board of Directors in its oversight of: (1) the integrity of the Company’s financial statements and systems of internal control over financial reporting, (2) the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure, (3) the independence, qualifications and performance of the Company’s independent registered public accounting firm, and (4) the performance of the Company’s internal audit function. The Audit Committee also is solely responsible for the appointment and compensation of the Company’s independent registered public accounting firm. The Board of Directors has adopted an Audit Committee Charter, which sets forth the specific duties of the Audit Committee, a copy of which is available on the Company’s website.

In carrying out its oversight responsibilities, the Audit Committee relies on the expertise and knowledge of management, the independent registered public accounting firm and the internal auditors. Management is responsible for determining that the Company’s financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies as well as internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s financial statements and internal control over financial reporting. The internal auditors are responsible for evaluating the adequacy and effectiveness of the Company’s processes and system of internal controls to achieve the Company’s stated goals and objectives. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.

The Audit Committee has reviewed and had discussions with management and Ernst & Young LLP regarding the Company’s audited financial statements for the year ended December 31, 2020. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has received the required written disclosures and letter from Ernst & Young LLP under applicable PCAOB standards regarding auditor independence, and has discussed with Ernst & Young LLP its independence. The Audit Committee has established policies and procedures regarding the pre-approval of all services provided by Ernst & Young LLP. The Audit Committee has reviewed the audit and non-audit services provided by Ernst & Young LLP for the year ended December 31, 2020 and considered whether such services are compatible with maintaining its independence, and determined to engage Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Based upon the Audit Committee’s review of the Company’s audited financial statements and the discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2020 be included in the Company’s Form 10‑K for the same year filed with the SEC.

Stephen C. Van Arsdell (Chair)	Thomas L. Brown
Phupinder S. Gill	Kathryn J. Hayley
Frank B. Modruson
Members, Audit Committee

92	First Midwest Bancorp, Inc.

OTHER MATTERS

Voting Your Shares

You are entitled to vote your shares of common stock at the Annual Meeting if you were a stockholder of record of the Company at the close of business on March 26, 2021, the Record Date for the Annual Meeting. On that date, there were 114,334,259 shares of common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting. On the Record Date, we had 2,489 stockholders of record.

Time and Location of the Annual Meeting

The Annual Meeting will be held on Wednesday, May 19, 2021 at 9:00 a.m., Central time, in a virtual meeting format only. Stockholders may participate in the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/FMBI2021. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m. Central time, and you should allow ample time for the check-in procedures. Stockholders will not be able to attend the Annual Meeting in person.

Participating in, Voting and Asking Questions During the Annual Meeting

Participating

Stockholders are invited to participate in the virtual Annual Meeting by accessing www.virtualshareholdermeeting.com/FMBI2021. All stockholders will need their assigned 16-digit control number to vote or submit questions. The control number can be found on the Proxy Card. Guests without a control number may also attend the virtual Annual Meeting but will not be permitted to vote or submit questions.

Voting

Whether or not you plan to attend the virtual Annual Meeting, your shares should be represented and voted. Stockholders are encouraged to vote their shares in advance through the website or toll-free telephone number noted on your Proxy Card, or by signing, dating and returning your Proxy Card in the postage pre-paid envelope provided. While voting in advance is not necessary, it will ensure stockholder representation at the Annual Meeting. Stockholders may also cast their vote during the virtual Annual Meeting by following the instructions on the virtual meeting website.

Asking Questions

During the Annual Meeting, we will try to answer as many questions as time permits that are submitted online by stockholders (whether shortly before or during the meeting) and that comply with our rules of conduct and that are relevant to the business conducted at the meeting or to the business or operations of the Company. Please note that we may group or summarize similar or related questions to provide answers as efficiently as possible and we may not be able to provide live answers to every question submitted. If any questions pertinent to the business conducted at the meeting cannot be answered during the meeting due to time constraints, we will either post a representative set of these questions, along with our responses, on the Investor Relations section of our website at https://investor.firstmidwest.com/corporate-information/corporate-profile/, or we will contact the stockholder(s) directly. These questions and answers will be available as soon as reasonably practicable after the Annual Meeting has taken place and will remain available for one week after posting. Stockholders of record may ask questions during the virtual Annual Meeting by following the instructions on the virtual meeting website.

Help with Technical Difficulties

The virtual meeting website will provide technical assistance to stockholders experiencing issues accessing the virtual Annual Meeting. The technical support contact will appear on the meeting website prior to the start of the virtual Annual Meeting. If there are any technical issues in convening or hosting the meeting, we will promptly post information to the Investor Relations section of our website at https://investor.firstmidwest.com/corporate-information/corporate-profile/, including information on when the meeting will be reconvened.

2021 Proxy Statement	93

Other Matters

Appointing a Proxy

A proxy is your direction to another person to vote your shares. When you vote your shares, whether via the Internet, by telephone or by signing and mailing a Proxy Card, you will appoint certain officers of the Company to vote your shares of common stock at the Annual Meeting in the manner you instruct. Even if you plan to attend the virtual Annual Meeting, you should vote your shares in advance.

Record Stockholders and Beneficial Ownership; Proxy Materials

If you hold shares of our common stock that are registered in your name through our transfer agent, Computershare, as of the Record Date, you are the stockholder of record with respect to those shares.

If you hold shares of our common stock indirectly through a bank, broker or similar institution, you are considered a beneficial owner of those shares but are not the stockholder of record. We refer to banks, brokers and similar institutions in this Proxy Statement collectively as “brokers.” In this circumstance, you are a stockholder whose shares are held in “street name” and your broker is considered the stockholder of record.

We sent copies of our proxy materials directly to all stockholders of record. If you are a beneficial owner whose shares are held in street name, these materials were sent to you by the broker through which you hold your shares. As the beneficial owner, you may direct your broker how to vote your shares at the Annual Meeting and the broker is obligated to provide you with a voting instruction form for you to use for this purpose.

A list of the stockholders of record as of the Record Date will be available for inspection for purposes germane to the Annual Meeting during ordinary business hours at our offices, 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631, from May 7, 2021 to May 18, 2021, as well as during the meeting. In light of our precautions regarding the COVID-19 pandemic, if you would like to inspect the list of stockholders of record, we ask that you contact our Corporate Secretary’s office in advance at (708) 831-7483 so that we can make appropriate arrangements for your review.

Participants in the Company’s Benefit Plans

Current employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, First Midwest Bancorp, Inc. Nonqualified Retirement Plan, First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan and/or the First Midwest Bancorp, Inc. Dividend Reinvestment Plan, and have a Company e-mail address, will receive an e-mail from Broadridge describing how to access proxy materials and vote via the Internet or by telephone. One e-mail will be sent for all accounts registered in the same employee name. If the employee’s accounts are registered in different names, he or she will receive a separate e-mail for each account. This e-mail will be titled:  FIRST MIDWEST BANCORP, INC. 2021 ANNUAL MEETING OF STOCKHOLDERS – CAST YOUR VOTE. Participants without a Company e-mail address will receive proxy materials by mail.

The trustees under these plans (other than the First Midwest Bancorp, Inc. Dividend Reinvestment Plan) are the stockholders of record of all shares of common stock held in the plans, and the trustees will vote the shares held for the account of each participant in accordance with the instructions received from the participant. If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the participants are not the record owners of the related shares, the participants may not vote these shares at the Annual Meeting. Individual voting instructions to the plan trustees will be kept confidential and will not be disclosed to any of our directors, officers or employees.

Proxy Cards

If you receive multiple Proxy Cards, this means you hold your shares in more than one account. To vote all of your shares by proxy, please vote the shares in each account via the Internet or by telephone, or complete, sign, date and return each Proxy Card that you receive.

94	First Midwest Bancorp, Inc.

Other Matters

If you lose, misplace or otherwise need to obtain a Proxy Card, and:

◆	you are a stockholder of record, contact our Corporate Secretary’s office at (708) 831-7483; or
◆	you hold common stock in street name through a broker, contact your account representative at that organization.

Requirement of a Quorum

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of common stock on the Record Date, in attendance at the virtual Annual Meeting or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described more fully in the following section, are treated as present for quorum purposes.

Voting and Required Votes

If you are a stockholder of record, you may cast your vote via the Internet, by telephone, by mail or during the Annual Meeting. If you hold your shares in street name, you may vote by following your broker’s instructions. The various methods of voting are described in more detail under Proxy Summary—How to Vote.

If you are a stockholder of record on the Record Date and you properly vote your shares via the Internet, by telephone or by mail, your shares will be voted in accordance with your instructions. If you sign and return your Proxy Card, but do not give voting instructions, your shares will be voted in the manner recommended by the Board of Directors, as follows:  FOR each director nominee named in this Proxy Statement and FOR each of the other items set forth in the Notice attached to this Proxy Statement. If you sign and return your Proxy Card, but do not give voting instructions, you also will grant discretionary authority to the named proxies to vote on any other matters that may properly come before the Annual Meeting, or any adjournment or postponement, which will be voted in accordance with the best judgment of the named proxies.

If your shares are held in street name, on routine matters, the shares will be voted by the broker through which you hold your shares in accordance with your instructions and, if no instructions are given, your broker is entitled to vote your shares in its discretion. On non-routine matters, your broker will vote your shares only if you have provided the broker with voting instructions. If you do not give your broker voting instructions for non-routine items, your shares will be treated as “broker non-votes.” This means your shares will be counted for the purpose of determining if a quorum is present but, except as provided below, will not be included as votes cast with respect to the non-routine items. The determination of whether a matter is routine or non-routine is made under the rules of the NASDAQ Stock Market.

An abstention occurs when a stockholder marks his or her Proxy Card as ABSTAIN and thereby abstains from voting on a matter.

2021 Proxy Statement	95

Other Matters

The following chart explains which items to be voted upon at our Annual Meeting are routine and non-routine and the treatment of broker non-votes and abstentions.

Item	Voting Requirements	Effect of Broker Non-Votes and Abstentions
Election of Directors (Non-Routine)

◆   You may vote FOR or AGAINST any or all director nominees named in this Proxy Statement, or you may ABSTAIN as to one or more directors.

◆   A majority of the votes cast at the Annual Meeting with respect to the election of a director must be voted FOR the director in order for the director to be elected.

Broker non-votes and votes to ABSTAIN are not treated as a “vote cast” with respect to the election of a director, and thus will have no effect on the outcome of the vote.
Approval of the Amendment and Restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan (Non-Routine)

◆   You may vote FOR or AGAINST approval of the Amendment and Restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan, or you may ABSTAIN.

◆   A majority of the votes in attendance at the virtual Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting must be voted FOR this item in order for it to pass.

Broker non-votes will have no effect on the outcome of the vote on this item. Votes to ABSTAIN will have the effect of a vote AGAINST this item.
Approval of an Advisory (Non-Binding) Resolution Regarding the Compensation Paid in 2020 to the Company’s Named Executive Officers (Non-Routine)

◆   You may vote FOR or AGAINST the advisory resolution regarding the compensation paid to our named executive officers, or you may ABSTAIN.

◆   This is an advisory resolution that is non-binding on our Board. A majority of the votes in attendance at the virtual Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting must be voted FOR this item in order for it to be considered approved by our stockholders on an advisory basis.

Broker non-votes will have no effect on the outcome of the vote on this item. Votes to ABSTAIN will have the effect of a vote AGAINST this item.
Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm (Routine)

◆   You may vote FOR or AGAINST the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021, or you may ABSTAIN.

◆   A majority of the votes in attendance at the virtual Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting must be voted FOR ratification in order for this item to pass.

Broker non-votes are not expected to exist because brokers have discretionary authority to vote on this item. Votes to ABSTAIN will have the effect of a vote AGAINST this item.

As described under Item 1  Election of Directors, if a director who currently serves on the Board of Directors fails to receive a majority of the votes cast FOR his or her election, he or she will tender his or her resignation to the Board of Directors for consideration and our Board will determine whether to accept or reject the resignation, or whether other action should be taken.

Revoking or Changing a Vote

You can revoke or change your vote at any time before your shares are voted at the Annual Meeting by timely:

◆	resubmitting your vote via the Internet or by telephone; or
◆	executing and mailing a Proxy Card that is dated and received on a later date; or

96	First Midwest Bancorp, Inc.

Other Matters

◆	giving written notice of revocation to our Corporate Secretary at 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631; or
◆	voting during the Annual Meeting.

If your shares are held in street name, you should contact your broker to change your vote.

Other Business and Discretionary Authority

As of the date of this Proxy Statement, our Board of Directors knows of no matters to come before, and does not intend to present any matters at, the Annual Meeting other than those items set forth in the Notice of Annual Meeting of Stockholders attached to this Proxy Statement. If other matters properly come before the Annual Meeting, or any adjournment or postponement, the persons named as proxies on the Proxy Card accompanying this Proxy Statement will have discretionary authority to vote pursuant to the Proxy Card, and the named proxies intend to vote on such matters in accordance with their best judgment. In addition, the persons named as proxies on the Proxy Card will have the discretionary authority to vote pursuant to the Proxy Card on any proposal to adjourn the Annual Meeting for any reason, and they will vote on any such proposal to adjourn in accordance with their best judgment.

Each of the nominees for election as directors named in this Proxy Statement has consented to serve on our Board of Directors if elected, and we have no reason to believe that any of the nominees will be unwilling or unable to serve. However, should any nominee become unable or unwilling to serve as a director, the persons named as proxies on the Proxy Card accompanying this Proxy Statement intend to vote for the election of any other person who may be nominated by our Board of Directors.

Important Notice Regarding Delivery of Stockholder Documents

SEC rules allow us to mail a single copy of our proxy materials to multiple stockholders of record sharing the same address and who we reasonably believe are members of the same household or to one stockholder who has multiple stockholder accounts. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. We will deliver promptly to any stockholder sharing the same address a separate copy of this Proxy Statement and our 2020 Annual Report upon a request to our Corporate Secretary by mail at 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631, or by telephone at (708) 831-7483.

We have been notified that certain brokers holding our common stock for their customers also will household proxy materials. If you hold your shares in street name, you may contact your broker if you desire to receive a separate copy of our proxy materials.

Stockholders sharing an address who now receive multiple copies of our proxy materials and who wish to receive only one copy of these materials per household in the future should contact our Corporate Secretary as indicated above (if your shares are held directly) or your broker (if your shares are held in street name).

Expenses of Proxy Solicitation

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitations may be made by certain of our directors, officers, employees or affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for any such solicitation. In addition, we have retained Georgeson LLC to assist us with the solicitation of proxies for a fee of approximately $12,000, plus out-of-pocket expenses. We will bear all proxy solicitation costs. We will also reimburse brokers for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable requirements.

2021 Proxy Statement	97

Other Matters

Reporting of Voting Results

Preliminary voting results will be announced at the Annual Meeting. Final voting results are expected to be published in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. A copy of this Current Report on Form 8-K will be available on our website at https://investor.firstmidwest.com/sec-filings/documents/ after its filing with the SEC.

Stockholder Proposals for 2022 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in our proxy materials in connection with our 2022 annual meeting of stockholders must submit their proposals on or before December 14, 2021 to First Midwest Bancorp, Inc., Attn:  Corporate Secretary, 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631.

In accordance with our Certificate of Incorporation, for a proposal or director nomination to be properly presented at the 2022 annual meeting of stockholders (but not necessarily contained in our proxy statement), a stockholder’s notice of the matter must comply with the requirements in our Certificate of Incorporation and be timely delivered to First Midwest Bancorp, Inc., Attn: Corporate Secretary, 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 18, 2022. As a result, any notice given by or on behalf of a stockholder under these provisions of our Certificate of Incorporation (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than November 19, 2021 and no later than January 18, 2022.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled Compensation Committee Report and Audit Committee Report will not be deemed incorporated therein, unless specifically provided otherwise in such filing. We also include several website addresses in this Proxy Statement for your reference. The information on these websites is not part of this Proxy Statement.

Additional Information

You may obtain additional information regarding the Company, including our corporate governance policies and practices, by visiting our website at https://investor.firstmidwest.com/corporate-information/documents/, or by making a written request to our Corporate Secretary at First Midwest Bancorp, Inc., 8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631.

By Order of the Board of Directors,

Nicholas J. Chulos
Executive Vice President, General Counsel
and Corporate Secretary
First Midwest Bancorp, Inc.

April 13, 2021

98	First Midwest Bancorp, Inc.

Appendix A

AMENDED AND RESTATED 2018 STOCK AND INCENTIVE PLAN

SECTION 9.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS	A-8

9.1	Grant of Restricted Stock or Restricted Stock Units	A-8
9.2	Transferability	A-8
9.3	Other Restrictions	A-8
9.4	Voting Rights	A-9
9.5	Dividends and Other Distributions	A-9
9.6	Effect of Termination of Employment	A-9
9.7	Termination of Employment Due to Retirement	A-9
9.8	Termination of Employment Due to Death or Disability	A-9
9.9	Termination of Employment for Reasons other than Death, Disability or Retirement	A-9
9.10	Nontransferability	A-9

SECTION 10.	PERFORMANCE UNITS AND PERFORMANCE SHARES	A-9

10.1	Grant of Performance Units or Performance Shares	A-9
10.2	Value of Performance Units and Performance Shares	A-10
10.3	Payment of Performance Units and Performance Shares	A-10
10.4	Form and Timing of Payment	A-10
10.5	Effect of Termination of Employment	A-10
10.6	Termination of Employment Due to Death, Disability or Retirement	A-10
10.7	Termination of Employment for Other Reasons	A-10
10.8	Nontransferability	A-10
10.9	Performance-Based Awards	A-10

SECTION 11.	OTHER AWARDS	A-11

11.1	Grant of Other Awards	A-11
11.2	Terms of Other Awards	A-11

SECTION 12.	BENEFICIARY DESIGNATION	A-11

12.1	Beneficiary Designation	A-11

SECTION 13.	RIGHTS OF EMPLOYEES	A-11

13.1	Employment	A-11
13.2	Participation	A-11

SECTION 14.	EFFECT OF CHANGE IN CONTROL; DOUBLE-TRIGGER VESTING	A-11

14.1	In General	A-11
14.2	Definition	A-11
14.3	Vesting if No Substitute Award	A-12
14.4	Substitute Awards	A-12
14.5	Double-Trigger Vesting of Substitute Awards Upon Qualifying Termination	A-13

SECTION 15.	AMENDMENT, MODIFICATION AND TERMINATION OF PLAN	A-13

15.1	Amendment, Modification, Suspension and Termination of Plan	A-13
15.2	Amendment or Modification of Awards	A-13
15.3	Effect on Outstanding Awards	A-14

SECTION 16.	TAX WITHHOLDING	A-14

16.1	Tax Withholding	A-14
16.2	Share Withholding	A-14

ii

SECTION 17.	INDEMNIFICATION	A-14

17.1	Indemnification	A-14

SECTION 18.	ADDITIONAL PROVISIONS	A-14

18.1	Requirements of Law	A-14
18.2	Governing Law	A-14
18.3	Other Restrictions, Limitations and Recoupment (Clawback)	A-14
18.4	Election to Defer	A-15
18.5	Code Section 409A	A-15

iii

Section 1.    Establishment, Purpose, and Effective Date of Plan

1.1    Establishment. The First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan was originally established by First Midwest Bancorp, Inc., a Delaware corporation, on March 20, 2018. The Company hereby amends and restates in its entirety the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan as set forth herein.

1.2    Purpose.  The purpose of the Plan is to advance the interests of the Company by providing to employees additional incentives and motivation toward superior performance of the Company and its Subsidiaries, and by enabling the Company and its Subsidiaries to attract and retain the services of employees upon whose judgment, interest and effort the successful conduct of its operations is largely dependent.

1.3    Effective Date.  The Plan was originally adopted by the Board on March 20, 2018 and became effective upon the approval by the stockholders of the Company on May 16, 2018.  The Plan was amended and restated as set forth herein by the Board on and this amendment and restatement of the Plan shall become effective immediately upon the approval of the stockholders at the Company’s 2021 Annual Meeting of Stockholders. In the event that the amended and restatement of the Plan is not approved by stockholders at the Company’s 2021 Annual Meeting of Stockholders, then the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan as of May 16, 2018 will remain in effect pursuant to its terms.

Section 2.    Definitions

2.1    Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)    “Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share or Other Award granted under this Plan.

(b)    “Amendment and Restatement Effective Date” means the date this amended and restatement of the Plan is approved by the Company’s stockholders.

(c)    “Award Agreement” means the agreement or other writing (which may be framed as a plan, program or notification, and which may be in electronic format) that sets forth the terms and conditions of each Award under the Plan, including any amendment or modification thereof.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cause” shall mean any one of the following:

(i)    gross misconduct in, or the continued and willful refusal by the Participant (other than as a result of physical or mental incapacity) after written notice by the Company to perform the Participant’s duties for the Company or a Subsidiary; or

(ii)    conviction for a felony for a matter related to the Company or a Subsidiary; or

(iii)    suspension due to the direction of any authorized bank regulatory agency that the Participant be relieved of his or her duties and responsibilities to the Company or a Subsidiary.

(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g)    “Committee” means the Compensation Committee of the Board of Directors or such other committee appointed from time to time by the Board of Directors to administer this Plan.  The Committee shall consist of three or more independent members of the Board, and shall be qualified to administer the Plan as contemplated by (i) Rule 16b-3 of the Securities Exchange Act of 1934 (or any successor rule), (ii) any rules and regulations of the NASDAQ Global Select Market (or such other stock exchange on which the Stock is traded), and (iii) to the extent applicable, Section 162(m) of the Code, as amended, and the regulations thereunder (or any successor Section and regulations).  Any member of the Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Committee.

(h)    “Company” means First Midwest Bancorp, Inc., a Delaware corporation.

(i)    “Director” means a director of the Company or a Subsidiary.

(j)    “Disability” means totally and permanently disabled as defined in the First Midwest Bancorp, Inc. Consolidated Pension Plan as in effect on the Original Effective Date.

(k)    “Employee” means an employee of the Company or any of its Subsidiaries, including an employee who is an officer or a Director.

(l)    “Fair Market Value” means the average of the highest and lowest prices of the Stock as reported by the Nasdaq Global Select Market on a particular date.  In the event that there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

(m)    “Full Value Award” means any Award under the Plan pursuant to which shares may be issued, other than Options and SARs.

(n)    “Minimum Vesting Period” means a vesting period of not less than one year.

(o)    “Option” means the right to purchase Stock at a stated price for a specified period of time.  For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option,” or “ISO,” within the meaning of Section 422 of the Code, (ii) a “Nonstatutory (Nonqualified) Stock Option,” or “NSO,” or (iii) any other type of option encompassed by the Code.

(p)    “Other Award” means an Award, other than a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Unit or a Performance Share granted under this Plan, including the right to receive cash bonuses or other cash incentive compensation or Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation plan established from time to time by the Company.

(q)    “Original Effective Date” means May 16, 2018.

(r)    “Participant” means any Employee designated by the Committee to participate in the Plan.

(s)    “Performance-Based Award” means an Award that is subject to Performance Goals.

(t)    “Performance Criteria” means criteria or objectives selected by the Committee, which are to be satisfied or met during the applicable Period of Restriction or performance period, as the case may be, as a condition to or with respect to the determination of the amount of shares of Stock or cash to be paid with respect to Award(s) subject to Performance Criteria.  Performance Goals may, but need not be, based on one or more of the following Performance Criteria:  (i) return measures (including, but not limited to, total stockholder return, return on assets and return on equity), (ii) income or earnings measures (including, but not limited to, earnings per share, net income, net interest income, net interest margin, and non-interest income), (iii) revenue measures, (iv) expense measures (including, but not limited to, expenses, operating efficiencies, efficiency ratios, and non-interest expense), (v) balance sheet measures (including, but not limited to, assets, loans, charge-offs, allowance for loan losses, non-performing assets, deposits, asset quality, and investments), (vi) wealth management measures (including, but not limited to, assets under management, held in trust or in custody, client growth, client retention and wealth management fees), (vii) enterprise risk management measures (including, but not limited to, interest-sensitivity gap levels, regulatory compliance, satisfactory internal or external audits and financial ratings), (viii) the Fair Market Value of shares of Stock, (ix) employee, customer or market-related objectives (including, but not limited to, employee satisfaction, customer growth, customer retention, customer satisfaction, number or type of customer relationships, and market share), (x) achievement of balance sheet or income statement objectives, (xi) individual Participant or team performance objectives (including, but not limited to, key performance indicators, strategic or operational objectives, or project or personnel management), or (xii) other financial, accounting or quantitative objectives established by the Committee.

(u)    “Performance Goals” means the goals established by the Committee for a Period of Restriction or performance period based upon the Performance Criteria selected by the Committee.  The Performance Criteria and objectives constituting Performance Goals may include adjustments to include or exclude the effects of certain events as may be determined by the Committee, including, but not limited to:  changes in accounting standards or principles, tax law, or other such laws or provisions affecting reported results; an acquisition or divestiture; discontinued operations; claims, judgments or settlements; or other unusual, infrequently occurring or unplanned items, such as restructuring expenses, acquisition expenses, including writedowns or expenses related to goodwill and other intangible assets, stock offerings, and stock repurchases and provision for loan losses.  The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee.  The Performance Criteria and objectives constituting Performance Goals may be particular to a line of business, Subsidiary, division or other unit or the Company generally.

(v)    “Performance Share” means a right to receive a payment in cash or shares of Stock equal to the value of a Performance Share as determined by the Committee based on performance and pursuant to Section 10 of the Plan.

(w)    “Performance Unit” means a right to receive a payment equal to the value of a Performance Unit as determined by the Committee based upon performance and pursuant to Section 10 of the Plan.

(x)    “Period of Restriction” means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 9.2 of the Plan.

(y)    “Plan” means this First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan, as set forth herein and any amendments and restatements hereto.

(z)    “Predecessor Plan” means the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as from time to time amended.

(aa)    “Predecessor Plan Award” means an award outstanding under the Predecessor Plan as of the Original Effective Date.

(bb)    “Qualifying Termination” means termination of a Participant’s employment with the Company and all Subsidiaries upon a Change in Control or within the 24 months after a Change in Control, which termination of employment is either by the Company or Subsidiary without cause or by the Participant for good reason.  Whether a termination of employment is without cause or for good reason shall be determined under the terms of the employment agreement to which the Participant is a party or of a severance plan applicable to the Participant.  If the Participant is not a party to an employment agreement or covered by a severance plan, cause shall be determined under the definition of “Cause” set forth in this Plan, unless otherwise defined in the Award Agreement in which case the Award Agreement shall control, and good reason shall be determined under the definition, if any, set forth in the Award Agreement.

(cc)    “Restricted Stock” means Stock granted to a Participant pursuant to Section 9 of the Plan.

(dd)    “Restricted Stock Unit” means a right to receive a payment equal to the value of a share of Stock pursuant to Section 9 of the Plan.

(ee)    “Retirement” means termination of employment as an Employee for any reason (other than death or under circumstances determined by the Company or a Subsidiary to be Cause) on or after attaining the age and/or a combination of age and years of service with the Company and/or Subsidiary, if any, provided by the Committee in the applicable Award Agreement, or any amendment or modification thereof, as constituting “Retirement” for purposes of such Award.

(ff)    “Rule 16b-3” means Rule 16b-3 or any successor or comparable rule or rules applicable to Awards granted under the Plan promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended.

(gg)    “SAR” or “Stock Appreciation Right” means the right to receive a payment from the Company equal to the excess of the Fair Market Value of a share of stock at the date of exercise over a specified price fixed by the Committee, which shall not be less than 100% of the Fair Market Value of the Stock on the date of grant.

(hh)    “Stock” means the Common Stock, par value $0.01 per share, of the Company.

(ii)    “Subsidiary” means First Midwest Bank and any entity that is a subsidiary corporation of the Company, as that term is defined in Section 424(f) of the Code.

2.2    Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Section 3.    Eligibility and Participation

3.1    Eligibility and Participation.  Persons eligible to participate in this Plan include all Employees.  The Committee may from time to time select those Employees to whom Awards shall be granted and shall determine the form, terms, conditions and amount of each Award.  No Employee shall have any right to be granted an Award, or if previously granted an Award, to be granted a subsequent Award under this Plan.

Section 4.    Administration

4.1    Administration.  The Committee shall be responsible for the administration of the Plan.  The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall determine the type or types of Awards to be made under the Plan and shall designate from time to time the Employees who are to be recipients of such Awards.  The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.  Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.  To the extent deemed necessary or advisable for purposes of Rule 16b-3 or otherwise, the Board may act as the Committee hereunder.

4.2    Delegation of Authority.  The Committee may authorize the Chief Executive Officer of the Corporation and other senior officers of the Company to designate Employees to be recipients of Awards, to determine the terms, conditions, form and amount of any such Awards, and to take such other actions that the Committee is authorized to take under this Plan, provided that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who at the time of such Awards or action are subject to Section 16 of the Exchange Act.  Authority delegated by the Committee under this Section 4.2 shall be exercised in accordance with the provisions of the Plan and any guidelines for the exercise of such authority that may from time to time be established by the Committee.

4.3    Award Agreements.  Each Award shall be evidenced by an Award Agreement that shall be signed by an authorized officer of the Company and, if required, by the Participant.  The Award Agreement shall contain such terms and conditions as may be authorized or approved by the Committee.  An Award Agreement and any required signatures thereon or authorization or acceptance thereof may be in electronic format.

Section 5.    Stock Subject to Plan

5.1    Number of Shares Available for Awards.  The total number of shares of Stock that may be issued pursuant to Awards under the Plan may not exceed the sum of (a) 2,500,000, plus (b) the number of shares of Stock that are authorized, but not issued (including such shares of Stock subject to outstanding awards), under the Plan as of the Amendment and Restatement Effective Date, plus (c) the number of shares of Stock that were authorized, but not issued (including such shares of Stock subject to outstanding awards), under the Predecessor Plan as of the Original Effective Date.  The aggregate number of shares of Stock available with respect to Awards under the Plan shall be reduced by one share for each share to which an Award relates.  The exercise or settlement of an Option or SAR reduces the Shares available under the Plan by the total number of Shares to which the exercise or settlement of the Option or SAR relates, not just the net amount of shares of Stock actually issued upon exercise or settlement.

Awards payable or settled solely in cash shall not reduce the number of shares available for issuance under the Plan.  Shares of Stock issued in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries shall not reduce the number of Shares available for issuance under this Plan.  The number of shares shall be subject to adjustment upon occurrence of any of the events indicated in Section 5.4.  The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

5.2    Reuse of Shares.  If shares of Stock subject to an outstanding Award under this Plan or a Predecessor Plan Award are not issued, or are cancelled by reason of the failure to earn the shares issuable under, or the forfeiture, termination, surrender, cancellation or expiration of, such Award or Predecessor Plan Award, then the shares of Stock subject to such Award or Predecessor Plan Award shall, to the extent of such non-issuance, forfeiture, termination, surrender, cancellation or expiration, be available for Awards under the Plan.  All Predecessor Plan Awards outstanding on the Original Effective Date shall continue in full force and effect in accordance with their terms and the Predecessor Plan, and no provision of this Plan shall be deemed to amend or otherwise modify the rights or obligations of the holders of those Predecessor Plan Awards.  In no event shall the following shares of Stock become available for issuance under this Section 5.2:

(a)    Shares of Stock tendered or attested as payment of the exercise price of an Option or a Predecessor Plan Award;

(b)    Shares of Stock tendered or withheld as payment of withholding taxes with respect to an Award or a Predecessor Plan Award;

(c)    Shares of Stock reacquired by the Company using amounts received upon the exercise of an Option; and

(d)    Shares of Stock not issued in connection with the exercise or settlement of a SAR.

5.3   Minimum Vesting Period.  The Committee shall not grant any Award unless such Award upon grant satisfies the Minimum Vesting Period; provided, however, the Committee may permit vesting prior to the expiration of the Minimum Vesting Period in the event of a Participant’s death or Disability, or the occurrence of a Change in Control, and, provided further, that the Committee may grant Awards that do not satisfy the Minimum Vesting Period relating to an aggregate of five percent (5%) or fewer of the aggregate number of shares of Stock  authorized for issuance under the Plan (which limitation shall be subject to adjustment as provided in Section 5.4 hereof).

5.4    Adjustment in Authorized Shares and Limitations.  In the event of any change in the outstanding shares of Stock that occurs after the Original Effective Date by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the aggregate number of shares of Stock available for issuance under Section 5.1, the number of Shares subject to each outstanding Award and the other terms thereof, and the limitations set forth in Section 5.3, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.  The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of Performance Goals and changes in the length of performance periods.  Any adjustment of any Options or SARs under this Section 5.4 shall be made in a manner so as not to constitute a modification within the meaning of Section 424(h)(3) of the Code and Section 1.409A-1(b)(5)(D) of the regulations promulgated under Section 409A of the Code.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.  Subject to the provisions of Section 14, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Section 424 of the Code, where applicable.

5.5    No Repricing Without Stockholder Approval.  Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs granted under the Plan, nor may any Option or SAR under the Plan be surrendered to the Company as consideration for the grant of a new Option or SAR with a lower exercise price or exchanged for cash or another Award, nor may the Board amend the Plan to permit such repricing or exchange of Options or SARs granted under the Plan, unless the stockholders of the Company provide prior approval for such repricing, surrender, exchange or amendment.  Adjustments pursuant to Section 5.4 shall not be considered a repricing.

Section 6.    Duration of Plan

6.1    Duration of Plan.  This Plan shall remain in effect, subject to the Board’s right to earlier terminate the Plan pursuant to Section 15 hereof, until all shares of Stock subject to it shall have been issued or acquired pursuant to the provisions hereof.  Notwithstanding the foregoing, no Award may be granted under the Plan on or after the tenth anniversary of the Original Effective Date.

Section 7.    Stock Options

7.1    Grant of Options.  Subject to the terms and conditions of the Plan, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee.  The Committee shall have complete discretion in determining the number of Options granted to each Participant.  The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant.

7.2    Option Price.  No Option granted pursuant to the Plan shall have an Option price that is less than the Fair Market Value of the Stock on the date the Option is granted.

7.3    Exercise of Options.  Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all Participants.  Each Option that is intended to qualify as an Incentive Stock Option pursuant to Section 422 of the Code, and each Option that is intended to qualify as another type of ISO that may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such Options.

7.4    Payment.  Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by full payment for the Stock.  The Option price upon exercise of any Option shall be payable to the Company in full either:

(a)    in cash or its equivalent (including, for this purpose, the proceeds from a broker-assisted, cashless exercise),

(b)    by tendering shares of Stock having an aggregate Fair Market Value at the time of exercise equal to the total Option price (including, for this purpose, Stock deemed tendered by attestation of ownership),

(c)    by any other means that the Committee determines to be consistent with the Plan’s purpose and applicable law, or

(d)    by a combination of (a), (b), and (c).

As soon as practicable after receipt of each notice and full payment, the Company shall deliver to the Participant a certificate or certificates (or book-entries) representing the acquired shares of Stock.  For purposes of the foregoing, Fair Market Value shall be determined on the date of Option exercise.  No dividends or dividend equivalent amounts shall be paid with respect to any Options.

7.5    Limitations on ISOs.  Not more than 2,000,000 shares of Stock authorized for issuance under this Plan may be issued pursuant to Incentive Stock Options.  The foregoing limitation shall be subject to adjustment under Section 5.4.  Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code, the following additional provisions shall apply to the grant of Options that are intended to qualify as Incentive Stock Options (as such term is defined in Section 422 of the Code):

(a)    The aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess Options (as determined under the Code) shall be deemed to be Nonstatutory (Nonqualified) Stock Options.

(b)    Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Options as Incentive Stock Options.

(c)    All Incentive Stock Options must be granted prior to March 20, 2028, the tenth anniversary of the date on which this Plan was originally adopted by the Board.

(d)    Unless exercised, terminated, or cancelled sooner, all Options shall expire no later than ten years after the date of grant.

7.6    Restrictions on Stock Transferability.  The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.

7.7    Effect of Termination of Employment.  The disposition of each Option held by a Participant in the event of termination of employment as an Employee shall be determined by the Committee and set forth in the applicable Award Agreement or any amendment or modification thereof.  To the extent the applicable Award Agreement or amendment or modification thereof does not expressly provide for such disposition, the disposition of the Option shall be determined in accordance with Sections 7.8 and 7.9 below.

7.8    Termination of Employment Due to Death, Disability or Retirement.  In the event the employment of a Participant is terminated by reason of death, Disability or Retirement, any outstanding Options then exercisable may be exercised at any time prior to the expiration date of the Options or within three (3) years after such date of termination of employment, whichever period is shorter.  For purposes of the preceding sentence, in the event such termination is due to death or Disability, then any outstanding Options shall vest 100% and be deemed exercisable in full as of such termination.  However, in the case of Incentive Stock Options, the favorable tax treatment prescribed under Section 422 of the Code shall not be available if such Options are not exercised within three (3) months after the date of termination, or twelve (12) months in the case of death or Disability, provided such Disability constitutes total and permanent disability as defined in Section 22(e)(3) of the Code.

7.9    Termination of Employment other than Due to Death, Disability or Retirement.  If the employment of the Participant shall terminate for any reason other than death, Disability or Retirement, the rights under any then outstanding Option granted pursuant to the Plan shall terminate upon the expiration date of the Option or one month after such date of termination of employment, whichever first occurs; provided, however, that in the event such termination of employment occurs after a Change-in-Control (as defined in Section 14.2 of the Plan), the rights under any then outstanding Option granted pursuant to the Plan shall terminate upon the expiration date of the Option or three (3) years after such date of termination of employment, whichever first occurs.  Notwithstanding the foregoing, where termination of employment is involuntarily for Cause, rights under all Options shall terminate immediately upon termination of employment.

7.10    Nontransferability of Options.  No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.  Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

Section 8.    Stock Appreciation Rights

8.1    Grant of SARs.  Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.

8.2    Exercise of SARs.  To the extent exercisable and not expired, forfeited, cancelled or otherwise terminated, SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as provided in the applicable Award Agreement, which need not be the same for all Participants.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs, which may include, but are not limited to, a corresponding proportional reduction in Options or other Awards granted in tandem with such SARs.

8.3    Payment of SAR Amount.  Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount determined by multiplying:

(a)    The difference between the Fair Market Value of a share of Stock at the date of exercise over the price fixed by the Committee at the date of grant (which price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant), by

(b)    The number of shares with respect to which the SAR is exercised.

No dividends or dividend equivalent amounts shall be paid with respect to any SARs.

8.4    Form and Timing of Payment.  Payment to a Participant of the amount due upon SAR exercise will be made in shares of Stock having a Fair Market Value as of the date of exercise equal to the amount determined under Section 8.3 above, except as the Committee may otherwise provide for the payment in cash in the applicable Award Agreement or any amendment or modification thereof.

8.5    Term of SAR.  The term of a SAR granted under the Plan shall not exceed ten years and one day.

8.6    Effect of Termination of Employment.  The disposition of each SAR held by a Participant in the event of termination of employment as an Employee shall be determined by the Committee and set forth in the applicable Award Agreement or any amendment or modification thereof.  To the extent the applicable Award Agreement or amendment or modification thereof does not expressly provide for such disposition, the disposition of the SAR shall be determined in the same manner as applicable to Options set forth in Sections 7.8 and 7.9 above.

8.7    Nontransferability of SARs.  No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

Section 9.    Restricted Stock and Restricted Stock Units

9.1   Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock or Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine.  Except as otherwise provided in this Section 9, after the last day of the Period of Restriction (a) Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant, and (b) the Participant shall be entitled to receive one share of Stock with respect to each Restricted Stock Unit.

9.2    Transferability.  Except as provided in Section 9.10 hereof, the shares of Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the applicable Award Agreement, or upon earlier satisfaction of other conditions (which may include the attainment of Performance Goals), as specified by the Committee, in its sole discretion, and set forth in the applicable Award Agreement.

9.3    Other Restrictions.  The Committee shall impose such other restrictions on any shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates or book-entries representing Restricted Stock to give appropriate notice of such restrictions.

9.4    Voting Rights.  Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Period of Restriction.  A Participant will have no voting rights with respect to Restricted Stock Units.

9.5    Dividends and Other Distributions.  Except as otherwise provided in the applicable Award Agreement, during the Period of Restriction, Participants holding shares of Restricted Stock or Restricted Stock Units granted hereunder shall be credited with dividend equivalent amounts equal to all dividends and other distributions paid with respect to those shares of Restricted Stock or the number of shares covered by such Restricted Stock Units while they are so held, and shall be entitled to receive any such dividend equivalent amounts when the Period of Restriction has lapsed.  If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock or Restricted Stock Units with respect to which they were paid.

9.6    Effect of Termination of Employment.  The disposition of each Restricted Stock or Restricted Stock Unit Award held by a Participant in the event of termination of employment as an Employee shall be determined by the Committee and set forth in the applicable Award Agreement or any amendment or modification thereof.  To the extent the applicable Award Agreement or amendment or modification thereof does not expressly provide for such disposition, the disposition of the Restricted Stock or Restricted Stock Unit Award shall be determined in accordance with Sections 9.7, 9.8 and 9.9 below.

9.7    Termination of Employment Due to Retirement.  In the event a Participant’s employment terminates due to Retirement, the Period of Restriction applicable to the Restricted Stock or the Restricted Stock Units shall automatically terminate and, except as otherwise provided in Section 9.3, the shares of Restricted Stock shall thereby be free of restrictions and freely transferable; provided, however, that the Committee, in its sole discretion, may waive the restrictions remaining on any or all shares of Restricted Stock or any and all Restricted Stock Units, or add such new restrictions to those shares of Restricted Stock or Restricted Stock Units as it deems appropriate.

9.8    Termination of Employment Due to Death or Disability.  In the event a Participant terminates his employment with the Company because of death or Disability during the Period of Restriction, the restrictions applicable to the shares of Restricted Stock or to the Restricted Stock Units pursuant to Section 9.2 hereof shall automatically terminate and, except as otherwise provided in Section 9.3, the shares of Restricted Stock shall thereby be free of restrictions and freely transferable.

9.9    Termination of Employment for Reasons other than Death, Disability or Retirement.  In the event that a Participant terminates his employment with the Company for any reason other than those set forth in Sections 9.7 and 9.8 hereof during the Period of Restriction, then any shares of Restricted Stock and any Restricted Stock Units still subject to restrictions at the date of such termination automatically shall be forfeited and returned to the Company; provided, however, that, in the event of an involuntary termination of the employment of a Participant by the Company other than for Cause, the Committee in its sole discretion may waive the automatic forfeiture of any or all such shares or units, and/or may add such new restrictions to such shares of Restricted Stock or Restricted Stock Units as it deems appropriate.

9.10   Nontransferability.  No shares of Restricted Stock or Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Period of Restriction.  All rights with respect to Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

Section 10.    Performance Units and Performance Shares

10.1    Grant of Performance Units or Performance Shares.  Subject to the terms and conditions of the Plan, Performance Units or Performance Shares may be granted to Participants at any time and from time to time as shall be determined by the Committee.  The Committee shall have complete discretion in determining the number of Performance Units or Performance Shares granted to each Participant.

10.2    Value of Performance Units and Performance Shares.  Each Performance Unit shall have the initial value set forth in the Award Agreement and each Performance Share initially shall represent one share of Stock.  The Committee shall establish Performance Goals in its discretion, which, depending on the extent to which they are met, will determine the ultimate value of the Performance Unit or number of shares of Stock payable to the Participant.  The time period during which the Performance Goals must be met shall be called a performance period and also is to be determined by the Committee.

10.3    Payment of Performance Units and Performance Shares.  After a performance period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof as determined in accordance with Section 10.2.

10.4    Form and Timing of Payment.  Payment in Section 10.3 above shall be made in cash, stock, or a combination thereof as determined by the Committee.  Payment may be made in a lump sum or installments as prescribed by the Committee.  To the extent that dividends or dividend equivalents are credited to Performance Units or Performance Shares, such amounts shall not be paid until the holder of such Performance Units or Performance Shares is entitled to receive the value thereof in accordance with Section 10.3. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period. Notwithstanding the foregoing, in no event may any dividends or dividend equivalents be paid in respect of Performance Units or Performance Shares unless and until the Award to which they relate vests.

10.5    Effect of Termination of Employment.  The disposition of each Performance Unit or Performance Share held by a Participant in the event of termination of employment as an Employee, shall be determined by the Committee and set forth in the applicable Award Agreement or any amendment or modification thereof.  To the extent the applicable Award Agreement or amendment or modification thereof does not expressly provide for such disposition, the disposition of the Performance Units or Performance Shares shall be determined in accordance with Sections 10.6 and 10.7 below.

10.6    Termination of Employment Due to Death, Disability or Retirement.  In the case of death, Disability or Retirement, the holder of a Performance Unit or Performance Share shall receive pro rata payment based on the number of months’ service during the performance period but based on the achievement of Performance Goals during the entire performance period.  Payment shall be made at the time payments are made to Participants who did not terminate service during the performance period.

10.7    Termination of Employment for Other Reasons.  In the event that a Participant terminates employment with the Company for any reason other than death, Disability or Retirement, all Performance Units and Performance Shares shall be forfeited; provided, however, that in the event of an involuntary termination of the employment of the Participant by the Company other than for Cause, the Committee, in its sole discretion, may waive the automatic forfeiture provisions and pay out on a pro rata basis.

10.8    Nontransferability.  No Performance Units or Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution until the termination of the applicable performance period.  All rights with respect to Performance Units and Performance Shares granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

10.9    Performance-Based Awards.  If the Committee determines to grant Performance Units or Performance Shares under this Section 10, or the Committee determines to provide that an Award under Section 7, 8, 9 or 11 shall be a Performance-Based Award, the Committee shall establish the Performance Goal or Performance Goals, the performance period or Period of Restriction and the amount that may be earned under the Award with respect to the achievement of the Performance Goals.  Upon completion of the performance period or Period of Restriction, the Committee shall determine the level of the Performance Goals achieved and the amount of the Award payable as a result thereof.  In making such determination, the Committee may adjust or eliminate the amount payable under the Award to take into account additional factors as the Committee may deem appropriate to the assessment of performance for the performance period.

Section 11.    Other Awards

11.1    Grant of Other Awards.  Subject to the terms and conditions of the Plan, Other Awards (including, but not limited to, cash bonuses and other cash incentive compensation awards) may be granted to Participants at any time and from time to time as shall be determined by the Committee.

11.2    Terms of Other Awards.  Other Awards (including, but not limited to, cash bonuses and other cash incentive compensation awards) may be made free-standing or in tandem with, in replacement of, or as alternatives to Awards under Sections 7, 8, 9 or 10 of this Plan or of any other incentive or employee benefit plan of the Company.  An Other Award may provide for payment in cash or in Stock or a combination thereof.  Any cash bonus or other cash incentive compensation awards shall be on such terms and conditions and may have such performance goals as may be determined by the Committee in its discretion.  To the extent that dividends or dividend equivalents are credited under such Other Awards, such amounts shall not be paid until the underlying Other Award is vested and paid.

Section 12.    Beneficiary Designation

12.1    Beneficiary Designation.  Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Section 13.    Rights of Employees

13.1    Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

13.2    Participation.  No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

Section 14.    Effect of Change in Control; Double-Trigger Vesting

14.1    In General.  Notwithstanding any other provision of this Plan to the contrary and except as provided by the Committee in the applicable Award Agreement, the provisions of this Section 14 shall apply in the event of a Change in Control.

14.2    Definition.  For purposes of the Plan, a “Change in Control” shall mean any of the following events:

(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”); provided, however, that the following shall not constitute a Change-in-Control:  (A) such person becomes a beneficial owner of 25% of more of the Voting Stock as the result of an acquisition of such stock directly from the Company, or (B) such person becomes a beneficial owner of 25% or more of the Voting Stock as a result of the decrease in the number of outstanding shares caused by the repurchase of shares by the Company, or (C) such person becomes a beneficial owner of 25% or more of the Voting Stock without any plan or intention to seek or affect control of the Company, if such person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests, such shares of Voting Stock so that such person ceases to beneficially own 25% or more of the Voting Stock; provided, further, that in the event a person described in clause (A) or (B) shall thereafter increase (other than in circumstances described in clause (A) or (B)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall then be deemed to become a beneficial owner of 25% or more of the Voting Stock for purposes of this paragraph (a), provided such person continues to beneficially own 25% or more of the Voting Stock after such subsequent increase in beneficial ownership; or

(b)    During any period of two (2) consecutive years, individuals, who at the beginning of such period constitute the Board of Directors of the Company, and any new director, whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)    The consummation of, a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets, or a similar transaction or series of transactions involving the Company (a “Business Combination”) in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from the Business Combination (including, without limitation, a corporation that as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the Company or such corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

(d)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

The Board has final authority to determine the exact date on which a Change in Control has been deemed to have occurred under (a), (b), (c) and (d) above.

Notwithstanding the foregoing, if the payment of an amount under an Award constitutes the payment of deferred compensation subject to Section 409A of the Code and the time or form of such payment is changed due to a Change in Control, such change in the time or form of payment shall not occur unless the event constituting the Change in Control is also a “change in control event” within the meaning of Code Section 409A and the regulations promulgated thereunder.

14.3    Vesting if No Substitute Award.  Upon a Change in Control, except to the extent that another Award meeting the requirements of Section 14.4 (a “Substitute Award”) is provided to the Participant pursuant to Section 5.4 to replace an outstanding Award (the “Substituted Award”):

(a)    Each SAR and Option then outstanding shall become fully vested and exercisable;

(b)    Any remaining Period of Restriction applicable to Restricted Stock or Restricted Stock Units herein shall automatically terminate and the shares of Restricted Stock shall thereby be free of restrictions and be fully transferable, and distribution of shares of Stock with respect to Restricted Stock Units shall occur pursuant to Section 9.1 above;

(c)    Each Award subject to Performance Goals held by the Participant shall be deemed earned and shall be paid to the extent of the greater of (i) the extent, as determined by the Committee, to which the Performance Goals applicable to such performance-based Award have been met during the applicable performance period up through and including the date of the Change in Control or (ii) the target number of shares of stock or target value of such Award established at the date of grant multiplied by the percentage of the performance period that has elapsed as of the date of the Change in Control; and

(d)    Any Other Award then outstanding shall become fully vested.

14.4    Substitute Awards.  An Award shall meet the conditions of this Section 14.4 (and qualify as a Substitute Award) if:

(a)    it has a value at least equal to the value of the Substituted Award;

(b)    it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and

(c)    its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Substituted Award (including the double-trigger vesting provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 14.5).

Without limiting the generality of the foregoing, the Substitute Award may take the form of a continuation of the Substituted Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 14.4 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

14.5    Double-Trigger Vesting of Substitute Awards Upon Qualifying Termination.  In the event the Participant has a Qualifying Termination  in connection with or during the period of two (2) years after a Change in Control, all Substitute Awards held by the Participant to the extent not vested as of such Qualifying Termination, shall become fully earned and vested, and if applicable, exercisable and free of restrictions.

Section 15.    Amendment, Modification and Termination of Plan

15.1    Amendment, Modification, Suspension and Termination of Plan.  The Board may terminate the Plan or any portion thereof at any time, and may amend or modify the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment or modification shall, without stockholder approval:

(a)    except as provided in Section 5.4, increase the number of shares of Stock which may be issued under the Plan;

(b)    expand the types of Awards available to Participants under the Plan;

(c)    materially expand the class of persons eligible to participate in the Plan;

(d)    delete or limit the provisions in Sections 5.5, 7.2 and 8.3 prohibiting the repricing of Options and SARs, as applicable, or, except as provided under Section 5.4, reduce the price at which shares of Stock may be offered under Options or the grant date price applicable to a SAR;

(e)    extend the termination date for making Awards under the Plan;

(f)    amend Section 5.5; or

(g)    if such approval is required under (i) the rules and regulations of the NASDAQ Global Select Market or another national exchange on which the Stock is then listed, or (ii) other applicable law, rules or regulations.

15.2    Amendment or Modification of Awards.  The Committee may amend or modify any outstanding Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to make such Awards as so modified or amended, including without limitation, to change the date or dates as of which Awards may be exercised, to remove the restrictions on Awards, or to modify the manner in which Awards are determined and paid.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.  The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

15.3    Effect on Outstanding Awards.  No such amendment, modification or termination of the Plan pursuant to Section 15.1 above, or amendment or modification of an Award pursuant to Section 15.2 above, shall materially adversely alter or impair any outstanding Awards without the consent of the Participant affected thereby.

Section 16.    Tax Withholding

16.1    Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

16.2    Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that would be imposed on the transaction; provided, however, that in the event a deferral election is in effect with respect to the shares deliverable upon exercise of an Option, then the Participant may only elect to have such withholding made from the Stock tendered to exercise such Option.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Section 17.    Indemnification

17.1    Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 18.    Additional Provisions

18.1    Requirements of Law.  The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.2    Governing Law.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

18.3    Other Restrictions, Limitations and Recoupment (Clawback).  A Participant’s rights, payments, and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture, or recoupment (clawback), delayed or deferred payment or holding period requirements:

(a)    Upon the occurrence of certain events or circumstances specified by the Committee in the applicable Award Agreement, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) fraud, illegality or misconduct, (iii) violation of any Company and/or Subsidiary code of ethics, conflict of interest, insider trading or similar policy or code of conduct applicable to the Participant, (iv) breach of any non-competition, non-solicitation, confidentiality, or other restrictive covenant that may apply to the Participant, (v) other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries, (vi) failure to comply with or satisfy risk management requirements or objectives or (vii) requirements of applicable laws, rules or regulations.

(b)   In accordance with the forfeiture or repayment provisions of any recoupment (clawback) policy of the Company or any Subsidiary as now in effect or as may be adopted by the Company or any Subsidiary from time to time, or forfeiture or repayment requirements imposed under applicable laws, rules or regulations or any applicable securities exchange listing standards, including, but not limited to, as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or as otherwise required under applicable laws, rules or regulations.

(c)    If (i) events or circumstances described in such forfeiture or payment provisions or requirements occur, (ii) the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and the Participant knowingly or grossly negligently engaged in the misconduct, knowingly or grossly negligently failed to prevent the misconduct, or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted), or (iii) other circumstances subjecting the Participant to the obligation to repay occur.

18.4    Election to Defer.  To the extent provided by the Committee under this Plan or an applicable deferral plan established by the Company or a Subsidiary, the receipt of payment of cash or delivery of shares of Stock that would otherwise be due to a Participant pursuant to an Award hereunder, other than Options and SARs, may be deferred at the election of the Participant.  Any such deferral elections and the payment of any amounts so deferred shall be made in accordance with such rules and procedures as the Committee may establish under this Plan or the applicable deferral plan, which rules and procedures shall comply with Section 409A of the Code.

18.5    Code Section 409A.  This Plan is intended to comply and shall be administered in a manner that is intended to comply with Code Section 409A and shall be construed and interpreted in accordance with such intent.  To the extent that an Award or the payment, settlement or deferral thereof is subject to Code Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, including regulations or other guidance issued with respect thereto (collectively, “Section 409A”), except as otherwise determined by the Committee.  Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A.  In the case of amounts not intended to be deferrals of compensation subject to Section 409A, payment or settlement of amounts under such Awards shall occur not later than March 15 of the year following the year in which the Participant has a legally-binding right to payment or settlement.  In the case of amounts intended to be deferrals of compensation subject to Section 409A, the initial deferral election shall be made and become irrevocable not later than December 31 of the year immediately preceding the year in which the Participant first performs services related to such compensation, provided that the timing of such initial deferral election may be later as provided in Section 409A with respect to initial participation in the Plan and for “performance-based compensation” as defined under Section 409A.  If an amount payable under an Award as a result of the separation from service (other than due to death) occurring while the Participant is a “specified employee” constitutes a deferral of compensation subject to Section 409A, then payment of such amount shall not occur until six (6) months and a day after the date of Participant’s “separation from service” except as permitted under Section 409A.

***

VIEW MATERIALS & VOTE w SCAN TO 8750 WEST BRYN MAWR AVENUE, SUITE 1300 CHICAGO, ILLINOIS 60631 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above. Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2021 for shares held in an employee benefit plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/FMBI2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 16, 2021 for shares held in an employee benefit plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D37328-P51539 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. FIRST MIDWEST BANCORP, INC. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED UNDER PROPOSAL 1, AND "FOR" PROPOSALS 2, 3 AND 4. For Against Abstain 1. Election of Directors: For Against Abstain 1a. Barbara A. Boigegrain 1b. Thomas L. Brown 1j. Michael J. Small 1c. Phupinder S. Gill 1k. Stephen C. Van Arsdell 1d. Kathryn J. Hayley 1e. Peter J. Henseler 2. Approval of the Amendment and Restatement of the First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan. 1f. Frank B. Modruson 3. Approval of an advisory (non-binding) resolution regarding the compensation paid in 2020 to First Midwest Bancorp, Inc.’s named executive officers. 1g. Ellen A. Rudnick 1h. Mark G. Sander 4. Ratification of the appointment of Ernst & Young LLP as First Midwest Bancorp, Inc.’s independent registered public accounting firm for the year ending December 31, 2021. 1i. Michael L. Scudder NOTE: In their discretion, the proxies named on the front of this proxy card are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve. Please sign this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders on May 19, 2021: The Annual Report on Form 10-K, Notice of Annual Meeting of Stockholders and Proxy Statement and Telephone/Internet Voting Instructions are available at www.proxyvote.com D37329-P51539 Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders to be Held on May 19, 2021, 9:00 AM Central Time at www.virtualshareholdermeeting.com/FMBI2021 The undersigned stockholder(s) hereby appoints Patrick S. Barrett and Nicholas J. Chulos, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this proxy card, all shares of common stock of First Midwest Bancorp, Inc. held of record by the undersigned on March 26, 2021, at the 2021 Annual Meeting of Stockholders to be held on May 19, 2021 and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2021 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the 2020 Annual Report to Stockholders is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, it will be voted in accordance with the recommendations of the Board of Directors for each Proposal, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. If the shares represented by this proxy are issued to or held for the account of the undersigned under one of the Company’s employee benefit plans, then the undersigned hereby directs the trustee to vote such shares as designated on the reverse side of this proxy card. Continued and to be signed on the reverse side